UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (RULE 14a-101)

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SciQuest, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 24, 2016

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of SciQuest, Inc., a Delaware corporation, or the Company, to be held on July 26, 2016 at 9:00 a.m. Eastern Time, at the Company’s headquarters, located at 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560.

The board of directors of the Company has unanimously approved a merger agreement providing for the merger of the Company with AKKR Green Merger Sub, Inc., a wholly-owned subsidiary of AKKR Green Parent, LLC, which we refer to as Parent. If the merger contemplated by the merger agreement is completed, you, as a Company stockholder, will be entitled to receive $17.75 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own at the consummation of the merger (unless you properly exercise, and do not effectively withdraw or lose or fail to perfect, appraisal rights with respect to your shares). RGM Capital, LLC, a stockholder owning approximately 9.6% of our outstanding common stock, has entered into a voting agreement pursuant to which it has agreed to vote its shares that it continues to beneficially own as of the record date for the special meeting “FOR” the approval of the proposal to adopt the merger agreement. Affiliates of Parent own approximately 4.9% of our outstanding common stock.

At the special meeting of our stockholders, you will be asked to consider and vote upon (i) a proposal to adopt the merger agreement; (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and (iii) a proposal to approve, on a non-binding advisory basis, “golden parachute” compensation (as defined in the regulations of the Securities and Exchange Commission, or the SEC) payable to certain of our executive officers in connection with the consummation of the merger.

Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of, the Company and its stockholders and has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company unanimously recommends that you vote “FOR” the approval of the proposal to adopt the merger agreement; “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation payable to certain of our executive officers in connection with the consummation of the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon.

If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock, following the instructions provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock “FOR” the approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the SEC.

If you have any questions or need assistance voting your shares of common stock, please call Georgeson LLC, our proxy solicitor, at (800) 457-0759.

Thank you in advance for your cooperation and continued support.

Sincerely,

Stephen J. Wiehe

President and Chief Executive Officer

The proxy statement is dated June 24, 2016, and is first being mailed to our stockholders on or about June 27, 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SCIQUEST, INC.

3020 Carrington Mill Blvd., Suite 100

Morrisville, North Carolina 27560

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On July 26, 2016

To the Stockholders of SciQuest, Inc.:

A special meeting of stockholders of SciQuest, Inc., a Delaware corporation, referred to as the Company, will be held at the Company’s headquarters, located at 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560, on July 26, 2016, beginning at 9:00 a.m. Eastern Time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 30, 2016, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, AKKR Green Parent, LLC, a Delaware limited liability company, which we refer to as Parent, and AKKR Green Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. To consider and vote on a proposal to approve, on a non-binding advisory basis, “golden parachute” compensation (as defined in the regulations of the Securities and Exchange Commission, which we refer to as the SEC) payable to certain of our executive officers in connection with the consummation of the merger.

Only stockholders of record as of the close of business on June 21, 2016, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of common stock you own.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet and do not attend and vote at the special meeting in person, your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock through a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee in order to vote.

Our board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of, the Company and its stockholders and has approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation payable to certain of our executive officers in connection with the consummation of the merger.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement, who hold shares of common stock on the date the written demand for appraisal is made and continue to hold shares of common stock of record through the effective time will have the right to seek appraisal of the fair value of their shares of common stock of the Company if they deliver a demand for appraisal before the stockholder vote to approve the proposal to adopt the merger agreement is taken at the special meeting and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and provided in their entirety in Section 262 of the General Corporation Law of the State of Delaware, which is attached as Annex C of the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKERAGE FIRM OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THAT STOCKHOLDER OF RECORD.

By Order of the Board of Directors,

Jennifer G. Kaelin

Secretary and Chief Financial Officer

Morrisville, North Carolina

June 24, 2016

i

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the documents referred to in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 92.

Parties to the Merger (Page 23)

SciQuest, Inc., or the Company, we, us or SciQuest, provides leading cloud-based business automation solutions for spend management. The Company’s solutions include spend analytics solutions that cleanse and classify spend data from a wide variety of sources and formats putting data and analytics to work to drive and measure cost savings, sourcing solutions that create events, manage bids and award contracts automatically to simplify and optimize the bidding process, supplier management solutions that facilitate on-boarding, maintaining and managing supplier relationships and give visibility into which suppliers are best able to support goals, contract lifecycle management solutions that automate the complete contract lifecycle from contract authoring, automated workflow approvals to a fully searchable archive of executed contracts, procurement solutions that automate the purchasing process and drive contract compliance, inventory management solutions that facilitate finding, sourcing and tracking chemicals and research initiatives, enhance control over spending decisions and improve compliance and risk management. By simplifying and streamlining cumbersome, tedious, and often manual, processes and creating a comprehensive view of spending and compliance across the organization, organizations can identify and capitalize on opportunities to reduce costs by gaining control over suppliers, contracts, purchases and payments. The Company is headquartered in Morrisville, North Carolina.

AKKR Green Parent, LLC, which we refer to as Parent, was formed on May 20, 2016, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.

AKKR Green Merger Sub, Inc., which we refer to as Merger Sub, is a wholly-owned direct subsidiary of Parent and was formed on May 20, 2016, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.

Parent and Merger Sub are each affiliated with (i) Accel-KKR Capital Partners IV, LP, which we refer to as Fund IV, (ii) Accel-KKR Capital Partners V, LP, which we refer to as Fund V, (iii) Accel-KKR Capital Partners IV Strategic Fund, LP, which we refer to as Strategic Fund IV and (iv) Accel-KKR Capital Partners V Strategic Fund, LP, which we refer to as Strategic Fund V, and together with Fund IV, Fund V and Strategic Fund IV, the Accel-KKR Funds. In connection with the transactions contemplated by the merger agreement, the Accel-KKR Funds have provided to Parent an equity commitment of up to $363,875,918, which we refer to as the financing commitment, which, together with approximately $130,000,000 of cash available to the Company, will be available to fund the aggregate purchase price (taking into account the cancellation of the shares held by the Accel-KKR Funds for no consideration) and the other payments contemplated by the merger agreement. Parent, Merger Sub and the Accel-KKR Funds are affiliated with Accel-KKR, which we refer to as AKKR. AKKR is a leading private equity firm focused on investments in mid-market software- and technology-enabled services firms.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of May 30, 2016, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

The Special Meeting (Page 25)

Time, Place and Purpose of the Special Meeting (Page 25)

The special meeting will be held on July 26, 2016, starting at 9:00 a.m. Eastern Time, at the Company’s headquarters, located at 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560. At the special meeting, holders of our common stock, par value $0.001 per share, which we refer to as the common stock, will be asked the following:

•	to approve the proposal to adopt the merger agreement;

•	to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

•	to approve, on a non-binding advisory basis, the “golden parachute” compensation (as defined in the regulations of the Securities and Exchange Commission, which we refer to as the SEC) payable to certain of our executive officers in connection with the consummation of the merger as described in this proxy statement.

Record Date and Quorum (Page 25)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on June 21, 2016, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were 27,779,610 shares of common stock outstanding and entitled to vote at the special meeting. One-third of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. If a quorum is not represented at the special meeting, the chairman of the meeting or the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the meeting to reconvene at another time at the same or some other place, without notice if the place, if any, date and time thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or a new record date is fixed. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Vote Required (Page 25)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and approval of the non-binding advisory proposal regarding “golden parachute” compensation each requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting. The vote to approve the “golden parachute” compensation is advisory only and will not be binding on the Company or Parent and is not a condition to completion of the merger.

In connection with the merger agreement, Parent entered into a voting agreement with RGM Capital, LLC, which we refer to as RGM, a stockholder that owns approximately 2,679,811 shares of common stock,

representing approximately 9.6% of our outstanding common stock. Pursuant to the voting agreement, RGM has agreed to vote its shares that it continues to beneficially own as of the record date for the special meeting “FOR” the approval of the proposal to adopt the merger agreement. Affiliates of Parent own 1,348,322 shares of common stock, representing approximately 4.9% of our outstanding common stock.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 886,034 shares of common stock (not including any shares of common stock deliverable upon exercise or vesting of any options or restricted stock unit awards), representing approximately 3.2% of the outstanding shares of common stock.

Proxies and Revocation (Page 28)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will have no effect on the proposal to adjourn the special meeting or the non-binding advisory proposal regarding “golden parachute compensation.”

You have the right to revoke a proxy, whether delivered by telephone, over the Internet, or by mail, at any time before it is exercised, by signing and returning a proxy card with a later date, revoking your proxy by telephone or the Internet, or by giving written notice of revocation to our Secretary, which must be filed with our Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your bank, brokerage firm or other nominee on how to vote your shares of common stock, please refer to the instructions provided by your bank, brokerage firm or other nominee regarding the procedures for changing or revoking your voting instructions.

The Merger (Page 30)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business as a wholly-owned subsidiary of Parent. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 30)

In the merger, each outstanding share of common stock (excluding shares held by Parent, Merger Sub, the Company and its direct or indirect wholly-owned subsidiaries or holders who have properly exercised, and not effectively withdrawn or lost or failed to perfect, the appraisal rights described in the section entitled “Appraisal Rights” beginning on page 87) will be converted into the right to receive $17.75 in cash, which amount we refer to as the per share merger consideration, without interest, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page 38)

After consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” beginning on page 38, the board of directors of the Company, which we refer to as the board of directors, unanimously determined that the merger is advisable, fair to and in the best interests of, the Company and its stockholders, has approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that our stockholders vote in favor of the approval and adoption of the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be different from or in addition to yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 53.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Opinion of the Company’s Financial Advisor (Page 41)

In connection with the merger, the Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated, referred to as Stifel, delivered an opinion, dated May 30, 2016, to the Company’s board of directors as to the fairness, from a financial point of view and as of such date, to the holders of shares of the Company’s common stock of the per share merger consideration in the merger pursuant to the terms of the merger agreement. The full text of Stifel’s opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Stifel’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of the Company’s common stock are encouraged to read Stifel’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stifel in connection with its opinion. Stifel’s opinion was addressed to the Company’s board of directors, was only one of many factors considered by the Company’s board of directors in its evaluation of the merger and only addresses the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration, without interest, less any applicable withholding taxes, to be received in the merger by holders of the Company’s common stock (other than the Company, Parent, Merger Sub or any other wholly-owned subsidiary of the Company or holders who are entitled to and properly demand an appraisal of their shares of the Company’s common stock). Stifel’s opinion does not address the relative merits of the merger as compared to other transactions or strategies that might be available to the Company or the underlying business decision of the Company to proceed with the merger and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to any matter relating to the merger.

Interests of Certain Persons in the Merger (Page 53)

When considering the recommendation of our board of directors, you should be aware that our executive officers and directors have interests in the merger that are different from or in addition to your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the Company’s stockholders adopt the merger agreement. These interests include the following:

•	As of June 6, 2016, our directors and executive officers held and are entitled to vote, in the aggregate, 1,891,514 shares of the Company’s common stock, representing approximately 6.8% of the voting power of the outstanding shares entitled to vote on the adoption of the merger agreement. The merger agreement provides that each holder of shares of the Company’s common stock, including the Company’s directors and executive officers, will be entitled to receive the per share merger consideration for each share of the Company’s common stock held immediately prior to the effective time. Additional details of the beneficial ownership of the Company’s common stock of the Company’s directors and executive officers are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 85.

•	Equity awards held by our directors and executive officers will be treated in accordance with the section of this proxy statement entitled “The Merger Agreement—Treatment of Common Stock and Equity Awards” beginning on page 66.

•	Pursuant to the Company’s Change of Control Severance Plan, which we refer to as the Severance Plan, Mr. Wiehe, our Chief Executive Officer, Ms. Kaelin, our Chief Financial Officer, and Mr. Collingsworth, our General Counsel and Vice President of Corporate Development, are eligible to receive certain severance payments and other benefits upon their termination by the Company without “cause” within 24 months following the merger or their resignation for “good reason” within 12 months following the merger, as well as accelerated vesting of their outstanding unvested equity awards (other than their performance-based restricted stock units, which we refer to as PSUs, which are governed by the generally applicable terms of the merger agreement with respect to PSUs) upon the consummation of the merger. Additional details regarding these severance payments and benefits and equity acceleration are set out in the section of this proxy statement entitled “The Merger—Interests of Certain Persons in the Merger—Change of Control Severance Plan” beginning on page 55.

Golden Parachute Compensation (Page 57)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 14a-21(c) under the Exchange Act, stockholders have the opportunity to cast a non-binding advisory vote with respect to certain payments that may be made to certain of the Company’s executive officers in connection with the consummation of the merger, which we refer to as “golden parachute” compensation (as defined by the regulations of the SEC). The board of directors recommends that you vote “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Approval of the non-binding advisory proposal regarding “golden parachute” compensation requires the affirmative vote of a majority of the votes cast by the holders of shares of the Company’s common stock present, in person or by proxy, at the special meeting and entitled to vote at the special meeting.

The vote on “golden parachute” compensation is separate and apart from the vote to adopt the merger agreement or to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You may vote to adopt the merger agreement and vote against the “golden parachute” compensation proposal and vice versa. Approval of this proposal is also not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is only an advisory vote and will not be binding on the Company or Parent.

Therefore, regardless of whether stockholders vote in favor of the “golden parachute” compensation, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to the Company’s executive officers in accordance with the merger agreement and, with respect to benefits under the Severance Plan, the terms of the Severance Plan.

Voting Agreement (Page 59)

In connection with the merger agreement, Parent entered into a voting agreement with RGM, a stockholder that owns approximately 2,679,811 shares of common stock, representing approximately 9.6% of our outstanding shares of common stock. Pursuant to the voting agreement, RGM has agreed, among other things, to vote all of its shares that it continues to beneficially own as of the record date for the special meeting in favor of the proposal to adopt the merger agreement and against any acquisition proposal (as defined in section entitled “The Merger Agreement—Solicitation of Acquisition Proposals”).

Financing of the Merger (Page 59)

We anticipate that the total amount of funds necessary at closing to complete the merger and the related transactions will be approximately $488,881,029. This amount includes the funds needed to: (1) pay stockholders the amounts due under the merger agreement (excluding shares held directly or indirectly by the Accel-KKR Funds, which will be transferred to Parent and cancelled in the merger for no consideration); (2) make payments in respect of our outstanding equity-based awards pursuant to the merger agreement (excluding that portion of the PSU awards that will become payable in the future as described in the section entitled “The Merger—Interests of Certain Persons in the Merger”); and (3) pay all fees and expenses payable under the merger agreement.

In connection with the merger, Parent has entered into an equity commitment letter, dated as of May 30, 2016, with the Accel-KKR Funds, pursuant to which the Accel-KKR Funds agreed to contribute an aggregate amount of up to $363,875,918 to Parent for purposes of consummating the transactions contemplated by the merger agreement which, together with approximately $130,000,000 of cash available to the Company, will be sufficient to fund the transactions contemplated by the merger agreement.

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Certain Material U.S. Federal Income Tax Consequences of the Merger (Page 60)

The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger generally will recognize capital gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger (including any cash required to be withheld for tax purposes) and the adjusted tax basis in their shares of common stock. Any gain realized on the exchange by non-U.S. holders generally will not be subject to U.S. federal income tax. Backup withholding may also apply to the cash payments made pursuant to the merger unless the payee provides the required information and certification and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 for a definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or non-U.S. taxes, as the tax consequences of the merger to you may depend on your own unique facts surrounding your ownership of the shares.

Regulatory Approvals (Page 63)

Under the terms of the merger agreement, the merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, has expired or been earlier terminated. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the applicable waiting period has expired or been earlier terminated. Parent and the Company each filed a notification and report form on June 10, 2016. On June 22, 2016, the FTC granted early termination of the applicable waiting period. As a result, the condition to the closing of the merger relating to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied.

The Merger Agreement (Page 65)

Treatment of Common Stock and Equity Awards (Page 66)

Common Stock

At the effective time, each outstanding share of the Company’s common stock (except for certain shares described in the next paragraph) will be converted into the right to receive $17.75, without interest, less any applicable withholding taxes.

Any shares of the Company’s common stock owned directly by Parent or Merger Sub, or held by any direct or indirect wholly-owned subsidiary of the Company, immediately prior to the effective time, will be automatically cancelled without payment of consideration. Prior to the merger, the Accel-KKR Funds will transfer to Parent all shares directly or indirectly owned by them. Shares of the Company’s common stock owned by stockholders who have not voted in favor of the adoption of the merger agreement or consented thereto in writing and who have properly exercised, and not effectively withdrawn or lost or failed to perfect, appraisal rights in accordance with, and who have complied with, Section 262 of the DGCL will not be entitled to receive the per share merger consideration. Such stockholders will instead be entitled to payment of the fair value of their shares of common stock in accordance with the provisions of the DGCL as described under the section entitled “Appraisal Rights” beginning on page 87.

Stock Options

At the effective time, and except as agreed between Parent and any holder thereof, each outstanding and unexercised stock option granted under the Company’s equity incentive plans that is vested as of immediately prior to the effective time or that vests solely as a result of the merger will be cancelled and will only entitle the holder of such option to receive an amount in cash equal to the product of (i) the total number of shares subject to such stock option immediately prior to the effective time and (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such stock option, less applicable taxes required to be withheld with respect to such payment. At the effective time, each stock option that is not vested as of immediately prior to the effective time or that does not vest solely as a result of the merger will be cancelled and forfeited for no consideration.

RSU Awards

At the effective time, and except as agreed between Parent and any holder thereof, each outstanding restricted stock unit, which we refer to as RSU, award granted under the Company’s equity incentive plans that is vested as of immediately prior to the effective time or that vests solely as a result of the merger will be cancelled and will only entitle the holder of such RSU to receive an amount in cash equal to the product of (i) the total number of shares subject to such RSU and (ii) the per share merger consideration, less applicable taxes required to be withheld with respect to such payment. At the effective time, each RSU that is not vested as of immediately prior to the effective time or that does not vest solely as a result of the merger will be cancelled and forfeited for no consideration.

PSU Awards

At the effective time, and except as agreed between Parent and any holder thereof, each outstanding PSU award granted under the Company’s equity incentive plans will be cancelled and will only entitle the holder of such PSU to receive an amount in cash equal to the product of (i) the total number of “earned units” as determined in accordance with the change of control provisions of the applicable PSU agreement based upon actual performance through the “adjusted performance period” (as such terms are defined in the applicable PSU agreement, and summarized in the section of this proxy statement entitled “The Merger—Interests of Certain Persons in the Merger—Equity Compensation Awards” beginning on page 53) and (ii) the per share merger consideration, less applicable taxes required to be withheld with respect to such payment, which consideration will vest and be payable in accordance with the terms of the PSU agreement underlying the applicable PSU award, and will be subject to any service-based vesting requirements set forth in such PSU agreements, as described in greater detail in the section of this proxy statement entitled “The Merger—Interests of Certain Persons in the Merger—Equity Compensation Awards” beginning on page 53. At the effective time, each portion of a PSU award that is not an “earned unit” will be cancelled and forfeited for no consideration.

Company Stock Plans

Prior to the effective time, the Company will take all actions necessary to terminate the Company’s Employee Stock Purchase Plan, which we refer to as the ESPP, and all equity compensation plans of the Company.

Solicitation of Acquisition Proposals (Page 73)

From the date of the merger agreement until 11:59 p.m. Eastern Time on June 24, 2016, which we refer to as the go-shop period, we, our subsidiaries and our representatives had, subject to certain conditions, the right to:

•	initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an acquisition proposal, including by way of providing non-public information pursuant to acceptable confidentiality agreements; provided, that:

•	a copy of such acceptable confidentiality agreement is provided to Parent promptly (and in any event within twenty-four (24) hours) after execution thereof;

•	the Company promptly (and in any event within twenty-four (24) hours thereafter) provides to Parent any material non-public information concerning the Company or its Subsidiaries that the Company provides to any person, but only if and to the extent such information was not previously made available to Parent;

•

the Company and its representatives withhold such portions of the information and data to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature from any direct competitor, supplier or customer of the Company or any of its subsidiaries or any person known to the Company or its financial advisor to be an affiliate of any of the foregoing (unless otherwise known, the Company is not required to conduct any diligence other than requesting a written confirmation from such person that they do not have such an affiliate) (which we collectively refer to as the Restricted Bidders), except to a Restricted Bidder who has:

•	submitted a bona fide written acquisition proposal that is not withdrawn and that did not result from a breach of the Company’s obligations with respect to soliciting or entertaining alternative acquisition proposals and that constitutes a superior proposal; and

•	certified to the Company in writing that it has substantially completed legal, financial and accounting due diligence (other than with respect to such withheld information and data); and

•	in such case, such disclosure is subject to an acceptable confidentiality agreement and pursuant to customary “clean-room” or other appropriate procedures; and

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person or groups of persons with respect to any acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals.

We, our subsidiaries and our respective representatives must immediately cease any discussions or negotiations with any person (except as noted below with respect to an excluded party) with respect to, or that could reasonably be expected to lead to, an acquisition proposal immediately after the expiration of the go-shop period and must promptly after the expiration of the go-shop period request the return or destruction of all confidential information from any person who has received non-public information or otherwise entered into a confidentiality or similar agreement in connection with a potential acquisition proposal in the 12 months prior to June 25, 2016.

From 12:01 a.m. (Eastern Time) on June 25, 2016, which we refer to as the no-shop period start date, until the effective time or, if earlier, the valid termination of the merger agreement, we, our subsidiaries and our respective representatives may not (except as noted below with respect to an excluded party):

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, any acquisition proposal;

•	engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, or that could reasonably be expected to lead to, any acquisition proposal;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal; or

•	resolve to do any of the foregoing.

However, the Company is permitted to take any of the actions noted in the above four bullets with any person or group of persons from whom the Company has received a bona fide written acquisition proposal during the go-shop period that did not result from a breach of the provisions of the merger agreement with respect to soliciting or entertaining alternative acquisition proposals, which such written acquisition proposal the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel and a nationally-recognized financial advisor) constitutes a superior proposal and who are actively engaged in discussions or negotiations with the Company or its representatives with respect to such acquisition proposal as of the expiration of the go-shop period (which we refer to as an excluded party), until the earlier of 11:59 p.m. on July 9, 2016 and the date that such person ceases to be an excluded party, subject to compliance with disclosure restrictions described in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals.” The go-shop period has expired and there are no excluded parties under the merger agreement.

In addition, at any time following the no-shop period start date and prior to receipt of the requisite stockholder approval, if the Company receives a bona fide written acquisition proposal (or an amendment or modification thereto) from any person that is not withdrawn and that did not result from a breach of the Company’s obligations with respect to soliciting or entertaining alternative acquisition proposals, and prior to taking any action described below, (x) the board of directors of the Company (or an authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and (y) the board of directors of the Company (or an authorized committee thereof) has determined in good faith (after consultation with its outside legal counsel and a nationally-recognized financial advisor) that such acquisition proposal constitutes a superior proposal (and the Company immediately, and in any event within twenty-four (24) hours, notifies Parent of such determination), the Company and its representatives may:

•	provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by the person making such acquisition proposal, if the Company receives from such person an executed acceptable confidentiality agreement, subject to certain limitations described in the section of this proxy statement entitled “The Merger Agreement—Solicitation of Acquisition Proposals”; and

•	engage or participate in any discussions or negotiations with such person.

Except as expressly permitted by the merger agreement, the board of directors of the Company shall not change its recommendation, authorize, cause or permit the Company or any of its subsidiaries to enter into an alternative acquisition agreement or similar document, approve any transaction under, or any person becoming an “interested stockholder” under, any applicable takeover statute or grant any waiver, amendment or release under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement except to the extent necessary to allow the counterparty thereof to make a private acquisition proposal to the board of directors in accordance with the merger agreement.

At any time after the expiration of the go-shop period but prior to receipt of the requisite stockholder approval, if the Company’s board of directors receives a superior proposal that is not subject to due diligence, the board of directors determines in good faith, after consultation with its outside counsel, that failure to take action in response to such superior proposal would be inconsistent with its fiduciary duties under applicable law, and the Company has not breached its obligations with respect to soliciting or entertaining alternative acquisition proposals or its obligations to prepare and file the proxy statement and call the special stockholders meeting, then the Company may terminate the merger agreement provided that immediately prior to or substantially concurrently with such termination of the merger agreement the Company pays Parent or its designee the termination fee discussed in the section entitled “The Merger Agreement—Termination Fee Payable by the Company” and, prior to such termination, the following requirements are met:

•	the Company notifies Parent of its intent to terminate the merger agreement in writing at least five business days in advance, including the identity of the party making the superior proposal and the material terms of such proposal and, unless previously delivered to Parent, attaching the most current version of such agreement;

•	after providing such notice and prior to terminating the merger agreement with respect to such superior proposal, the Company negotiates in good faith on an exclusive basis with Parent (to the extent that Parent desires to negotiate) during such five business day period to make such revisions to the terms of the merger agreement as would permit the board of directors not to terminate the merger agreement and the financing commitment in response to such superior proposal; and

•	the board of directors has considered in good faith any changes to the merger agreement and the financing commitment and has determined in good faith that such superior proposal would continue to constitute a superior proposal that is not subject to due diligence if such changes offered by Parent were given effect.

In the event that the superior proposal is thereafter modified by the party making such superior proposal, the Company will provide written notice of such modified superior proposal to Parent and will again comply with the three bullets above and provide Parent with an additional notice prior to terminating the merger agreement with respect to such superior proposal (and shall do so for each subsequent modification).

Prior to the receipt of the requisite stockholder approval, the board of directors of the Company may make a change in its recommendation as a result of a material change, event, occurrence, state of facts or development since the date of the merger agreement with respect to the Company or its subsidiaries, that (a) is materially and disproportionately more favorable to the financial condition and results of operations of the Company and its subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (b) was neither known to the board of directors of the Company or officers of the Company nor reasonably foreseeable as of or prior to the date of the merger agreement and (c) did not arise from the operation of the Company and its subsidiaries in the ordinary course of business (that is not (x) receipt by the Company of an acquisition proposal, (y) any change in law or GAAP or (z) changes in the market price or trading volume of shares of the Company’s common stock or the fact that, in and of itself, the Company exceeds internal or public projections or forecasts or estimates of revenues or earnings for any period), which we refer to as an intervening event, if (i) it determines in good faith (after consultation with its outside counsel) that the failure to make a change in its recommendation in light of such intervening event would be inconsistent with its fiduciary duties under applicable law, (ii) the Company has not breached its obligations with respect to soliciting or entertaining alternative acquisition proposals or its obligations to prepare and file the proxy statement and call the special stockholders meeting, (iii) the Company notifies Parent in writing, at least five business days in advance that it intends to make such change of recommendation in connection with such intervening event, which notice specifies the nature of the intervening event in reasonable detail, (iv) after providing such notice, the Company negotiates with Parent during such five business day period (to the extent Parent desires to negotiate) to make revisions to the merger agreement and the financing commitment, and (v) the board of directors considers again in good faith any changes to the merger agreement and the financing commitment and determines again in good faith that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law if such changes offered by Parent were to be given effect.

Termination (Page 81)

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time only as follows:

•	by the mutual written consent of the Company and Parent;

•	by either of the Company or Parent if:

•	the merger has not been consummated by October 27, 2016 (whether such date is before or after the merger agreement has been adopted by our stockholders);

•	our stockholders have not adopted the merger agreement at a special stockholders meeting (as it may be adjourned or postponed) at which a vote has been taken on the adoption of the merger agreement; or

•	any injunction permanently restraining, enjoining or otherwise prohibiting consummation of the merger or any of the other transactions contemplated by the merger agreement shall have become final and non-appealable (whether before or after the merger agreement has been adopted by our stockholders);

•	by the Company if:

•	at any time prior to the adoption of the merger agreement by our stockholders, if:

•	substantially concurrently with such termination of the merger agreement, the board of directors of the Company authorizes the Company to enter into definitive transaction documentation providing for a superior proposal that is not subject to due diligence;

•	substantially concurrently with the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal;

•	immediately prior to or substantially concurrently with such termination of the merger agreement the Company pays Parent or its designee the termination fee discussed in the section entitled “The Merger Agreement—Termination Fee Payable by the Company”; and

•	the Company has not breached its obligations with respect to soliciting or entertaining alternative acquisition proposals or its obligations to prepare and file the proxy statement and call the special stockholders meeting; or

•	if the Company is not in material breach of the merger agreement, there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement such that certain conditions set forth in the merger agreement would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) October 27, 2016.

•	by Parent if:

•	at any time any of the following events has occurred, which we refer to as triggering events:

•	the Company’s board of directors fails to include the recommendation of the board of directors that the Company’s stockholders approve and adopt the merger agreement in its proxy statement or the Company’s board of directors has made a change in its recommendation or approves, recommends or endorses (or in the case of a tender offer or exchange offer, fails to recommend rejection of within ten business days) an acquisition proposal or resolves or publicly proposes to do any of the foregoing;

•	the Company fails to publicly reaffirm its board of directors’ recommendation in favor of the merger by the earlier of ten business days after receipt of a written request from Parent to do so and two business days prior to the special stockholders meeting;

•	the Company provides notice to Parent of its intent to terminate the merger agreement to accept a superior proposal or to make a change in its recommendation in light of an intervening event; or

•	the Company fails (or is deemed to have failed) to comply with the solicitation provisions of the merger agreement as discussed in the section entitled “The Merger Agreement—Solicitation of Acquisition Proposals,” or its obligations regarding the filing of this proxy statement or the calling of the special meeting, except if such failure to comply is unintentional and immaterial (failure to meet any express deadlines set forth in the solicitation provisions will be deemed to constitute a material breach); or

•	if Parent and Merger Sub are not in material breach of the merger agreement, there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement such that certain conditions set forth in the merger agreement would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company and (ii) October 27, 2016.

Termination Fee Payable by the Company (Page 83)

We must pay a termination fee to Parent or its designee under the following circumstances:

•	in the event that:

•	the merger agreement is terminated by the Company or Parent as a result of failure to consummate the merger before October 27, 2016, is terminated by the Company or Parent as a result of failure of the Company’s stockholders to approve and adopt the merger agreement or by Parent as a result of the Company’s willful breach or failure to perform any of its representations, warranties, covenants or agreements in the merger agreement (such that certain conditions set forth in the merger agreement would not be satisfied and such breach is not curable or if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by Parent to the Company and (ii) October 27, 2016);

•	any person shall have made a bona fide acquisition proposal prior to such termination; and

•	within 12 months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, any acquisition proposal, provided that for purposes of the foregoing, the references to “20%” in the definition of acquisition proposal shall be deemed to be references to “50%”;

•	if Parent has terminated the merger agreement because any of the triggering events described in the section entitled “The Merger Agreement—Termination” have occurred; or

•	if the Company has terminated the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal that is not subject to diligence.

The termination fee payable by us is (i) $9,660,000, if we terminate the merger agreement prior to the expiration of the go-shop period based on a superior proposal, (ii) $39,670,000, if Parent terminates the merger agreement as a result of the occurrence of any of the triggering events in connection with an intervening event and (iii) $19,840,000 in all other circumstances. We have also agreed to reimburse Parent or its designee for up to $3,810,000 of its out-of-pocket expenses in connection with the merger agreement (including all reasonable expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) under circumstances where the termination fee is payable, or if either the Company or Parent terminates the merger agreement as a result of failure of the Company’s stockholders to adopt the merger agreement or Parent terminates the merger agreement as a result of the Company’s breach or failure to perform any of its representations, warranties, covenants or agreements in the merger agreement (such that certain conditions set forth in the merger agreement would not be satisfied and such breach is not curable or if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by Parent to the Company and (ii) October 27, 2016). Payment of the termination fee and expense reimbursement is Parent’s and Merger Sub’s exclusive remedy for any termination of the merger agreement under circumstances where the termination fee is payable and actually paid.

Market Price of Common Stock (Page 84)

The Company’s common stock trades on the NASDAQ Global Market, which we refer to as NASDAQ, under the symbol “SQI.” The closing price of the common stock on NASDAQ on May 27, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $13.27 per share. The per share merger consideration approximately represents a 34% premium to the closing price on May 27, 2016. On June 24, 2016, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on NASDAQ was $17.59 per share. The market price for our common stock may fluctuate prior to the effective time. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 87)

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger, provided that stockholders comply precisely with the requirements set forth in Section 262 of the DGCL. With appraisal rights, you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of accepting the per share merger consideration if you properly exercise your appraisal rights, and do not effectively withdraw or lose or fail to perfect your appraisal rights. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken to adopt the merger agreement at the special meeting of the stockholders and you must not submit a proxy in favor of or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow precisely the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 87 and the text of Section 262 of the DGCL reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to consider pursuing appraisal rights should consult their legal and financial advisors.

Delisting and Deregistration of Common Stock (Page 91)

If the merger is completed, the Company’s common stock will be delisted from NASDAQ and deregistered under the Exchange Act. As such, we would no longer file reports with the SEC on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the documents referred to in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 92.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into us, and we will continue as the surviving corporation. We refer to this transaction as the merger. As a result of the merger, we will become a wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act, we will no longer file reports with the SEC on account of our common stock, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $17.75 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised, and not withdrawn or lost or failed to perfect, your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $1,775.00 in cash in exchange for your shares of common stock, without interest, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of the common stock prior to announcement of the merger?

A.	The per share merger consideration approximately represents a 34% premium to the closing price of our common stock on the NASDAQ Global Select Market on May 27, 2016, the last trading day prior to the public announcement of the execution of the merger agreement.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed during the third quarter of 2016. Failure to meet those closing conditions or other factors outside of our control could delay completion of the merger or prevent us from completing the merger altogether. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, we will remain an independent public company, and our common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, we may be required to pay to Parent a fee and/or reimburse expenses with respect to the termination of the merger agreement, as described under the section entitled “The Merger Agreement—Termination Fee Payable by the Company” beginning on page 83.

Q.	Is the merger expected to be taxable to me?

A.	The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of common stock in the merger, you will recognize gain or loss in an amount equal to the difference, if any, between the cash payments made with respect to your shares pursuant to the merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in your shares of common stock. Any gain realized on the exchange by non-U.S. holders generally will not be subject to U.S. federal income tax. Backup withholding may also apply to the cash payments made pursuant to the merger unless the payee provides the required information and certification and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or non-U.S. taxes, as the tax consequences of the merger to you may depend on your own unique facts surrounding your ownership of the shares.

Q:	Do any of our directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the adoption of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, including the “golden parachute” compensation payable to certain of our executive officers in connection with the consummation of the merger and, as applicable, certain terminations of their employment following the consummation of the merger. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 53.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of the common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of our stockholders will be held on July 26, 2016 at 9:00 a.m. Eastern Time, at the Company’s headquarters, located at 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You are also being asked to consider and vote, on a non-binding advisory basis, on a proposal to approve the “golden parachute” compensation (as defined in the regulations of the SEC) payable to certain of the Company’s executive officers in connection with the consummation of the merger.

Q.	What vote is required for our stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of common stock, failure to submit a proxy or vote in person at the special meeting, abstaining, or failure to provide your bank, brokerage firm or other nominee with instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. RGM, a stockholder owning approximately 9.6% of our outstanding common stock, has entered into a voting agreement pursuant to which it has agreed to vote its shares that it continues to beneficially own as of the record date for the special meeting “FOR” the approval of the proposal to adopt the merger agreement. Affiliates of Parent own approximately 4.9% of our outstanding common stock.

Q.	What vote is required for our stockholders to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the non-binding advisory proposal regarding “golden parachute” compensation?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies and the non-binding advisory proposal regarding “golden parachute” compensation each requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting. The vote to approve the “golden parachute” compensation is advisory only and will not be binding on the Company or Parent and is not a condition to completion of the merger.

If you fail to submit a proxy or to vote in person at the special meeting, or if you are not a stockholder of record and do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of the Company’s common stock will not be voted on these proposals. A failure to vote or an abstention will have no effect on the outcome of the adjournment proposal or the proposal regarding “golden parachute” compensation.

Q.	Who can vote at the special meeting?

A.	All of our holders of common stock of record as of the close of business on June 21, 2016, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.

One-third of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present. Broker non-votes, if any, are not counted as present for the purpose of determining whether a quorum is present. If a quorum is not represented at the special meeting, the chairman of the meeting or the holders of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have the power, by vote of a majority of the votes cast on a proposal to adjourn the meeting, to adjourn the meeting to reconvene at another time at the same or some other place, without notice if the place, if any, date and time thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or a new record date is fixed. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of common stock voted on matters presented at the special meeting in any of the following ways:

•	in person by attending the special meeting and casting your vote there; or

•	by submitting a proxy:

•	over the Internet by using the website noted on your proxy card;

•	by using the toll-free telephone number noted on your proxy card; or

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are not a stockholder of record, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the “stockholder of record.” We have sent this proxy statement, and your proxy card, directly to you. If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of the common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of our common stock by following their instructions for voting.

Q.	I am the beneficial owner of my shares of common stock, but my shares are held in “street name” by my bank, brokerage firm or other nominee. Will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	No. Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the instructions provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement. If you do not instruct your bank, brokerage firm or other nominee how to vote your shares of common stock as to the proposal to adjourn the special meeting or the proposal regarding “golden parachute” compensation, your shares of common stock will not be voted and will have no effect on the outcome of those proposals.

Q.	How can I change or revoke my vote?

A.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a different proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with our Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your bank, brokerage firm or other nominee on how to vote your shares of common stock, please refer to the instructions provided by your bank, brokerage firm or other nominee regarding the procedures for changing or revoking your voting instructions.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a proxy, to vote your shares of common stock. The written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card. We have designated Jennifer G. Kaelin and Stephen J. Wiehe, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your proxies) will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the proposals to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, with respect to the proposal to adopt the merger agreement will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions from the beneficial owner with respect to any one of the merger proposal, the proposal for “golden parachute” compensation or the adjournment proposal, but receives instructions with respect to one or more of the other such proposals.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the proposal regarding “golden parachute” compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, with respect to the proposal to adjourn the special meeting or the proposal to approve the “golden parachute” compensation will have no effect on the outcome of such proposals.

Q.	Who will count the votes?

A.	All votes will be counted by the independent inspector of election appointed for the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of our common stock in “street name” and also hold shares directly as a record holder or otherwise, you may receive more than one proxy card and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is June 21, 2016, which is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of common stock after the record date but before the special meeting, you will, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration or demand appraisal rights to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares of common stock through completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged Georgeson LLC, or Georgeson, to assist in the solicitation of proxies for the special meeting. The Company will pay Georgeson a base shareholder meeting fee of $12,500, a fee of $4,000 for institutional shareholder services and customary administrative fees for expenses related to calls made to or received from our stockholders. We will reimburse Georgeson for certain costs and expenses and will indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit a proxy promptly to ensure that your shares are represented and voted at the special meeting. If you hold your shares of common stock in your own name as the stockholder of record, please submit a proxy to have your shares of common stock voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; by using the telephone number printed on your proxy card; or by using the Internet instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	How can I attend the special meeting?

A.

If you wish to attend the special meeting, you may be asked to present photo identification. The special meeting is for the stockholders of the Company as of the record date. Accordingly, if you are a stockholder of record or hold a valid proxy appointment from a stockholder of record, we will verify your name (or the name of such stockholder) against the list of stockholders of record on the record date prior to your admission to the special meeting. If you are not a stockholder of record but your shares are held in street name by your bank, brokerage firm or other nominee, please bring and be prepared to provide upon request proof of beneficial ownership on the record date, such as your most recent account statement prior to June 21, 2016, or other similar evidence of ownership. We reserve the right to refuse admittance to the special meeting to any person that we cannot verify, through the foregoing methods, is a stockholder (or a proxy of a stockholder) of the Company as of the record date. The meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:30 a.m., local time. Please allow ample time for check-in procedures.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, you will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of common stock for the per share merger consideration. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of common stock?

A.	Yes. As a holder of common stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions , including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement. See the section entitled “Appraisal Rights” beginning on page 87.

Q.	What is householding and how does it affect me?

A.	If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of proxy materials, now or in the future, should submit this request by writing to SciQuest, Inc., 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560, Attention: Secretary. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Georgeson at (800) 457-0759.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on beliefs and assumptions of SciQuest’s management and on information currently available to SciQuest’s management and that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements include information concerning SciQuest’s possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities, the successful closing of the merger, effects of the merger, operations as a private company and the location of its headquarters and the effects of competition. Forward-looking statements consist of all statements that are not historical facts and can be identified by terms such as “accelerates,” “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, without limitation, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the possibility that the consummation of the merger described in this proxy statement does not occur or is delayed, either due to the failure of closing conditions, including approval of SciQuest’s stockholders, the failure to obtain required regulatory approvals or other reasons; (3) the risk that the merger disrupts current plans and operations or increases operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of the merger; (4) the outcome of any legal proceedings that may be instituted against SciQuest, Parent or others following announcement of the merger agreement and transactions contemplated therein; and (5) those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of SciQuest’s most recently filed Annual Report on Form 10-K and SciQuest’s subsequently filed Quarterly Reports on Form 10-Q. SciQuest urges you to consider those risks and uncertainties in evaluating its forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as otherwise required by the federal securities laws, SciQuest disclaims any obligation or undertaking to publicly release or otherwise provide any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in SciQuest’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PARTIES TO THE MERGER

The Company

SciQuest, Inc.

3020 Carrington Mill Blvd., Suite 100

Morrisville, North Carolina 27560

(919) 659-2100

SciQuest provides leading cloud-based business automation solutions for spend management. The Company’s solutions include spend analytics solutions that cleanse and classify spend data from a wide variety of sources and formats putting data and analytics to work to drive and measure cost savings, sourcing solutions that create events, manage bids and award contracts automatically to simplify and optimize the bidding process, supplier management solutions that facilitate on-boarding, maintaining and managing supplier relationships and give visibility into which suppliers are best able to support goals, contract lifecycle management solutions that automate the complete contract lifecycle from contract authoring, automated workflow approvals to a fully searchable archive of executed contracts, procurement solutions that automate the purchasing process and drive contract compliance, inventory management solutions that facilitate finding, sourcing and tracking chemicals and research initiatives, enhance control over spending decisions and improve compliance and risk management. By simplifying and streamlining cumbersome, tedious, and often manual, processes and creating a comprehensive view of spending and compliance across the organization, organizations can identify and capitalize on opportunities to reduce costs by gaining control over suppliers, contracts, purchases and payments. The Company is headquartered in Morrisville, North Carolina.

Information about the Company can be found at www.sciquest.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find More Information” beginning on page 92. The Company’s common stock is publicly traded on NASDAQ under the symbol “SQI.”

Parent

AKKR Green Parent, LLC

2500 Sand Hill Road, Suite 300

Menlo Park, California 94025

(650) 289-2460

Parent was formed on May 20, 2016, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.

Merger Sub

AKKR Green Merger Sub, Inc.

2500 Sand Hill Road, Suite 300

Menlo Park, California 94025

(650) 289-2460

AKKR Green Merger Sub, Inc. was formed on May 20, 2016 solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and any debt financing in connection with the merger.

Parent and Merger Sub are each affiliated with the Accel-KKR Funds. In connection with the transactions contemplated by the merger agreement, the Accel-KKR Funds have provided to Parent an equity commitment of up to $363,875,918 which, together with approximately $130,000,000 of cash available to the Company, will be available to fund the aggregate purchase price (taking into account the cancellation of the shares held by the Accel- KKR Funds for no consideration) and the other payments contemplated by the merger agreement. Parent, Merger Sub and the Accel-KKR Funds are affiliated with AKKR. After giving effect to the merger, the Company will be owned directly or indirectly by the Accel-KKR Funds.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on July 26, 2016, starting at 9:00 a.m. Eastern Time, at the Company’s headquarters, located at 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560, or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement; to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and to approve, on a non-binding advisory basis, the “golden parachute” compensation (as defined in the regulations of the SEC) payable to certain of our executive officers in connection with the consummation of the merger.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on June 21, 2016 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on the record date. On the record date, there were 27,779,610 shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

One-third of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes, if any, will not be counted as present for purposes of determining whether a quorum is present. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. If a quorum is not represented at the special meeting, the chairman of the meeting or the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the meeting to reconvene at another time at the same or some other place. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and approval of the non-binding advisory proposal regarding “golden parachute” compensation each requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting. The vote to approve the “golden parachute” compensation is advisory only and will not be binding on the Company or Parent and is not a condition to completion of the merger. For each of these two proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain, it will have no effect on the outcome of either of the proposals.

If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of your shares of common stock. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms and other nominees who hold shares in “street name” for customers only have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters—this is known as a “broker non-vote.” Each of the proposals being considered and voted upon by our stockholders at the special meeting are considered non-routine matters. As a result, absent specific instructions from the beneficial owner of such shares of common stock, brokers are not empowered to vote those shares of common stock. Therefore, we do not expect any “broker non-votes” at the special meeting.

If you fail to direct your bank, brokerage firm or other nominee how to vote your shares for all of the proposals, your shares will not be counted for purposes of determining a quorum, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the outcome of the proposal to adjourn the special meeting or the advisory proposal on “golden parachute” compensation.

If you fail to direct your bank, brokerage firm or other nominee how to vote your shares for the proposal to adopt the merger agreement, but you do give direction for how to vote your shares for the proposal to adjourn the special meeting and/or the advisory proposal on “golden parachute” compensation, your shares will be counted for the purposes of determining a quorum and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you fail to direct your bank, brokerage firm or other nominee how to vote your shares for the proposal to adjourn the special meeting, but you do give direction for how to vote your shares for the proposal to adopt the merger agreement and/or the advisory proposal on “golden parachute” compensation, your shares will be counted for the purposes of determining a quorum and will have no effect on the outcome of the proposal to adjourn the special meeting.

If you fail to direct your bank, brokerage firm or other nominee how to vote your shares for the advisory proposal on “golden parachute” compensation, but you do give direction for how to vote your shares for the proposal to adopt the merger agreement and/or the proposal to adjourn the special meeting, your shares will be counted for the purposes of determining a quorum and will have no effect on the outcome of the advisory proposal on “golden parachute” compensation.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	in person by attending the special meeting and casting your vote there; or

•	by submitting a proxy:

•	over the Internet by using the website noted on your proxy card;

•	by using the toll-free telephone number noted on your proxy card; or

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are not a stockholder of record, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to have your shares voted at the special meeting by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in any stock certificates you may hold in your files with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration for your shares.

If you submit a proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution (your proxies) will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the proposals to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

If you have any questions or need assistance voting your shares, please call Georgeson at (800) 457-0759.

IT IS IMPORTANT THAT YOU PROMPTLY SUBMIT A PROXY TO HAVE YOUR SHARES OF COMMON STOCK VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON. IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKERAGE FIRM OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THAT STOCKHOLDER OF RECORD.

In connection with the merger agreement, Parent entered into a voting agreement with RGM, a stockholder that owns approximately 2,679,811 shares of common stock, representing approximately 9.6% of our outstanding shares of common stock. Pursuant to the voting agreement, RGM has agreed, among other things, to vote all of its shares that it continues to beneficially own as of the record date for the special meeting in favor of the proposal to adopt the merger agreement. Affiliates of Parent own 1,348,322 shares of common stock, representing approximately 4.9% of our outstanding common stock.

In addition, as of June 21, 2016, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 886,034 shares of common stock (not including any shares of common stock deliverable upon exercise or vesting of any options or RSU awards), representing approximately 3.2% of the outstanding shares of common stock.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the outcome of the proposal to adjourn the special meeting or the non-binding advisory proposal regarding “golden parachute” compensation.

You have the right to revoke a proxy, whether delivered by telephone, over the Internet or by mail, at any time before it is exercised, by signing and returning a proxy card with a later date, revoking your proxy by telephone or the Internet, or by giving written notice of revocation to our Secretary, which must be filed with our Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your bank, brokerage firm or other nominee on how to vote your shares of common stock, please refer to the instructions provided by your bank, brokerage firm or other nominee regarding the procedures for changing or revoking your voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Pursuant to the Company’s Second Amended and Restated Bylaws, either the chairman of the meeting or the Company’s stockholders may adjourn the meeting. Other than an announcement to be made at the special meeting of the time, date and place, if any, of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed during the third quarter of 2016. Failure to meet those closing conditions or other factors outside of our control could delay completion of the merger or prevent us from completing the merger altogether. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of

Chancery and to receive payment based on that valuation in lieu of the per share merger consideration if you properly exercise, and do not effectively withdraw or lose or fail to perfect, your appraisal rights. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the stockholder vote on the proposal to adopt the merger agreement is taken at the special meeting and you must not vote in favor of the proposal to adopt the merger agreement and otherwise comply with the requirements specified under Section 262 of the DGCL. Your failure to follow precisely the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 87 and the text of Section 262 of the DGCL reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to consider pursuing appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged Georgeson LLC, or Georgeson, to assist in the solicitation of proxies for the special meeting. The Company will pay Georgeson a base shareholder meeting fee of $12,500. We will reimburse Georgeson for certain costs and expenses and will indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Georgeson at (800) 457-0759.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger as a wholly-owned subsidiary of Parent. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock (excluding shares held by Parent, Merger Sub, the Company and its direct or indirect wholly-owned subsidiaries or holders who have properly exercised, and not effectively withdrawn or lost or failed to perfect, the appraisal rights described in the section entitled “Appraisal Rights” beginning on page 87) will be converted into the right to receive $17.75 in cash, without interest, less any applicable withholding taxes.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement; “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies; and “FOR” the approval of the non-binding advisory proposal regarding “golden parachute” compensation.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from or in addition to yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “—Interests of Certain Persons in the Merger” beginning on page 53.

Background of the Merger

The Company’s board of directors, together with Company management, regularly reviews our growth prospects and business strategy as well as potential strategic alternatives to maximize stockholder value, including opportunities for acquisitions, business expansion, stock repurchases, dividends and potential merger or sale opportunities.

From time to time during 2014 and 2015, the Company received various unsolicited inquiries from representatives of certain financial sponsor parties desiring to discuss the Company’s publicly available information and whether there would be mutual interest in a potential strategic transaction involving the Company. In September 2014, two financial sponsor parties, who we refer to as Financial Sponsor Party A and Financial Sponsor Party B, separately contacted Mr. Stephen J. Wiehe, our Chairman and Chief Executive Officer, about a potential transaction, and requested confidential information. Mr. Wiehe contacted the board of directors and informed them of the inquiries.

On October 3, 2014, the Company entered into a non-disclosure agreement with Financial Sponsor Party A, and on October 13, 2014, the Company entered into a non-disclosure agreement with Financial Sponsor Party B.

On October 3, 2014 and October 13, 2014, Mr. Wiehe attended meetings with representatives of each of Financial Sponsor Party A and Financial Sponsor Party B.

During October 2014, two other financial sponsor parties, who we refer to as Financial Sponsor Party C and Financial Sponsor Party D, contacted the Company about a potential transaction. On October 21, 2014 and October 23, 2014, the Company entered into non-disclosure agreements with each of Financial Sponsor Party C and Financial Sponsor Party D.

Also during October 2014, two more financial sponsor parties, who we refer to as Financial Sponsor Party E and Financial Sponsor Party F, were contacted by Stifel, who the Company brought in to assist with the various unsolicited inquiries, and each executed a non-disclosure agreement.

On October 29, 2014, the board of directors had a meeting to discuss the status of the conversations with financial sponsor parties. Stifel was present and gave an update on all conversations. The board of directors discussed commencing a formal sale process and determined that, before doing so, additional discussions were warranted to better inform potential valuation ranges.

Conversations with Financial Sponsor Parties A, B, C, D, E and F continued through November 2014, which included providing each with the same detailed diligence, including certain management prepared financial projections. By November 15, 2014, each of Financial Sponsor Parties A, B, C, D, E and F informed Stifel that they were not likely to submit a bid that the board of directors would find acceptable, and as a result, all conversations ceased.

AKKR has had contact with the Company over the years in the course of their normal business. On November 12, 2014, a representative of AKKR contacted Mr. Wiehe to schedule a telephone conference to generally discuss the Company, which telephone conference took place on November 17, 2014. On January 13, 2015, representatives of AKKR met representatives of the Company and Stifel at the Company’s offices to receive additional general information regarding the Company. No non-public information was disclosed to AKKR at such meeting (or during the November 17 call). Representatives of AKKR and the Company continued to discuss or meet from time to time.

On February 24, 2015, Mr. Wiehe received a call from a representative of Financial Sponsor Party D, who requested a meeting.

On February 27, 2015, representatives of AKKR requested access to non-public information about the Company from Stifel.

On February 28, 2015, the board of directors met and in light of recently disclosed acquisition transactions in the Company’s industry and recent revisions to the Company’s financial projections, which were lowered from projections disclosed to Financial Sponsor Parties A, B, C, D, E and F in October 2014, discussed continuing conversations with these parties in order to better inform potential valuation ranges for the Company.

On March 3, 2015, the Company and AKKR executed a non-disclosure agreement and began discussions regarding a potential strategic transaction. Between March 3 and March 18, representatives of AKKR, the Company and Stifel held numerous diligence sessions and calls.

On March 10, 2015, the Company conducted in-person diligence meetings with representatives of Financial Sponsor Party D.

On March 18, 2015, the Company received from AKKR a verbal indication of interest for an acquisition of the Company at a price of $21 per share.

On March 23, 2015, the Company received from Financial Sponsor Party D a verbal indication of interest for an acquisition of the Company at a price range of $20 to $21 per share.

In connection with their verbal indications, AKKR and Financial Sponsor Party D each requested access to more detailed financial and operational information about the Company in order to provide a written indication of interest.

On March 23, 2015, the board of directors met to consider these verbal indications of interest and to determine next steps. At this meeting, the board approved continuing the discussions with AKKR and Financial Sponsor Party D and providing them with the requested information. The board also formally engaged Stifel to serve as the Company’s financial advisor with respect to a potential strategic transaction and directed Stifel to initiate discussions with Financial Sponsor Parties A, B and C regarding a potential strategic transaction, as well as three other financial sponsor parties identified by Stifel as potentially interested in a transaction with the Company. The financial sponsor parties that were contacted were selected by Stifel because they were believed to understand the Company’s industry, had experience in public software mergers, and had funds that were considered adequate to consummate a transaction.

From March to April 2015, Stifel reached out to Financial Sponsor Parties A, B, C and D, and additional financial sponsor parties, who we refer to as Financial Sponsor Party G, Financial Sponsor Party H and Financial Sponsor Party I. Financial Sponsor Party H executed a non-disclosure agreement, but Financial Sponsor Party G and Financial Sponsor Party I declined, expressing no interest in pursuing a transaction with the Company. All parties who executed non-disclosure agreements (including AKKR) received the updated financial projection model prepared by management that forecasted lower revenues and earnings than were forecasted in October 2014.

During the week of March 26, 2015, AKKR and Financial Sponsor Party D conducted several in-person and telephonic diligence meetings with management.

On March 28, 2015, a representative of AKKR indicated to Stifel that AKKR would not continue discussing a potential transaction with the Company, including because AKKR did not expect to be able to make a proposal within a price range that would be acceptable to the Company and that, contrary to AKKR’s expectations, AKKR had become aware that the Company was in discussions with other financial sponsor parties.

On March 29, 2015, AKKR informed Mr. Wiehe that AKKR would not continue discussing a potential transaction with the Company.

On March 31, 2015, the Company conducted a telephonic diligence call with Financial Sponsor Party B.

During the week of April 1, 2015, the Company conducted an in-person diligence meeting with Financial Sponsor Party H, and several in-person meetings with Financial Sponsor Party D. After concluding business diligence, Financial Sponsor Party B and Financial Sponsor Party H declined to participate in further discussions regarding a potential transaction with the Company, primarily because each did not expect to be able to make a proposal within a price range that would be acceptable to the Company.

On April 2, 2015, the Company learned that its first quarter bookings results, while in line with assumptions used in connection with publicly disclosed annual financial guidance, would be slightly less than estimates previously shared with all financial sponsor parties. Financial Sponsor Party D continued detailed financial diligence through April after learning of the first quarter bookings results, but ultimately decided to terminate its discussions regarding a potential transaction with the Company, primarily because it did not expect to be able to make a proposal within a price range that would be acceptable to the Company.

On April 29, 2015, the board of directors met to discuss developments regarding the interest in a potential strategic transaction. The board determined at this time that further discussions with these or other potential acquirors were not likely to present an opportunity for a valuation premium that would be in the best interests of stockholders and that, accordingly, it was in the stockholders’ best interest, at that time, for the Company to cease discussions and continue to pursue its strategy as an independent, standalone company.

On July 30, 2015, in connection with its announcement of financial results for the second quarter of 2015, the Company lowered its full-year 2015 earnings guidance, due in part to lower than expected bookings in the second quarter.

On November 12, 2015, Financial Sponsor Party D met with Mr. Wiehe and communicated a verbal offer to purchase the Company for $16.00 per share. Mr. Wiehe communicated the verbal offer to the board of directors, and the unanimous reaction was that such a price undervalued the Company. Mr. Wiehe relayed the board’s reaction to Financial Sponsor Party D and no further conversations occurred and the Company did not engage in further discussion regarding the offer at that time.

Also in November 2015, another financial sponsor party, who we refer to as Financial Sponsor Party J, contacted Mr. Wiehe to discuss a potential transaction with the Company.

In January 2016, the Company entered into a non-disclosure agreement with Financial Sponsor Party J, and conducted meetings with management and representatives of Financial Sponsor Party J.

In March 2016, in response to an unsolicited inquiry from Financial Sponsor Party G, who at such time entered into a non-disclosure agreement with the Company, and additional conversations with Financial Sponsor Party J, the Company conducted management meetings with representatives from Financial Sponsor Party G and Financial Sponsor Party J. No indications of interest in a strategic transaction were forthcoming from either of these meetings.

On March 25, 2016, the Company received an unsolicited request to explore business opportunities from a strategic party, which we refer to as Strategic Party A. After an initial meeting between a representative of Strategic Party A and Mr. Collingsworth, the Company’s General Counsel and Vice President of Corporate Development, the Company executed a non-disclosure agreement with Strategic Party A on April 5, 2016.

On April 19, 2016, the Company and Strategic Party A held a management meeting at the Company’s headquarters to discuss their respective businesses and explore a potential strategic relationship. Mr. Wiehe and other members of senior management of the Company provided representatives of Strategic Party A with an overview of the Company’s products and business.

On April 21, 2016, a representative of Strategic Party A telephoned Mr. Wiehe and indicated an interest in a potential acquisition of the Company, but did not indicate a proposed price. Mr. Wiehe stated that the Company was open to exploring all potential strategic opportunities to maximize stockholder value, and it was agreed that Strategic Party A would then propose next steps. However, Strategic Party A did not respond to requests by the Company to clarify or indicate potential next steps or valuation.

On May 9, 2016, a representative of AKKR contacted Mr. Wiehe and indicated that AKKR was considering submitting an offer to acquire the Company. Mr. Wiehe indicated that the board would consider a reasonable offer from AKKR.

On May 15, 2016, an AKKR representative telephoned Mr. Wiehe to inform him that AKKR intended to submit a written offer to acquire the Company.

On May 16, 2016, AKKR delivered an unsolicited non-binding letter of intent, which we refer to as the AKKR Letter, to acquire all of the outstanding stock of the Company at a price of $17.50 per share in cash, which price represented approximately a 34% premium to the closing price of the Company’s stock as of May 13, 2016. The AKKR Letter also stated that the offer was not subject to a financing contingency, that AKKR would need only limited confirmatory due diligence for a 48-hour period prior to executing a definitive agreement and that AKKR was a sizable holder of the Company’s common stock. The AKKR Letter was accompanied by a draft merger agreement prepared by legal counsel to AKKR, Kirkland & Ellis, LLP, which we refer to as K&E. The draft merger agreement provided for a 20-day “go-shop” period following execution of a definitive agreement with a 2.5% (of equity value) break-up fee during the go-shop period and a 5% (of equity value) break-up fee following the go-shop period. The AKKR Letter further stated that its proposal expired as of 5:00 p.m. on May 19, 2016.

On May 16, 2016, the board of directors met telephonically in a special meeting to discuss AKKR’s proposal. All directors were in attendance, as well as Jennifer Kaelin, the Company’s Chief Financial Officer, Mr. Collingsworth, and representatives of Stifel. The board discussed the communication history with AKKR as well as other potential acquirors since September 2014, the terms of the AKKR Letter and a preliminary assessment of AKKR’s ability to consummate a transaction. The board also discussed the Company’s standalone strategy, recent financial and operating performance, historical stock price performance and related valuation analysis, public investor concerns and perceptions about the Company and the opportunities, challenges and risks inherent in the Company’s standalone strategy. The board discussed different approaches to pursuing and evaluating a possible sale of the Company and the types of financial and strategic acquirors that could potentially consummate a transaction with the Company. Mr. Collingsworth also reviewed certain fiduciary duty considerations for the board. The board then reviewed alternative courses of action in response to the AKKR Letter. The board engaged in a discussion on whether, at this point in time, it was in the best interest of the Company’s stockholders to reach out to other potential acquirors, including private equity and strategic buyers. The board weighed the potential for a higher offer with a limited or broad outreach process with potential delays and the risk that AKKR would pull its offer as it had done in March of 2015. Representatives from Stifel presented the board with its preliminary financial analysis of the indication of interest and a list of potential strategic and financial buyers that it believed were most likely to be interested in a transaction based on previous discussions, with each being discussed in terms of ability to consummate a transaction, strategic fit, and ability to pay. Following discussion, the board directed Stifel to contact Financial Sponsor Parties B, D, G, H and J, and the three most likely strategic parties, which included Strategic Party A, to determine their level of interest in submitting a competitive offer prior to responding to the AKKR Letter. The board further instructed management to inform AKKR that the board was considering AKKR’s offer and would respond prior to its expiration.

Beginning on May 16, 2016, Stifel contacted Financial Sponsor Parties B, D, G, H and J, Strategic Party A, and two other strategic parties who we refer to as Strategic Party B and Strategic Party C.

On May 19, 2016, the board of directors met telephonically in a special meeting to discuss the status of Stifel’s contacts with other potential acquirors and to further consider AKKR’s proposal. All directors were in attendance, along with Ms. Kaelin and Mr. Collingsworth, and representatives from Stifel and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., which we refer to as Smith Anderson, the Company’s outside legal counsel. Representatives of Smith Anderson reviewed with the board its fiduciary duties and related considerations in connection with evaluating the Company’s alternatives. Representatives of Stifel updated the board on the discussions with the financial sponsor parties and strategic parties that had been contacted at the direction of the board. Each of the financial sponsor parties was currently reviewing the opportunity and determining whether they would be interested in making a competitive offer, and Stifel expected to receive responses by the following day. Strategic Party A had indicated that it would review internally, and the other strategic parties indicated no interest in submitting an offer. Stifel indicated its belief, in light of discussions during the prior few weeks, that there would be limited interest in the Company from other strategic parties for a transaction.

Representatives from Stifel and Smith Anderson further reviewed with the board go-shop structures and other considerations in analyzing the AKKR Letter, including comparisons to precedent transactions. Representatives from Stifel also reviewed the Company’s historical stock price performance and related valuation analysis, concerns reflected in reports of analysts who cover the Company and other publicly-disclosed perceptions about the Company. The board discussed these matters in light of the opportunities, challenges and risks inherent in its standalone strategy. The board also discussed the risk of AKKR withdrawing its offer if not accepted prior to its expiration in light of AKKR’s termination of discussions in early 2015 upon learning that the

Company was speaking to other potential bidders. Following this discussion, the board directed representatives from Stifel to negotiate with AKKR, particularly with respect to price and the scope of deal protective provisions, including the proposed go-shop provisions, contained in the draft merger agreement, while also seeking to obtain competitive offers or indications of interests from the financial sponsor parties and strategic parties that had been contacted.

As directed by the board of directors, Mr. Wiehe contacted AKKR and informed them that the board had met and Stifel would contact them shortly. A representative of AKKR reminded Mr. Wiehe that AKKR’s proposal would expire if the Company did not respond in a timely manner.

Later that day on May 19, representatives of Stifel contacted AKKR and indicated that the board would consider entering into a transaction with a go-shop if the go-shop period were lengthened to 40 days, if the break-up fees were reduced, and if AKKR would increase its price to $20.00 per share. Stifel also requested to see the equity commitment letter AKKR was prepared to sign as indicated in the merger agreement attached to the AKKR Letter.

In the morning of May 20, 2016, AKKR submitted a revised non-binding letter of intent, which we refer to as the Revised AKKR Letter, which increased the offer price to $17.75, reduced the break-up fee during the go-shop period to 2.0% (of equity value), reduced the break-up fee after the go-shop period to 4.0% (of equity value), and reduced the due diligence requirement to a single bring-down due diligence call, but kept the go-shop period at 20 days. The Revised AKKR Letter was also accompanied by a draft equity commitment letter to reflect its funding of the proposed transaction and an exclusivity letter that would require the Company to negotiate exclusively with AKKR for at least five business days from execution with automatic five-day extensions, unless earlier terminated by the Company. The Revised AKKR Letter expired by its terms at 5:00 p.m. on May 20, 2016.

Later in the morning of May 20, 2016, the board of directors met telephonically in a special meeting to review the status of the discussions with AKKR and the other potentially interested parties. All directors were in attendance as well as Ms. Kaelin and Mr. Collingsworth, representatives from Stifel and representatives of Smith Anderson. Representatives from Stifel reviewed for the board the further responses received from the other parties contacted. Financial Sponsor Parties G and H had indicated no interest in acquiring the Company, and Strategic Party A had not responded with any interest in pursuing an acquisition. Financial Sponsor Party D indicated that it might have an interest in making an offer in the $17 to $18 range, but that it would need to conduct further due diligence, and that all results of due diligence would have to be positive in order to make an offer approaching $18 per share. Financial Sponsor Party B indicated some interest, but stated that an offer in the “high teens” would be very challenging and would be subject to diligence that would be in similar scope to the diligence conducted in March of 2015. Financial Sponsor Party J indicated that it would be open to discussing an offer, but that significant additional due diligence would be required. Representatives from Stifel noted that Financial Sponsor Party J had done less diligence than other interested parties to date, so would likely require more work than others before it could get to any firm offer. Representatives from Stifel also informed the board that AKKR reminded Stifel that AKKR’s offer would expire if not accepted in a timely manner. The consensus of the board was that it was unlikely to receive any firm offers that would be competitive with AKKR’s offer within a time period in which AKKR would reasonably be expected to keep its offer open. After discussing alternatives, the board directed Stifel to continue negotiations with AKKR to seek additional concessions with respect to price and deal protective provisions, including the terms of the proposed go-shop. The board also scheduled a follow-up meeting for later that day.

Later that day on May 20, representatives of Stifel contacted representatives of AKKR and requested that AKKR lower its break-up fees for the periods pre and post go-shop, and increase its price. Stifel indicated that if AKKR could increase its price to over $18.00 per share, the board would enter into exclusivity. Subsequent to that conversation, representatives of AKKR informed representatives of Stifel that AKKR would be resubmitting a non-binding letter of intent and that such letter would not increase the offer price, but would increase the period of the post-execution go-shop from 20 to 25 days, and would reduce the break-up fee during the go-shop period to 1.9% (of equity value) and the break-up fee after the go-shop period to 3.9% (of equity value). Representatives of AKKR further informed Stifel that the revised non-binding letter of intent would represent AKKR’s best and final offer. Following such discussion, AKKR submitted its revised non-binding letter of intent, which we refer to as the Final AKKR Letter, reflecting such terms.

In the evening of May 20, the board of directors again met telephonically in a special meeting to review the status of negotiations with AKKR and the Final AKKR Letter. All directors were in attendance as well as Ms. Kaelin and Mr. Collingsworth, representatives of Stifel and representatives of Smith Anderson. Representatives of Stifel informed the board of their conversations with AKKR regarding the Final AKKR Letter. Following discussion, and based upon the revised terms presented by AKKR, the board unanimously approved the execution of the exclusivity agreement with AKKR and directed Company management and Smith Anderson to commence negotiation of a definitive agreement based on the Final AKKR Letter. On May 21, 2016, the Company and AKKR entered into the proposed exclusivity agreement.

On May 22, 2016, representatives of Smith Anderson, after consultation with Company management, delivered to K&E revised drafts of the merger agreement and equity commitment letter. On May 24, 2016, K&E distributed revised drafts of the merger agreement and equity commitment letter, which Smith Anderson reviewed with Company management. These drafts were also distributed to the board.

On May 23, 2016, as part of diligence, the Company provided to AKKR three-year financial projections prepared by management.

On May 24, 2016, representatives of AKKR and K&E conducted due diligence telephone conferences with certain members of Company management.

On the morning of May 25, 2016, representatives of Smith Anderson and K&E participated in a telephone conference to review K&E’s revised draft of the proposed merger agreement and equity commitment letter.

In the afternoon of May 25, 2016, the board of directors met telephonically in a special meeting to review the transaction status. All directors were in attendance as well as Ms. Kaelin and Mr. Collingsworth, and representatives of Stifel and Smith Anderson. Representatives of Smith Anderson reviewed with the board the material terms of the draft merger agreement, including the material issues that remained unresolved, which included how different forms of equity would be treated in the transaction, how the Company’s operations would be restricted between signing and closing, certain conditions to closing that would impact deal certainty and the terms and conditions of the go-shop/no-shop provisions. Representatives of Smith Anderson also reviewed the board’s fiduciary duties, particularly with respect to issues related to the structure of the go-shop/no-shop provisions. The board asked questions of representatives of Smith Anderson, engaged in discussions regarding the open issues, and gave direction regarding its views on the remaining issues. In particular, the board discussed the importance of the go-shop provisions providing a meaningful opportunity to generate a superior proposal and directed Stifel, Smith Anderson and Company management to negotiate the merger agreement accordingly. Later that day, representatives of K&E communicated to Smith Anderson that AKKR would be seeking the Company’s consent to discuss the transaction with RGM in order to obtain a voting agreement to support the transaction. On numerous subsequent occasions, representatives of AKKR had requested from Stifel permission to seek to obtain a voting agreement in support of the transaction from RGM, which AKKR indicated would be critical to AKKR to be able to execute definitive documentation. The Company subsequently informed AKKR that it would consent to that discussion once due diligence had been completed and all outstanding issues in the merger agreement and equity commitment letter had been substantially resolved. That evening, Smith Anderson distributed a revised draft of the merger agreement, reflecting the Company’s position on the remaining issues.

On May 26, 2016, representatives of AKKR, K&E, Smith Anderson and Company management participated in a telephone conference to discuss the open issues in the merger agreement. Discussions of the open issues continued between representatives of K&E and Smith Anderson on May 27, 2016. K&E distributed a revised draft of the equity commitment letter in the evening of May 27, 2016 and a revised draft of the merger agreement on May 28, 2016.

On May 27, 2016, representatives of AKKR and Stifel discussed approaching RGM on a “no names” basis in order to negotiate a voting agreement in advance of disclosing to RGM the identity of the Company, and it was agreed that AKKR would do so.

From May 28 through May 30, the parties worked to resolve the remaining open issues in the merger agreement. As a result of negotiations, AKKR agreed to eliminate certain conditions to closing, less restrictive post-signing operating covenants, more favorable circumstances under which the termination fee would be payable and an extension to the go-shop period in order to allow for further diligence if the board of directors receives a superior proposal during the go-shop period (but with the lower termination fee applicable only in the event of termination of the merger agreement during the go-shop period). Representatives of K&E and Smith Anderson also finalized the equity commitment letter and disclosure schedules during this time period. Substantially final drafts of these documents, along with other related materials, were distributed to the board on the evening of May 29, 2016.

On May 30, 2016 at 5:00 p.m. (Eastern Time), the board of directors met telephonically in a special meeting. All directors were in attendance as well as Ms. Kaelin and Mr. Collingsworth, and representatives of Stifel and Smith Anderson. Representatives of Smith Anderson reviewed a proposed amendment to the Company’s bylaws to provide that Delaware courts would be the exclusive forum for certain types of claims relating to the Company. Members of the board discussed the pros and cons of an exclusive forum bylaw and, in particular, the benefits of directing intra-corporate litigation to a single forum in Delaware, as authorized by Delaware statute, including the significant experience of the Delaware Court of Chancery in resolving matters within the scope of the bylaw. The board was reminded that the concept of an “exclusive forum” provision had been discussed favorably at previous board meetings. After discussion, during which various members asked questions, the board unanimously adopted a resolution authorizing the proposed amendment to the Company’s bylaws to provide that Delaware courts would be the exclusive forum for certain types of claims relating to the Company. Representatives of Smith Anderson then reviewed again with the board their fiduciary duties. Next, representatives of Smith Anderson reviewed the terms of the draft merger agreement, including discussion of the resolution on the open issues previously discussed with the board at the May 25, 2016 meeting. The board received a report from representatives of Stifel with respect to the financial analysis of the proposed transaction, during which members asked questions and discussed the results of the different valuation analysis performed. Representatives of Stifel then delivered to the board an oral opinion, subsequently confirmed in writing by delivery of a written opinion dated May 30, 2016, that, as of that date and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the per share merger consideration to be received by the holders of shares of the Company’s common stock pursuant to the Merger Agreement was fair to such holders, from a financial point of view. For more information about Stifel’s opinion, see below under the caption “The Merger—Fairness Opinion of Stifel.” After further discussion, the board unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted, authorized, approved and declared advisable the merger agreement and the other transactions contemplated thereby, including the merger, in all respects, (iii) directed that the merger agreement, as well as related proposals, be submitted to the stockholders of the Company for adoption and approval at a special meeting of stockholders of the Company duly called and held for such purpose and (iv) recommended that the stockholders of the Company vote in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, as well as an advisory vote on compensation potentially payable to certain officers upon completion of the merger, if applicable.

At approximately 6:00 p.m. (Eastern Time) on May 30, 2016, AKKR was granted permission to disclose to RGM the identity of the Company and to finalize a voting agreement in support of the transaction.

Late on May 30, 2016, the parties executed the merger agreement and the related agreements in connection with the transaction, and AKKR and RGM executed a voting agreement. The following morning on May 31, 2016, prior to the opening of stock markets in the United States, the Company and AKKR issued a joint press release announcing the transaction.

Pursuant to the go-shop provisions of the merger agreement, beginning on May 31, 2016, at the direction of the board of directors, Stifel commenced soliciting proposals to acquire the Company from third parties. During the go-shop period, Stifel solicited, or was contacted by, 20 potential strategic bidders and 23 potential financial bidders, for a total of 43 potentially interested parties, which resulted in three parties negotiating and entering into a confidentiality agreement with the Company. Despite its solicitation efforts, the Company did not receive any alternative acquisition proposals for the board to consider during the go-shop period, which expired on June 24, 2016. Consequently, there are no “excluded parties” under the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

In evaluating the merger and in the course of reaching its determination to approve the merger agreement, the Company’s board of directors considered a number of factors, including the following:

•	historical and current information concerning the Company’s business, financial condition, results of operations and prospects;

•	current financial market conditions, and historical market prices, volatility and trading information with respect to the Company’s common stock, as well as the general risks of market conditions that could reduce the Company’s stock price;

•	the prospects of the Company if it were to remain an independent, standalone company, including the expenses and fixed costs associated with its operations, the Company’s available cash, the Company’s ability to raise capital in the future and the competitive landscape;

•	the Company’s current operational plans, including the risks associated with achieving and executing upon the Company’s plans and the timing and likelihood of accomplishing the Company’s plans and goals;

•	the review by the board of directors and management, with the assistance of the Company’s legal and financial advisors, with respect to the strategic alternatives available to the Company, all of which had significant risks and uncertainties;

•	the directors’ assessment that the alternative of remaining as an independent, standalone company was not reasonably likely to present superior opportunities for the Company to create greater value for the Company’s stockholders as compared with the merger, taking into account the risks of execution of the Company’s plans, including business, industry, market and competitive risks as well as the time value of money;

•	the directors’ belief that the merger was more favorable to the Company’s stockholders than any other alternative reasonably available to the Company and its stockholders, including the alternative of remaining an independent, standalone company;

•	based on the results of the third-party solicitation process that the board of directors conducted before and after the execution of the merger agreement, with the assistance of the Company’s management and financial and legal advisors, including the lack of significant interest expressed by third parties during this process, the directors’ belief that the consideration per share negotiated with Parent was the highest Parent was willing to pay and the most reasonably attainable;

•	the amount of the per share merger consideration as compared to current and historical market prices of the Company’s common stock, and the fact that the consideration represented a premium of approximately 34% over the Company’s closing stock price on May 27, 2016, the last day of trading before the announcement of the merger, and an enterprise value premium of approximately 53% over the enterprise value of the Company (equity value plus debt, minus cash) as of May 27, 2016;

•	the belief that the Company’s stock price was not likely to trade at or above the per share offer in the merger for any extended period of time in the foreseeable future, which belief was based on a number of factors, including the directors’ knowledge and understanding of the Company and its industry, projections of management (as further described in the section entitled “The Merger—Projected Financial Information” beginning on page 48) and the Company’s operating plan;

•	the fact that the consideration and negotiation of the merger agreement was conducted through arm’s-length negotiations;

•	the course of negotiations regarding the transaction and the merger agreement between the Company and Parent resulting in more favorable terms to the Company than those originally proposed by Parent (which included an increase in the purchase price over Parent’s initial offer, more favorable closing conditions, less restrictive post-signing operating covenants, more favorable circumstances under which the termination fee would be payable, a lower termination fee, and a longer go-shop time period) and the directors’ belief based on these negotiations that the proposed transaction consideration was the highest price that Parent was willing to pay;

•	the fact that the Accel-KKR Funds entered into an equity commitment letter with Parent and the Company in which such entities agreed to fund Parent with the amounts which, together with approximately $130,000,000 of cash available to the Company, will be available to fund the aggregate purchase price (taking into account the cancellation of the shares held by the Accel-KKR Funds for no consideration) and the other payments contemplated by the merger agreement;

•	the fact that the merger is not subject to a financing condition, and consummation of the merger is not dependent on receipt of funding from any third party (other than the Accel-KKR Funds);

•	the cash consideration to be paid to the stockholders in the merger and the immediacy and certainty of the value of such cash consideration compared to stock or other forms of consideration while eliminating the effect of long-term business and execution risk to stockholders;

•	the opinion of Stifel, dated May 30, 2016, to the board of directors as to the fairness, from a financial point of view and as of such date, to the holders of shares of the Company’s common stock of the per share merger consideration to be received by such holders in the merger pursuant to the merger agreement, as more fully described in the section entitled “—Opinion of the Company’s Financial Advisor”;

•	the terms and conditions of the merger agreement, including the Company’s ability to solicit, consider or respond to, under certain circumstances specified in the merger agreement, a bona fide written proposal for an acquisition transaction from a third party prior to the approval of the merger agreement by the Company’s stockholders, and the directors’ right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, upon payment of the applicable termination fee;

•	the directors’ belief that the applicable termination fees payable to Parent or its designee in the circumstances set forth in the merger agreement were reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior acquisition proposal;

•	the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement based on, among other things, the relatively limited number of conditions to Parent’s obligations to complete the merger under the merger agreement, the absence of a financing condition, the equity commitment letter, the relative likelihood of obtaining required regulatory approvals, Accel-KKR’s extensive prior experience in completing acquisitions of other companies, and the absence of required approval of the merger by Parent’s stockholders;

•	the fact that the board of directors consists of a majority of independent, non-management directors;

•	the fact that the board of directors was unanimous in its determination to recommend that our stockholders adopt the merger agreement;

•	the fact that completion of the merger will require the adoption of the merger agreement by our stockholders; and

•	the fact that the Company’s stockholders who believe that the per share merger consideration is inadequate, and who properly exercise, and do not effectively withdraw or lose or fail to perfect, their appraisal rights under the DGCL, will be entitled to such appraisal rights in connection with the merger.

The Company’s board of directors also considered a variety of risks and other countervailing or negative factors related to entering into the merger agreement, including the following:

•	the risk that the merger might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of the Company’s control;

•	if the merger is not completed, the potential adverse effect on the Company’s business, including with respect to its customers and other key business relationships, the Company’s ability to attract and retain key personnel, the Company’s overall competitive position and the trading price of the Company’s common stock;

•	certain restrictions that the merger agreement imposes on soliciting competing acquisition proposals;

•	the fact that the Company would be obligated to pay the applicable termination fee to Parent or its designee if the merger agreement is terminated under the circumstances set forth in the merger agreement;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, subject to the requirements of applicable law, that require the Company to conduct its business in the ordinary course consistent with past practice, subject to specific additional restrictions, which may delay or prevent the Company from pursuing business opportunities that would otherwise be in its best interest as a standalone company;

•	the nature of the merger as a cash transaction means that the stockholders will not participate in future earnings or growth of the Company and will not benefit from any potential appreciation in value of the surviving corporation following the merger;

•	that the merger consideration will generally be a taxable transaction to the Company’s stockholders; and

•	the interests of the Company’s directors and executive officers in the transactions contemplated by the merger agreement, as described in the section entitled “—Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by the Company’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by the board of directors. The board of directors collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the board of directors deemed relevant. In view of the wide variety of factors considered by the members of the board of directors in connection with their evaluation of the merger agreement and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The board of directors made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors. The Company’s board of directors unanimously determined that the merger is advisable, fair to and in the best interests of, the Company and its stockholders and has approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Opinion of the Company’s Financial Advisor

The Company engaged Stifel to act as financial advisor to the Company in connection with the merger. As part of that engagement, the Company’s board of directors requested that Stifel evaluate the fairness, from a financial point of view, to the holders of shares of the Company’s common stock of the per share merger consideration in the merger pursuant to the merger agreement. At a meeting of the Company’s board of directors held on May 30, 2016 to evaluate the merger, Stifel delivered to the Company’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated May 30, 2016, the date of the merger agreement, to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, the per share merger consideration to be received by holders of shares of the Company’s common stock in the merger pursuant to the merger agreement is fair to such holders of shares, from a financial point of view.

The full text of Stifel’s opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Stifel’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of the Company’s common stock are encouraged to read Stifel’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stifel in connection with its opinion. Stifel’s opinion was addressed to the Company’s board of directors, was only one of many factors considered by the Company’s board of directors in its evaluation of the merger and only addresses the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received in the merger by holders of the Company’s common stock (other than the Company, Parent, Merger Sub or any other wholly-owned subsidiary of the Company or holders who are entitled to and properly demand an appraisal of their shares of the Company’s common stock). Stifel’s opinion does not address the relative merits of the merger as compared to other transactions or strategies that might be available to the Company or the underlying business decision of the Company to proceed with the merger and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act with respect to any matter relating to the merger. Stifel’s opinion was necessarily based on securities, economic, monetary, market and other conditions as in effect on, and the information made available to Stifel as of the date of its opinion. Subsequent developments may affect the conclusions expressed in Stifel’s opinion if such opinion were rendered as of a later date. Stifel assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion.

The Company’s board of directors requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of shares of Company’s common stock of the per share merger consideration to be received by such holders in the merger pursuant to the merger agreement. On May 30, 2016, Stifel delivered to the Company’s board of directors its written opinion, dated May 30, 2016 which we refer to as the Opinion, that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the per share merger consideration to be received by holders of shares of the Company’s common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders of shares.

The Company’s board of directors did not impose any limitations on Stifel with respect to the investigations made or procedures followed in rendering its Opinion. In selecting Stifel, the Company’s board of directors considered, among other things, the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the software sector and in providing strategic advisory services in general, and Stifel’s familiarity with the Company and its business. Stifel, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The full text of the Opinion is attached to this proxy statement as Annex B and is incorporated herein by reference. The summary of the Opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the Opinion. Holders of shares of the Company’s common stock are encouraged to read the Opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stifel in connection with the Opinion.

The Opinion was approved by Stifel’s fairness committee. The Opinion was provided for the information of, and directed to, the Company’s board of directors for its information and assistance in connection with its consideration of the financial terms of the merger. The Opinion did not constitute a recommendation to the Company’s board of directors as to how it should vote on the merger or to any stockholder of the Company as to how any such stockholder should vote at any stockholders’ meeting at which the merger is considered, or whether or not any stockholder of the Company should enter into a voting, stockholders’, or affiliates’ agreement with respect to the merger, or exercise any dissenters’ or appraisal rights that may be available to such stockholder. The Opinion did not compare the relative merits of the merger with any other alternative transactions or business strategies which may have been available to the Company and did not address the underlying business decision of the Company’s board of directors or the Company to proceed with or effect the merger. The Opinion was not a solvency opinion and did not in any way address the solvency or financial condition of the Company. Moreover, the Opinion did not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company’s board of directors or the Company; (ii) the legal, tax or accounting consequences of the merger on the Company or the holders of the Company’s common stock; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than shares of the Company’s common stock, or any class of securities of any other party to any transaction contemplated by the merger agreement; (v) whether Parent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the per share merger consideration to the holders of shares of the Company’s common stock at the closing of the merger; or (vi) the treatment of, or effect of the merger on, the Excluded Shares (as defined in the merger agreement), Company Options (as defined in the merger agreement), Company RSUs (as defined in the merger agreement) or Company PSUs (as defined in the merger agreement).

In rendering its Opinion, Stifel, among other things:

1.	discussed the merger and related matters with the Company’s counsel and reviewed a draft copy of the merger agreement dated May 30, 2016;

2.	reviewed the audited consolidated financial statements of the Company contained in its Annual Reports on Form 10-K for the three years ended December 31, 2015 and unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

3.	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and Parent;

4.	reviewed certain non-publicly available information concerning the Company, including internal financial analyses and forecasts prepared by its management and held discussions with the Company’s senior management regarding recent developments;

5.	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

6.	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

7.	participated in certain discussions and negotiations between representatives of the Company and Parent;

8.	reviewed the reported prices and trading activity of the equity securities of the Company;

9.	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its Opinion; and

10.	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the Company’s industry generally.

In rendering its Opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information.

Stifel also made the following assumptions, in each case with the Company’s board of directors’ consent:

•	with respect to financial forecasts supplied to Stifel by the Company, Stifel assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of management of the Company as to the future operating and financial performance of the Company and that they provided a reasonable basis upon which Stifel could form its Opinion (such forecasts and projections were not prepared with the expectation of public disclosure);

•	there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements of the Company made available to Stifel;

•	there are no factors that will delay or subject to any adverse conditions any necessary regulatory or governmental approval;

•	the definitive merger agreement would not differ materially from the draft Stifel reviewed;

•	the merger will be consummated substantially on the terms and conditions described in the merger agreement , without any waiver of material terms or conditions by the Company or any other party and without any anti-dilution or other adjustment to the per share merger consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger will not have an adverse effect on the Company or the merger;

•	the merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations; and

•	the Company relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the merger and the merger agreement.

In addition:

•	with respect to the financial forecasts supplied to Stifel by the Company, (i) such projected financial information was based on numerous variables and assumptions that were inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and, accordingly, actual results could vary significantly from those set forth in such projected financial information and (ii) Stifel relied on this projected information without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof;

•	Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of the Company’s assets or liabilities, nor was Stifel furnished with any such evaluation or appraisal;

•	the Opinion did not address any other terms, aspects or implications of the merger including, without limitation, the form or structure of the merger, any consequences of the merger on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise;

•	the Opinion was necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to Stifel by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of the Opinion; and

•	the Opinion stated that subsequent developments from the date of the Opinion may affect the conclusions reached in the Opinion and that Stifel did not have any obligation to update, revise or reaffirm its Opinion.

The following represents a brief summary of the material financial analyses performed by Stifel in connection with its Opinion. Some of the summaries of financial analyses performed by Stifel include information presented in tabular format. In order to fully understand the financial analyses performed by Stifel, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the information set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before May 27, 2016 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Selected Company Analysis. Stifel compared the Company, from a financial point of view to nine publicly traded companies in the software-as-a-service (SaaS) industry that Stifel deemed to be relevant based on their business and financial profiles, including revenue growth rates and EBITDA profitability margins. Stifel compared the Company’s estimated calendar year 2016 and 2017 financial metrics, as provided by management, to estimated calendar year 2016 and 2017 financial metrics, obtained from available public sources, of the nine selected public companies. Based on this information, Stifel calculated and compared the following multiples for the Company and the selected public companies:

(a)	multiples of enterprise value (“EV”), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar year 2016 and 2017 (i) revenues (“EV/Revenues”) and (ii) pro forma earnings before one-time charges, interest, taxes, stock-based compensation and depreciation and amortization (“EV/ EBITDA”); and

(b)	multiples of price (“P”) using the share price to estimated calendar year 2016 and 2017 pro forma earnings per share (“EPS”) as adjusted to exclude stock-based compensation, amortization of intangibles and one-time charges, which is referred to as price-to-earnings (“P/E”).

Stifel believes that the group of companies listed below have business models similar to those of the Company, but noted that none of these companies have the same management, composition, size, operations, financial profile, or combination of businesses as the Company:

Selected Public Companies

•	Alarm.com Holdings, Inc.

•	Blackbaud, Inc.

•	Carbonite, Inc.

•	The Descartes Systems Group Inc.

•	Healthstream Inc.

•	IntraLinks Holdings, Inc.

•	LivePerson, Inc.

•	RealPage, Inc.

•	Upland Software, Inc.

The following table sets forth the multiples indicated by this analysis. The range of multiples relative to the selected public companies reflects the first quartile to third quartile metrics of such companies:

Selected Public Companies

Multiple:	Range of multiples	1st Quartile	Median	Average	3rd Quartile	Proposed Transaction
CY 2016 EV/Revenues	1.7x – 3.7x	1.7x	2.6x	3.2x	3.7x	3.4x
CY 2017 EV/Revenues	1.6x – 3.2x	1.6x	2.4x	2.9x	3.2x	3.2x
CY 2016 EV/EBITDA	14.0x – 20.3x	14.0x	15.8x	16.0x	20.3x	15.3x
CY 2017 EV/EBITDA	12.1x – 17.3x	12.1x	12.8x	13.7x	17.3x	13.1x
CY 2016 P/E	28.8x – 40.9x	28.8x	30.9x	36.4x	40.9x	49.9x
CY 2017 P/E	26.8x – 34.9x	26.8x	30.6x	33.1x	34.9x	39.5x

No company utilized in the selected company analysis is identical to the Company. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in the Company’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the median or average) is not in itself a meaningful method of using peer group data.

Selected Transactions Analysis. Based on public and other information available to Stifel, Stifel calculated and compared the multiples of (i) EV to last twelve month (“LTM”) and next twelve month (“NTM”) revenues and LTM and NTM EBITDA, and (ii) LTM and NTM P/E implied in the merger for the Company to the corresponding multiples implied in the following 36 selected acquisitions of public software companies that have been announced since January 1, 2010 and that had less than 15% NTM projected revenue growth:

Announce Date	Acquirer	Target
5/2/16	Oracle Corporation	Opower, Inc.
11/2/15	Endurance International Group Holdings, Inc.	Constant Contact, Inc.
9/10/15	Ericsson	Envivio, Inc.
8/6/15	International Business Machines Corporation	Merge Healthcare Incorporated
5/5/15	Pitney Bowes Inc.	Borderfree, Inc.
2/5/15	Insight Venture Partners	E2open, Inc.
11/25/14	Vista Equity Partners	Advanced Computer Software Group
9/2/14	Thoma Bravo, LLC	Compuware Corporation
2/14/14	GTCR	Cision AB
1/30/14	Dassault Systemes SA	Accelrys Inc.
11/18/13	Advent International Corporation	Unit4 N.V.
9/30/13	Vista Equity Partners	Active Network Inc.
9/23/13	Vista Equity Partners	Greenway Medical Technologies, Inc.
6/24/13	Thoma Bravo, LLC	Keynote Systems, Inc.
5/20/13	Genesys Telecommunications Laboratories, Inc.	SoundBite Communications, Inc.
11/28/12	NCR Corporation	Retalix Ltd.
8/27/12	International Business Machines Corporation	Kenexa Corp.
3/5/12	PLATO Learning, Inc.	Archipelago Learning, Inc.
12/8/11	International Business Machines Corporation	Demandtec Inc.
9/15/11	GTCR	Fundtech Ltd.
8/15/11	Permira Advisors	Renaissance Learning, Inc.
8/4/11	The Blackstone Group	Emdeon Inc.
7/26/11	ACI Worldwide, Inc.	S1 Corporation
7/7/11	One Equity Partners	APAC Customer Services, Inc.
4/4/11	Apax Partners	Epicor Software Corp.
4/1/11	Providence Equity Partners	SRA International Inc.
3/11/11	Infor Global Solutions	Lawson Software Inc.
2/1/11	Time Warner Cable Inc.	NaviSite, Inc.
10/11/10	ASSA ABLOY AB	ActivIdentity Corporation
6/9/10	Allscripts-Misys Healthcare Solutions, Inc.	Eclipsys Corporation
6/2/10	Thoma Bravo, LLC	SonicWALL Inc.
5/17/10	Thoma Bravo, LLC	Double-Take Software, Inc.
5/6/10	CGI Group Inc.	Stanley Inc.
3/26/10	Thoma Bravo, LLC	PLATO Learning, Inc.
3/15/10	Pegasystems Inc.	Chordiant Software, Inc.
3/1/10	MSCI Inc.	RiskMetrics Group, Inc.

The following table sets forth the multiples indicated by this analysis and the multiples implied by the merger. The range of multiples reflects the first quartile to third quartile metrics of the selected software transactions:

Multiple:	Range of multiples	1st Quartile	Median	Average	3rd Quartile	Proposed Transaction
LTM EV/Revenues	2.0x – 3.3x	2.0x	2.5x	2.7x	3.3x	3.6x
NTM EV/Revenues	1.8x – 3.1x	1.8x	2.2x	2.5x	3.1x	3.4x
LTM EV/EBITDA	10.9x – 17.1x	10.9x	13.1x	16.0x	17.1x	17.8x
NTM EV/EBITDA	10.3x – 14.8x	10.3x	11.7x	13.7x	14.8x	14.6x
LTM P/E	21.1x – 34.4x	21.1x	27.8x	30.3x	34.4x	53.5x
NTM P/E	18.9x – 32.2x	18.9x	25.8x	26.7x	32.2x	46.9x

No transaction used in the selected transactions analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies involved in the selected transactions which, in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the merger is being compared. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, some of which are beyond the Company’s control, such as the impact of competition on the Company’s business or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company, the companies involved in the selected transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions which, in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the merger is being compared.

Discounted Cash Flow Analysis. Stifel used financial forecasts of the Company for the last three calendar quarters of 2016 through calendar year 2020, as provided by the Company’s management, to perform a discounted cash flow analysis, which is designed to provide insight into a company’s future cash flow forecasts by discounting them to arrive at the net present value of these cash flows. In conducting this analysis, Stifel assumed that the Company would perform in accordance with these forecasts. The forecasts and estimates supplied to and utilized by Stifel are set forth below in the section entitled “Projected Financial Information” beginning on page 48. Stifel first estimated the terminal value of the forecasted cash flows by applying a range of exit multiples Stifel deemed relevant to the Company’s estimated 2020 EBITDA, which multiples ranged from 12.0x to 16.0x. Stifel calculated projected unlevered free cash flow for 2016 through 2020 using management’s forecasts and discounted these cash flows and the terminal value to present values using discount rates of 10.8 – 12.8%, based on the Company’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by the Company’s net cash to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $16.15 to $20.11. Stifel noted that the per share consideration of $17.75 to be received by holders of the shares of common stock pursuant to the merger is within such range.

The foregoing description is only a summary of the material financial analyses performed by Stifel in arriving at its Opinion. The summary alone does not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. No methodology employed by Stifel can be viewed individually, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. Additionally, no company or transaction used in any analysis as a comparison is identical to the Company or the merger, and they all differ in material ways. Accordingly, an analysis of the results described above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. Stifel used these analyses to determine the impact of various operating metrics on the implied enterprise value and implied per share equity value of the Company. Each of these analyses yielded a range of implied enterprise value and implied per share equity value, and therefore, such implied enterprise value ranges developed from these analyses were viewed by Stifel collectively and not individually. Stifel made its determination as to the fairness, from a financial point of view, of the per share merger consideration to be received by holders of shares of the Company’s common stock from Parent in the merger pursuant to the merger agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Conclusion. Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Opinion, Stifel was of the opinion that, as of the date of the Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the per share merger consideration to be received by holders of shares of the Company’s common stock from Parent in the merger pursuant to the merger agreement is fair to such holders of shares, from a financial point of view.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its Opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and the Opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual value of the Company.

As compensation for its services relating to the merger, the Company has agreed to pay Stifel a fee of $1,000,000 upon delivery of the Opinion and an aggregate fee currently estimated to be approximately $8.1 million, which is contingent on the completion of the merger (against which the $1,000,000 fee for the Opinion will be credited in the event the merger is consummated). The Company’s board of directors was aware of this fee structure and took it into account in considering the Opinion and in approving the merger. Further, the Company agreed to reimburse Stifel for its reasonable out-of-pocket expenses incurred in performing its services and to indemnify Stifel, its affiliates and their respective officers, directors, employees and agents, and any persons controlling Stifel or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, against specific liabilities, including certain liabilities under the federal securities laws, arising out of Stifel’s engagement.

Stifel served as repurchase agent to the Company in connection with a share buyback announced in February 2016, and received customary compensation for its services. There are no other material relationships that existed during the two years prior to the date of the Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the merger. Stifel may seek to provide investment banking services to Parent or its affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of business, Stifel and its clients may transact in the equity securities of each of the Company and affiliates of Parent and may at any time hold a long or short position in such securities.

Projected Financial Information

The Company does not as a matter of course make projections as to future revenues, earnings or other results available to the public due to, among other things, the uncertainty of underlying assumptions and estimates. However, the Company is including certain unaudited prospective financial information considered by the board of directors in connection with the merger, which we refer to as the projections. The inclusion of the projections should not be regarded as an indication that any of the Company, Stifel, Parent or any other person considered, or now considers, such projections to be predictive of actual future results.

Although presented with numerical specificity, the projections are not actual facts and were based on numerous assumptions and variables that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and “Cautionary Statement Concerning Forward-Looking Information” in this proxy statement, which factors may cause the projections or the underlying assumptions to be inaccurate, and, in many cases, are beyond the control of the Company and Parent. As a result, the projections may not be realized and actual results may be significantly higher or lower than estimated. Because the projections cover multiple years, that information by its nature becomes less predictive with each successive year. You should read the section entitled “Cautionary Statement Concerning Forward-Looking Information” for additional information regarding the risks inherent in forward-looking information such as the financial projections.

The projections were prepared solely for internal use to assist our board of directors and were not prepared with a view toward public disclosure or toward compliance with accounting principles generally accepted in the United States, or GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the projections require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in the Company’s historical GAAP financial statements. Certain of the prospective financial information set forth herein, including EBITDA, non-GAAP net income, non-GAAP EPS and free cash flow, may be considered non-GAAP financial measures, which were presented because management believed that they could be useful indicators of the Company’s projected future operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Neither the Company’s independent registered public accounting firm, nor any other independent accountant, has examined, compiled or performed any procedures with respect to the projections, nor have they expressed an opinion or any other form of assurance with respect thereto.

None of the Company, Parent, Stifel or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of subsequent or future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of the Company, Parent, Stifel or their respective affiliates, officers, directors or other representatives has made or makes any representation to any stockholder or to any other person regarding the Company’s ultimate performance compared to the information contained in the projections or that the projected results will be achieved. The inclusion of the projections should not be regarded as an indication that the Company now considers them to be a reliable prediction of future results and you should not rely on them as such. The summary of the projections included below is not being included to influence your decision whether to vote for the merger agreement, but are being provided because the projections were considered by the board of directors in connection with the analysis of the merger.

The projections for the Company were prepared by management and considered by the board of directors in connection with the merger. The projections were also provided to Stifel in connection with its discounted cash flow analysis. The portions of the projections covering 2016-2018 were provided to Parent.

($ in millions, except per share data)

Fiscal Year Ending 12/31	FY’16E	FY’17E	FY’18E
Revenue	$110.1	$119.9	$136.0
EBITDA(1)	$24.7	$28.8	$36.5
Non-GAAP Net Income(2)	$10.0	$12.7	$16.7
Non-GAAP EPS(2)	$0.36	$0.45	$0.59
Shares outstanding	28.0	28.2	28.5

(1)	EBITDA consists of net income plus depreciation and amortization, total other income, income tax (benefit) expense and stock-based compensation expense. Our use of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect cash expenditure requirements for such replacements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider EBITDA alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results. Our management reviews Adjusted EBITDA along with these other measures in order to fully evaluate our financial performance.

The following table provides a reconciliation of net income to EBITDA (in millions):

	9Mos ‘16E	FY ‘16E	FY ‘17E	FY ‘18E	FY ‘19E	FY ‘20E
Net Income	$2.7	$3.7	$6.2	$10.0	$12.6	$15.0
Depreciation and amortization	9.7	12.8	13.2	14.3	14.2	14.5
Total other income	(0.3)	(0.6)	(0.9)	(0.9)	(0.9)	(0.9)
Income tax expense	1.7	1.9	3.1	4.9	6.3	7.4
Stock-based compensation	5.1	6.7	7.3	8.3	9.4	10.6

EBITDA	$19.0	$24.7	$28.8	$36.5	$41.7	$46.6

(2)

Non-GAAP Net Income, a non-GAAP operating measure, consists of net income plus our non-cash, stock-based compensation expense, amortization of intangible assets and amortization of acquired software. Non-GAAP Net Income is determined on a tax-effected basis. Due to the impact that non-taxable expenses, e.g. stock-based compensation, has on our effective tax rate, we determined the tax effect of Non-GAAP Net Income by arriving at Non-GAAP Income before taxes, multiplying this by our statutory rate of 38.9% and the difference between our statutory tax expense and our book tax expense is the tax effect of adjustments to arrive at Non-GAAP Net Income. Our use of Non-GAAP Net Income has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Non-GAAP Net Income does not reflect changes in, or cash requirements for, our working capital needs;

•	Non-GAAP Net Income does not consider the potentially dilutive impact of equity-based compensation;

•	we must make certain assumptions in order to determine the tax effect adjustments for Non-GAAP Net Income, which assumptions may not prove to be accurate; and

•	other companies, including companies in our industry, may calculate Non-GAAP Net Income differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Non-GAAP Net Income alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results. Our management reviews Non-GAAP Net Income along with these other measures in order to fully evaluate our financial performance.

The following table provides a reconciliation of net income to Non-GAAP Net Income (in millions, except per share values):

	FY ‘16E	FY ‘17E	FY ‘18E	FY ‘19E	FY ‘20E
Net Income	$3.7	$6.2	$10.0	$12.6	$15.0
Stock-based compensation	6.7	7.3	8.3	9.4	10.6
Amortization of intangible assets	2.4	2.5	2.5	2.0	1.5
Amortization of acquired software	1.8	1.7	1.7	1.4	1.4
Tax effect of adjustments	(4.7)	(5.0)	(5.7)	(6.0)	(6.5)

Non-GAAP Net Income	$10.0	$12.7	$16.7	$19.4	$21.9

Shares Outstanding	28.0	28.2	28.5	28.7	28.9
Non-GAAP EPS	$0.36	$0.45	$0.59	$0.68	$0.76

($ in millions, except per share values)	Projected
	9 months		Annual
Fiscal Year Ending 12/31	2016	2017	2018	2019	2020
Revenues	$83.3	$119.9	$136.0	$154.2	$174.9
% Growth		8.8%	13.4%	13.4%	13.4%
EBITDA(1)	$19.0	$28.8	$36.5	$41.7	$46.6
Less: Stock-based Compensation	(5.1)	(7.3)	(8.3)	(9.4)	(10.6)
Adj. EBITDA	13.9	21.5	28.3	32.3	35.9
% Margin	16.6%	18.0%	20.8%	20.9%	20.5%
Less: Depreciation & Amortization(2)	6.6	9.0	10.1	10.8	11.6

EBIT	7.2	12.5	18.2	21.5	24.3
Less: Income Taxes	5.1	8.1	10.6	12.3	14.0
Cash Tax Rate	69.9%	64.3%	58.5%	57.6%	57.4%

Unlevered After-Tax Income	2.2	4.5	7.5	9.1	10.4
Plus: Depreciation & Amortization(2)	6.6	9.0	10.1	10.8	11.6
Less: Capital Expenditures(3)	(6.8)	(9.3)	(9.5)	(10.0)	(10.3)
As a % of Sales	8.2%	7.8%	7.0%	6.5%	5.9%
Plus: Working Capital Cash Flow	4.2	9.0	14.1	12.2	10.2
As a % of Revenue	5.0%	7.5%	10.4%	7.9%	5.8%

Free Cash Flow(4)	$10.9	$20.5	$30.5	$31.5	$32.5

(1)	See reconciliation of net income to EBITDA in footnote 1 to the table above.

(2)	Depreciation and Amortization includes amortized software development.

(3)	Capital Expenditures includes capitalized software development costs.

(4)	Free Cash Flow consists of net cash provided by operating activities, less purchase of property and equipment and less capitalization of software development costs. Our use of Free Cash Flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Free Cash Flow does not reflect the cash requirements necessary to service principal payments on our indebtedness;

•	Free Cash Flow removes the impact of accrual basis accounting on asset accounts and non-debt liability accounts; and

•	other companies, including companies in our industry, may calculate Free Cash Flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Free Cash Flow alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results. Our management reviews Free Cash Flow along with these other measures in order to fully evaluate our financial performance.

The following table provides a reconciliation of net cash provided by operating activities to Free Cash Flow (in millions):

	9Mos ‘16E	FY ‘16E	FY ‘17E	FY ‘18E	FY ‘19E	FY ‘20E
Net cash provided by operating activities	$27.6	$23.5	$29.8	$40.0	$41.5	$42.8
Purchase of property and equipment	(2.6)	(3.0)	(3.3)	(3.5)	(4.0)	(4.3)
Capitalization of software development costs	(4.6)	(6.0)	(6.0)	(6.0)	(6.0)	(6.0)

Free Cash Flow	$20.4	$14.5	$20.5	$30.5	$31.5	$32.5

THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Payment of Merger Consideration

Record holders of shares of common stock will be sent a letter of transmittal describing how such holder may exchange his or her shares of common stock for the per share merger consideration promptly after the completion of the merger. You should not return any stock certificates you may hold in your files with the enclosed proxy card.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If you hold any stock certificates, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company.

Please see the section entitled “—Golden Parachute Compensation” beginning on page 57 for additional information with respect to the compensation that our named executive officers may receive in connection with the consummation of the merger.

Equity Compensation Awards

Stock Options

At the effective time, and except as agreed between Parent and any holder thereof, each outstanding and unexercised stock option granted under the Company’s equity incentive plans that is vested as of immediately prior to the effective time or that vests solely as a result of the merger will be cancelled and will entitle the holder of such option to receive an amount in cash equal to the product of (i) the total number of shares subject to such stock option immediately prior to the effective time and (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such stock option, less applicable taxes required to be withheld with respect to such payment. At the effective time, each stock option that is not vested as of immediately prior to the effective time or that does not vest solely as a result of the merger will be cancelled and forfeited for no consideration.

RSU Awards

At the effective time, and except as agreed between Parent and any holder thereof, each outstanding RSU award granted under the Company’s equity incentive plans that is vested as of immediately prior to the effective time or that vests solely as a result of the merger will be cancelled and will entitle the holder of such RSU to receive an amount in cash equal to the product of (i) the total number of shares subject to such RSU and (ii) the per share merger consideration, less applicable taxes required to be withheld with respect to such payment. At the effective time, each RSU that is not vested as of immediately prior to the effective time or that does not vest solely as a result of the merger will be cancelled and forfeited for no consideration.

PSU Awards

Pursuant to the PSU agreements, in the event of a change of control of the Company, such as the merger, the performance period otherwise applicable to the PSUs ends as of the day immediately preceding the consummation of the change of control. This shortened performance period is referred to as the “adjusted performance period.” The number of “earned units” under each PSU agreement is then calculated in accordance with the generally applicable formula under the PSU agreement, except that the per share merger consideration is substituted for the “Average Per Share Closing Price” (as defined in the applicable PSU agreement) that would ordinarily be used to calculate the number of units earned under each PSU award and the “Average Closing Index Value” shall be determined for the 30 calendar day period ending on the last day of the adjusted performance period. At the effective time, and except as agreed between Parent and any holder thereof, each outstanding PSU award granted under the Company’s equity incentive plans will be cancelled and will entitle the holder of such PSU to receive an amount in cash equal to the product of (i) the total number of “earned units” as determined in accordance with the change of control provisions of the applicable PSU agreement based upon actual performance through the “adjusted performance period” (as such terms are defined in the applicable PSU agreement and summarized above) and (ii) the per share merger consideration, less applicable taxes required to be withheld with respect to such payment, which we refer to as the PSU Consideration. At the effective time, each portion of a PSU award that is not an “earned unit” will be cancelled and forfeited for no consideration. A pro rata portion of the PSU Consideration vests and is payable at the effective time of the merger. This pro rata portion is determined by multiplying the PSU Consideration by a fraction, the numerator of which equals the number of days contained in the adjusted performance period and the denominator of which equals the number of days contained in the original performance period. The remaining PSU Consideration vests and becomes payable on the vesting date applicable under the original performance period schedule, subject to the holder’s continuous service to Parent through such vesting date (and subject to accelerated vesting and payment if the holder is involuntarily terminated by Parent upon or within 24 months following the effective time of the merger). Notwithstanding the foregoing, if a holder of PSUs is involuntarily terminated by the Company within the 120 day period prior to the effective time of the merger, or at the request of a third party who is a party to the merger, the holder’s total PSU Consideration will vest and be payable at the effective time.

Acceleration of Certain Awards

Under our 2004 Stock Incentive Plan, the vesting and exercisability of all unvested awards automatically accelerate by one year in the event of a change of control, except that such acceleration does not apply to participants in the Severance Plan described below. Equity awards (other than PSUs, which are governed by the generally applicable terms of the merger agreement with respect to PSUs) held by participants in the Severance Plan will become fully vested upon a change of control if the agreements effectuating the change of control do not provide for the assumption or substitution of such unvested equity awards. Therefore, equity awards granted under the 2004 Stock Incentive Plan will accelerate by one year as a result of the merger for holders of such equity awards other than participants in the Severance Plan, and equity awards (other than PSUs, which are governed by the generally applicable terms of the merger agreement with respect to PSUs) held by participants in the Severance Plan will become fully vested as a result of the merger. Our 2013 Stock Incentive Plan does not provide for any acceleration of vesting in the event of a change of control.

The following table provides, as of June 6, 2016 (the latest practicable date before the filing of this proxy statement) and based on the per share merger consideration, the value of the outstanding option awards and RSU awards that are vested or that would vest as a result of the merger and the value of the outstanding PSU awards based on the number of “earned units” as of June 6, 2016 (the latest practicable date before the filing of this proxy statement) held by each person who has served as a director and/or executive officer since January 1, 2015 and who will be entitled to payment for such awards as described above:

Name	Value of Vested Stock Option Awards($)(2)	Value of RSU Awards($)	Value of PSU Awards($)(3)
Directors
Jeffrey T. Barber	244,750	281,302	—
Timothy J. Buckley	244,750	225,052	—
Daniel F. Gillis	29,425	225,052	—
L. Steven Nelson	—	251,056	—
Executive Officers
Stephen J. Wiehe	987,182	2,521,885	2,862,151
Jennifer G. Kaelin	83,318	743,530	1,089,014
Douglas M. Keister	43,922	89,726	840,249
Grant W. Collingsworth	806,133	570,698	621,549
Elizabeth A. Hendriks	66,948	—	376,989
Teresa B. Jamison	66,613	145,639	618,445
Karen M. Sage	21,341	—	628,315
Rudy C. Howard(1)	—	—	—

(1)	Mr. Howard served as our Chief Financial Officer through May 2015.

(2)	Represents the excess of the $17.75 per share merger consideration over the exercise price of the option.
(3)	Represents the value of “earned units” as determined in accordance with the change of control provisions of the applicable PSU agreement based upon actual performance through June 6, 2016 (the latest practicable date before the filing of this proxy statement).

Change of Control Severance Plan

Mr. Wiehe, our Chief Executive Officer, Ms. Kaelin, our Chief Financial Officer, and Mr. Collingsworth, our General Counsel and Vice President of Corporate Development, are eligible to participate in our Severance Plan. The Severance Plan provides that if a participant’s employment is terminated either by the Company without “cause” (as defined below) within 24 months following a change of control, such as the merger, or by the participant with “good reason” (as defined below) within 12 months following a change of control, such as the merger (collectively referred to as a Qualified Termination), then the participant will be entitled to receive certain benefits, including a cash severance payment, Company payment of continued health and dental insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (which we refer to as COBRA), and certain indemnification and liability insurance benefits, each as described in greater detail below. In addition, each participant’s outstanding and unvested equity awards (other than PSUs, which are governed by the generally applicable terms of the merger agreement with respect to PSUs) will become fully vested automatically upon the merger because the Severance Plan provides for accelerated vesting of such equity awards upon a change of control if the agreements effectuating the change of control, such as the merger agreement, do not provide for the assumption or substitution of such unvested equity awards. The vesting benefits contained in the Severance Plan supersede any contrary vesting acceleration provisions contained in our 2004 Stock Incentive Plan.

The cash severance payment is a lump-sum equal to (i) the sum of the participant’s then current base salary plus target bonus, multiplied by 1.5, in the case of Mr. Wiehe, (ii) the sum of the participant’s then current base salary plus target bonus in the case of Ms. Kaelin, and (iii) the participant’s then current base salary in the case of Mr. Collingsworth.

In addition, if a participant experiences a Qualifying Termination and the participant and/or his or her dependents become entitled to, and timely elect to continue, health care and/or dental coverage under COBRA, the Company will provide the participant and his or her dependents with Company-paid group health and dental insurance continuation coverage under COBRA during the 18 month period following the Qualifying Termination (or, if earlier, until the participant’s eligibility for COBRA expires).

If a participant experiences a Qualifying Termination, in any situation where under applicable law the Company has the power to indemnify (or advance expenses to) the participant in respect of any judgments, fines, settlements, loss, cost of expense (including attorneys’ fees of any nature related to or arising out of the participant’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, the Company will promptly on written request indemnify (and advance expenses to) the participant to the fullest extent permitted by applicable law. For the six year period immediately following a participant’s Qualifying Termination, the Company will furnish the participant with directors’ and/or officers’ liability insurance, as applicable, insuring the participant against insurable events which occur or have occurred while the participant was a director or officer of the Company. This insurance will have policy limits aggregating not less than the amount in effect immediately prior to the merger, and otherwise will be in substantially the same form and contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of the Company in force from time to time, subject to a premium cap equal to 150% of the annual premium rate paid by the Company for such insurance as of April 29, 2015.

For purposes of the Severance Plan, “cause” means (i) the participant’s conviction of a felony (other than a violation of traffic or motor vehicle laws), (ii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the participant and is reasonably likely to result in material harm to the Company, (iii) a willful act by the participant which constitutes misconduct and is materially injurious to the Company or (iv) continued willful violations by the participant of the participant’s obligations to the Company.

For purposes of the Severance Plan, “good reason” means the occurrence of any of the following: (i) a material reduction of the duties, authority or responsibilities of the participant in effect immediately prior to the change of control, (ii) a material reduction by the Company of the participant’s base salary or bonus opportunity as in effect immediately prior to such reduction; (iii) a material change in the geographic location at which the participant must provide services (the relocation of the participant to a facility or a location more than 50 miles from his or her current facility shall be such a change, but any lesser change shall not); or (iv) any material breach of the Severance Plan by the Company, including without limitation the failure of the Company to obtain the assumption of the Severance Plan by a successor.

To be eligible to receive any benefits under the Severance Plan (other than accelerated vesting), a participant must execute a standard waiver and release of claims. The payments and benefits under the Severance Plan are subject to a “best-after-tax” provision in the case that any payment or benefit a participant would receive from us or otherwise would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

The value of the payments and benefits to which each participant would become entitled pursuant to the Severance Plan, assuming for this purpose that the merger is consummated on June 6, 2016 and each participant’s employment is terminated either by the Company without “cause” or by the participant with “good reason” occurs on such date, is presented in the section entitled “—Golden Parachute Compensation” below.

Company Stock Plans

Prior to the effective time, the Company will take all actions necessary to terminate the ESPP and all equity compensation plans of the Company.

Indemnification and Insurance

Under the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from and coverage under directors’ and officers’ liability insurance policies carried by the surviving corporation. For more information regarding such indemnification and insurance coverage, see the section entitled “The Merger Agreement—Indemnification and Insurance.”

Arrangements with the Surviving Corporation

As of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Parent or its affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or its affiliates. Although it would not be unexpected that some members of our current management team will enter into arrangements, agreements or understandings with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or an affiliate of Parent), as of the date of this proxy statement no such agreements, arrangements or understandings have been reached between members of our current management and representatives of Parent, and there can be no assurance that any parties will reach an agreement, arrangement or understanding. New arrangements, agreements or understandings, if any, are currently expected to be entered into at or prior to completion of the merger and would not become effective until after the merger is completed.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Golden Parachute Compensation

The Company is required pursuant to Section 14A of the Exchange Act to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of our named executive officers in connection with the proposed merger pursuant to the Company’s compensation and benefit arrangements, which we refer to as “golden parachute” compensation. The Company is asking its stockholders to approve the “golden parachute” compensation that will or may become payable by the Company to each of its named executive officers as set forth in the “Golden Parachute Compensation” table below and as described in “—Interests of Certain Persons in the Merger.” These disclosures are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the merger and will or may become payable either by the Company or Parent.

The board of directors unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of SciQuest, Inc. approve, on an advisory basis, the compensation to be paid to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Golden Parachute Compensation table in the proxy statement and the related narrative disclosures in the section of the proxy statement entitled “The Merger—Interests of Certain Persons in the Merger.”

The “Golden Parachute Compensation” table below sets forth information regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger, assuming the following:

•	The price per share of the Company’s common stock is $17.75;

•	The effective time of the merger is June 6, 2016 (the latest practicable date before the filing of this proxy statement); and

•	Each currently employed named executive officer experiences a termination of employment in connection with a change of control either by the Company other than for cause, death or disability or by the executive for good reason as of June 6, 2016 (the latest practicable date before the filing of this proxy statement).

Please note that the amounts indicated below are estimates based on multiple assumptions (including the assumption that the named executive officer’s employment is terminated by the Company other than for cause, death or disability or by the executive for good reason) that may or may not actually occur or may occur at times different than the time assumed. Some of these assumptions are based on information currently unavailable and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Stephen J. Wiehe	1,130,175	6,371,218	18,785	7,520,178
Jennifer G. Kaelin	478,000	1,915,862	16,872	2,410,734
Douglas M. Keister	—	973,897	—	973,897
Grant W. Collingsworth	297,395	1,998,380	18,331	2,314,106
Elizabeth Hendriks	—	443,937	—	443,937
Rudy C. Howard(1)	—	—	—	—

(1) Mr.	Howard served as our Chief Financial Officer through May 2015.

(2)	As discussed in greater detail above in the section entitled “—Interests of Certain Persons in the Merger—Change of Control Severance Plan,” the merger agreement constitutes a change of control as defined in the Severance Plan, and if a participant in the Severance Plan is terminated either by the Company without “cause” within 24 months following a change of control or by the participant for “good reason” within 12 months following a change of control, then the participant will be entitled to receive the amount shown in this column. This cash severance payment will be a lump-sum equal to (i) the sum of the participant’s then current base salary plus target bonus multiplied by 1.5, in the case of Mr. Wiehe, (ii) the sum of the participant’s then current base salary plus target bonus in the case of Ms. Kaelin, and (iii) the participant’s then current base salary in the case of Mr. Collingsworth. These severance arrangements constitute “double trigger” arrangements as defined by SEC Rule 402(t) under Regulation S-K and are conditioned on the participant’s execution of a standard waiver and release of claims.
(3)	Represents the value of the aggregate consideration to be paid with respect to the named executive officers’ equity awards, as described in greater detail above in the section entitled “—Interests of Certain Persons in the Merger” and based on the assumptions in that section. Payment will be made pursuant to the merger agreement following the effective time. Under the terms of the merger agreement and the applicable equity incentive plans, the payment for all vested option awards and RSU awards, accelerated option awards and RSU awards held by participants in the Severance Plan and the payment of the pro rata portion of the PSU Consideration payable to all holders of PSUs at the effective time of the merger represent a “single trigger” arrangement as defined by SEC Rule 402(t) under Regulation S-K. The payment for the pro rata portion of the PSU Consideration that is not payable to holders of PSUs at the effective time of the merger represents a “double trigger” arrangement as defined by SEC Rule 402(t) under Regulation S-K.
(4)	Represents costs for continuous coverage, at the Company’s expense, under group health and dental insurance plans in which the named executive officer participated at the date of termination under the terms of the Severance Plan and 12 months of paid life insurance benefits for Mr. Wiehe pursuant to his executive employment agreement. These payments are “double trigger” arrangements as defined in SEC Rule 402(t) of Regulation S-K.
(5)	The following table shows, for each named executive officer, the amounts which are single-trigger arrangements (i.e., conditioned solely on the occurrence of a change of control) or double-trigger arrangements (i.e., requiring the occurrence of an additional event, in this case an involuntary termination without “cause” within 24 months following the merger or a resignation for “good reason” within 12 months following the merger).

Executive Officer	Single-Trigger ($)	Double-Trigger ($)
Stephen J. Wiehe	$4,156,250	$3,363,928
Jennifer G. Kaelin	1,059,459	1,351,275
Douglas M. Keister	300,094	673,803
Grant W. Collingsworth	1,529,790	784,316
Elizabeth Hendriks	104,475	339,462
Rudy C. Howard	—	—

The vote on “golden parachute” compensation is separate and apart from the vote to adopt the merger agreement or to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You may vote to adopt the merger agreement and vote against the “golden parachute” compensation proposal and vice versa. Approval of this proposal is also not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is only an advisory vote and will not be binding on the Company or Parent. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to the Company’s executive officers in accordance with the terms of the Severance Plan.

Approval of the non-binding advisory proposal regarding “golden parachute” compensation requires the affirmative vote of a majority of the votes cast thereon in person or by proxy at the special meeting. A failure to vote or an abstention will have no effect on the outcome of the proposal.

The Company’s board of directors recommends a vote “FOR” the advisory proposal on “golden parachute” compensation.

Voting Agreement

In connection with the merger agreement, Parent entered into a voting agreement with RGM, one of our stockholders that owns approximately 2,679,811 shares of common stock, representing approximately 9.6% of our outstanding shares of common stock. Pursuant to the voting agreement, RGM has agreed, prior to the expiration time (as defined below), to vote all of its shares that it continues to beneficially own as of the record date for the special meeting (a) in favor of approval of the adoption of the merger agreement and the merger; (b) in favor of any proposal to adjourn the meeting to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger if (but only if) there are not sufficient votes to adopt the merger agreement on the date on which such meeting is held, (c) against any acquisition proposal (including any superior proposal) and (d) against any action, proposal, transaction or agreement that could result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the merger agreement or of RGM under the voting agreement or that could (i) prevent, delay, impair, discourage, adversely affect or inhibit the timely consummation of the merger or the satisfaction of Parent’s, the Company’s or Merger Sub’s conditions under the merger agreement or (ii) change in any manner the voting rights of any class of shares of the Company. The expiration time of the voting agreement will be the earliest to occur of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms by mutual consent of the Company and Parent, (3) the six-month anniversary of the valid termination of the merger agreement in accordance with its terms other than by mutual consent of the Company and Parent, (4) the entering into of any amendment by the parties to, or the waiver by the Company of any provision of, the merger agreement that reduces the amount of consideration payable by Parent and/or Merger Sub pursuant to the merger agreement, without the prior written consent of RGM or (5) such date and time designated by Parent in a written notice to RGM.

RGM also has agreed pursuant to the voting agreement not to sell or otherwise transfer any shares subject to the voting agreement without the consent of Parent, prior to the later of (i) the day following the record date for the special meeting and (ii) July 10, 2016, except for certain permitted transfers. Such permitted transfers include: (a) one or more transfers by RGM to any persons prior to July 10, 2016 that in the aggregate represent no more than 25% of the shares subject to the voting agreement; and (b) from and after July 10, 2016, one or more transfers by RGM to any persons that in the aggregate, when taken together with any transfers made pursuant to the preceding clause (a), represent less than 50% of the shares subject to the voting agreement.

Financing of the Merger

We anticipate that the total amount of funds necessary at closing to complete the merger and the related transactions will be approximately $488,881,029. This amount includes the funds needed to: (1) pay stockholders the amounts due under the merger agreement (excluding shares held directly or indirectly by the Accel-KKR Funds, which will be transferred to Parent and cancelled in the merger for no consideration); (2) make payments in respect of our outstanding equity-based awards pursuant to the merger agreement (excluding that portion of the PSU awards that will become payable in the future as described in the section entitled “—Interests of Certain Persons in the Merger”); and (3) pay all fees and expenses payable under the merger agreement.

Parent and Merger Sub are each affiliated with the Accel-KKR Funds. In connection with the merger, Parent has entered into an equity commitment letter, dated as of May 30, 2016, with the Accel-KKR Funds, pursuant to which the Accel-KKR Funds agreed to contribute an aggregate amount of up to $363,875,918 to Parent for purposes of consummating the transactions contemplated by the merger agreement. In addition, Parent intends to use approximately $130,000,000 of the Company’s cash and cash equivalents to fund the transactions contemplated by the merger agreement. The equity commitments of the Accel-KKR Funds may be reduced by (a) any other funds provided to Parent, Merger Sub or the Company, including with the proceeds of any debt financing arranged by Parent or Merger Sub and (b) to the extent not already taken into account in the above commitment amounts, the amount by which the Company’s and its subsidiaries’ cash and cash equivalents exceeds $1,000,000.

The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. The Company is entitled, subject to certain limitations, to obtain specific performance of the Accel-KKR Funds’ equity commitments, and the Accel-KKR Funds have agreed not to oppose the granting of specific performance (including in the form of an injunction) of their obligations. The equity commitments may not be waived, amended or otherwise modified without the prior written consent of each of the Accel-KKR Funds, the Company and Parent.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of shares of our common stock whose shares of our common stock are converted into the right to receive cash in the merger. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a beneficial owner of shares of our common stock that is treated as an individual, corporation, trust or estate for U.S. federal income tax purposes and that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences of the merger, nor does it address any tax consequences of the merger arising under any state, local or non-U.S. tax laws or under U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, which we refer to as the IRS, all as in effect as of the date hereof. These authorities are subject to varying interpretation and may change, which as a result could affect the accuracy of the statements and conclusions set forth herein. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

The discussion applies only to beneficial owners who hold shares of our common stock as capital assets within the meaning of section 1221 of the Code (generally, property held for investment), and does not address the U.S. federal income tax consequences of the merger to holders of shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, or holders who validly exercise their rights under the DGCL to object to the merger. This discussion also does not address all aspects of U.S. federal income taxation that may be relevant to certain types of beneficial owners who may be subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	insurance companies,

•	banks or other financial institutions,

•	tax-exempt organizations,

•	qualified retirement plans,

•	brokers, dealers or traders in securities, commodities or currencies,

•	partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations or other pass-through entities (and investors in such partnerships, S corporations or other pass-through entities),

•	controlled foreign corporations or passive foreign investment companies,

•	mutual funds, regulated investment companies, or real estate investment trusts,

•	traders in securities who elect the mark-to-market method of accounting,

•	certain U.S. expatriates or former long-term residents of the United States,

•	stockholders subject to the alternative minimum tax provisions of the Code,

•	stockholders that have a functional currency other than the U.S. dollar or

•	stockholders who hold common stock as part of an integrated investment such as a hedge, straddle, constructive sale or conversion transaction).

This discussion also does not address the receipt of cash in connection with the cancellation of shares of restricted stock units or options to purchase shares of common stock, or any other matters relating to equity compensation or employee benefit plans.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement. The exchange of shares of common stock for cash in the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. The amount, character and timing of such gain or loss will be determined separately for each block of shares of common stock (generally, shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting. Backup withholding of tax (currently at a rate of 28%) may apply to cash payments to which a U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee (i) is a corporation or is otherwise exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, a Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. A U.S. holder may credit any amounts withheld from cash payments received pursuant to the merger against such U.S. holder’s U.S. federal income tax liability or may claim a refund of any excess amounts withheld, provided the required information is timely furnished to the IRS.

Cash payments made pursuant to the merger will also be subject to information reporting on Form 1099 unless an exemption applies.

Medicare Tax on Net Investment Income. High-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on “net investment income.” Net investment income, for this purpose, includes gain from the sale of stock. In the case of an individual, the tax is 3.8% of the lesser of the individual’s net investment income or the excess of the individual’s modified adjusted gross income over an amount equal to (1) $250,000, in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000, in the case of a married individual filing a separate return or (3) $200,000 in the case of a single individual. U.S. holders should consult their tax advisors regarding the effect of this tax on their disposition of our common stock.

Non-U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement. Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder will generally not be subject to U.S. federal income tax unless:

•	the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is also attributable to a U.S. permanent establishment);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the merger or the non-U.S. holder’s holding period, whichever period is shorter (the “relevant period”), and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of our outstanding common stock at any time during the relevant period.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates as if the non-U.S. holder were a U.S. holder. Non-U.S. holders that are taxed as corporations for purposes of U.S. federal income tax may also be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of effectively connected earnings and profits for the taxable year.

If an individual falls under the second bullet point above, such individual will generally be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from a sale, which may be offset by certain U.S.-source capital losses (notwithstanding the fact that such individual is not considered a resident of the United States).

Generally, a corporation is a U.S. real property holding corporation, which we refer to as USRPHC, if the fair market value of its U.S. real property interests, as defined in the Code and applicable U.S. Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. While we do not believe that we are a USRPHC or that we have been a USRPHC within the past five (5) years, and we currently do not anticipate becoming a USRPHC, there can be no assurance that our current analysis is correct or that we will not become a USRPHC prior to the merger. However, because our common stock is “regularly traded on an established securities market,” within the meaning of applicable U.S. Treasury regulations, in the event we are or have been a USRPHC during the five (5) year period preceding the date of the merger, our common stock will be treated as U.S. real property interests only with respect to a non-U.S. holder that actually or constructively held more than 5% of our common stock at some time during the relevant period. Non-U.S. holders who have owned (actually or constructively) more than 5% of our common stock during the relevant period should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Non-U.S. holders should consult their own tax advisors regarding the potential consequences and the potential applicability of any income tax treaty in their particular circumstances.

Backup Withholding and Information Reporting. Payments to a non-U.S. holder in connection with the merger will be subject to information reporting and may be subject to backup withholding at the applicable rate (currently at a rate of 28%) unless such a non-U.S. holder furnishes the required certification as to its non-U.S. status by providing the applicable IRS Form W-8 or by otherwise establishing that such non-U.S. holder is not subject to backup withholding. Backup withholding is not additional tax. A non-U.S. holder may credit any amounts withheld against the non-U.S. holder’s U.S. federal income tax liability or may claim a refund of any excess amounts withheld, provided that the required information is furnished to the IRS in a timely manner. Each non-U.S. holder should consult its tax advisor as to such non-U.S. holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and non-U.S. tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options to purchase shares of common stock, restricted stock units or warrants, including the transactions described in this proxy statement relating to our equity compensation and benefit plans.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the applicable waiting period under the HSR Act has expired or been earlier terminated. Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the DOJ and the applicable waiting period has expired or been earlier terminated. Parent and the Company each filed a notification and report form on June 10, 2016. On June 22, 2016, the FTC granted early termination of the applicable waiting period. As a result, the condition to the closing of the merger relating to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied. Notwithstanding the foregoing, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking an agreement imposing certain requirements or obligations on the Company or Parent as conditions for not seeking an injunction or otherwise challenging the merger. Any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking an agreement imposing certain requirements or obligations on the Company or Parent as conditions for not seeking an injunction or otherwise challenging the merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance as to the absence of any litigation challenging the approvals referenced above. There also can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 92.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and were made as of specified dates, were solely for the benefit of the parties to the merger agreement, and are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to your investment decision. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Although these representations and warranties may not constitute the actual state of facts about the parties to the agreements as of a specific date, any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the Company’s public reports filed with the SEC, as applicable. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or in the Company’s public filings. None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to do business following the merger as a wholly-owned subsidiary of Parent.

Parent and the Company have agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company’s securities from NASDAQ and to terminate registration under the Exchange Act, each of which will be effective after the effective time.

Closing and Effective Time of the Merger

The closing of the merger will take place on the third business day following the date on which the conditions to closing of the merger (described under the section entitled “—Conditions to the Merger” beginning on page 80) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions), or at such other time and date as Parent and the Company may mutually agree upon in writing.

The effective time of the merger will occur on the date of the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Parent and the Company may agree in writing and specify in the certificate of merger).

Directors and Officers; Certificate of Incorporation; Bylaws

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company at the effective time will, from and after the effective time, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation of the Company will be amended so as to read in its entirety as the certificate of incorporation of Merger Sub (except that it will properly reflect the name of the surviving corporation), until amended in accordance with applicable law and its terms. The bylaws of the Company will be amended so as to read in their entirety as the bylaws of Merger Sub (except that it will properly reflect the name of the surviving corporation), until amended in accordance with applicable law and their terms.

Treatment of Common Stock and Equity Awards

Common Stock

At the effective time, each outstanding share of the Company’s common stock (except for certain shares described in the next paragraph) will be converted into the right to receive the per share merger consideration in cash, without interest, less any applicable withholding taxes.

Any shares of the Company’s common stock owned directly by Parent or Merger Sub, or held by any direct or indirect wholly-owned subsidiary of the Company, immediately prior to the effective time, will be automatically cancelled without payment of consideration. Prior to the merger, the Accel-KKR Funds will transfer to Parent all shares directly or indirectly owned by them. Shares of the Company’s common stock owned by stockholders who have not voted in favor of the adoption of the merger agreement or consented thereto in writing and who have properly exercised, and not effectively withdrawn or lost or failed to perfect, appraisal rights in accordance with, and who have complied with, Section 262 of the DGCL will not be entitled to receive the per share merger consideration. Such stockholders will instead be entitled to payment of the fair value of their shares of common stock in accordance with the provisions of the DGCL as described under the section entitled “Appraisal Rights” beginning on page 87.

Stock Options

At the effective time, and except as agreed between Parent and any holder thereof, each outstanding and unexercised stock option granted under the Company’s equity incentive plans that is vested as of immediately prior to the effective time or that vests solely as a result of the merger will be cancelled and will only entitle the holder of such option to receive an amount in cash equal to the product of (i) the total number of shares subject to such stock option immediately prior to the effective time and (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such stock option, less applicable taxes required to be withheld with respect to such payment. At the effective time, each stock option that is not vested as of immediately prior to the effective time or that does not vest solely as a result of the merger will be cancelled and forfeited for no consideration.

RSU Awards

At the effective time, and except as agreed between Parent and any holder thereof, each outstanding RSU award granted under the Company’s equity incentive plans that is vested as of immediately prior to the effective time or that vests solely as a result of the merger will be cancelled and will only entitle the holder of such RSU to receive an amount in cash equal to the product of (i) the total number of shares subject to such RSU and (ii) the per share merger consideration, less applicable taxes required to be withheld with respect to such payment. At the effective time, each RSU that is not vested as of immediately prior to the effective time or that does not vest solely as a result of the merger will be cancelled and forfeited for no consideration.

PSU Awards

At the effective time, and except as agreed between Parent and any holder thereof, each outstanding PSU award issued by the Company under its equity compensation plans will be cancelled and will only entitle the holder of such PSU to receive an amount in cash equal to the product of (i) the total number of “earned units” as determined in accordance with the change of control provisions of the applicable PSU agreement based upon actual performance through the “adjusted performance period” (as such terms are defined in the applicable PSU agreements and summarized in the section of this proxy statement entitled “The Merger—Interests of Certain Persons in the Merger—Equity Compensation Awards” beginning on page 53) and (ii) the per share merger consideration, less applicable taxes required to be withheld with respect to such payment, which consideration will vest and be payable in accordance with the terms of the PSU agreement underlying the applicable PSU award and will be subject to any service-based vesting requirements set forth in such PSU agreements (as summarized in the section of this proxy statement entitled “The Merger—Interests of Certain Persons in the Merger—Equity Compensation Awards” beginning on page 53). At the effective time, each portion of a PSU award that is not an “earned unit” will be cancelled and forfeited for no consideration.

Company Stock Plans

Prior to the effective time, the Company will take all actions necessary to terminate the ESPP and all equity compensation plans of the Company.

Exchange and Payment Procedures

Concurrently with the effective time, Parent has agreed to deposit with the paying agent a cash amount necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of our common stock (excluding shares held by Parent, Merger Sub, the Company and its direct or indirect wholly-owned subsidiaries or holders who have properly exercised, and not effectively withdrawn or lost or failed to perfect, the appraisal rights described in the section entitled “Appraisal Rights” beginning on page 87).

Promptly after the closing date, Parent shall cause the paying agent to send to you and the Company’s other stockholders (other than with respect to excluded shares) a letter of transmittal and instructions advising how to transfer shares in exchange for an amount in cash equal to the per share merger consideration represented by such shares (less any applicable withholding taxes payable in respect thereof). The merger agreement contemplates that the paying agent will pay you your per share merger consideration upon return of such letter of transmittal by you, duly completed and duly executed in accordance with its instructions, and the surrender to the paying agent of a certificate that immediately prior to the effective time represented shares (or affidavit of loss in lieu thereof) or transfer of uncertificated shares.

No interest will be paid or accrued on the per share merger consideration. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and instructed to comply with the instructions in that letter of transmittal in order to receive the cash amount to which such person is entitled.

At any time following one year after the effective time, Parent shall be entitled to require the paying agent to deliver any funds that have been made available to the paying agent and which have not been disbursed to any former holders of common stock to Parent. Holders of common stock who have not surrendered their certificates or uncertificated shares by that time will thereafter be entitled to look only to Parent for payment of the per share merger consideration, without interest, less any applicable withholding taxes. None of the Company, Parent, surviving corporation or the paying agent will be liable to any former holders of common stock or any other person for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule the Company delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our business;

•	capital structure;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement and the enforceability of the merger agreement against us;

•	the approval and determination of advisability of the merger agreement and the merger by the board of directors, the adoption of a resolution by the board of directors recommending that the Company stockholders adopt the merger agreement and the receipt an opinion from the Company’s financial advisor;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement, and subject to stockholder approval and the required governmental approvals, filings and consents, completing the merger;

•	our SEC filings since December 31, 2013 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;

•	compliance with all applicable listing and corporate governance rules and regulations of NASDAQ;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the availability of cash and cash equivalents;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since December 31, 2015;

•	the conduct of business in accordance with the ordinary course consistent with past practice since December 31, 2015;

•	legal proceedings and governmental orders;

•	employee benefit plans;

•	compliance with applicable laws and licenses;

•	the inapplicability of any anti-takeover law to the merger;

•	environmental matters;

•	tax matters;

•	certain labor matters;

•	intellectual property;

•	insurance policies;

•	real property;

•	material contracts, the enforceability of the material contracts, and the absence of any default under any material contract;

•	the absence of any undisclosed broker’s or finder’s fees;

•	material interests of related persons; and

•	customer relationships.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a Company material adverse effect, which is defined to mean any change, event, occurrence, state of facts or development that (i) has, had or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays, or would reasonably be expected to prevent, materially impede or materially delay, the Company’s ability to timely consummate the merger, other than, with respect to clause (i):

•	changes after the date hereof generally affecting the economy, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates (provided that such changes, events, occurrences, state of facts or developments do not disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its subsidiaries operate (in which case, only such incremental disproportionate effect shall be taken into account));

•	changes after the date hereof that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism (provided that such changes, events, occurrences, state of facts or developments do not disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its subsidiaries operate (in which case, only such incremental disproportionate effect shall be taken into account));

•	changes after the date hereof in any law or GAAP (provided that such changes, events, occurrences, state of facts or developments do not disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its subsidiaries operate (in which case, only such incremental disproportionate effect shall be taken into account));

•	any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that the underlying cause of such failure has or may reasonably be expected to result in, or contribute to, a Company material adverse effect);

•	the public announcement of the merger agreement, including public announcement of the identity of (or any facts or circumstances relating to) Parent, Merger Sub and their affiliates;

•	any action or omission explicitly required under the merger agreement or any action or omission to which Parent or Merger Sub has expressly consented in writing;

•	changes in the price or trading volume of the Company’s common stock, in and of itself (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that the underlying cause of such change has had or may reasonably be expected to result in, or contribute to, a Company material adverse effect);

•	any change in any analyst rating of the Company in and of itself (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that the underlying cause of such change has had or may reasonably be expected to result in, or contribute to, a Company material adverse effect); or

•	changes in conditions in the industry in which the Company and its subsidiaries conduct business (provided that such changes, events, occurrences, state of facts or developments do not disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its subsidiaries operate (in which case, only such incremental disproportionate effect shall be taken into account)).

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence and good standing in the jurisdiction in which they are incorporated;

•	their corporate power and authority to enter into and consummate the transactions under the merger agreement and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing the merger agreement and, subject to the required governmental approvals, filings and consents, completing the merger;

•	the absence of legal proceedings against Parent and Merger Sub in connection with the merger or the merger agreement;

•	the availability of sufficient funds to pay the aggregate merger consideration and otherwise consummate the merger;

•	the solvency of the surviving corporation;

•	the ownership and operations of Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the inapplicability of Delaware’s “interested stockholder” statute to Parent, Merger Sub and their affiliates.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, except as required by applicable law or otherwise expressly required by the merger agreement, between the date of the merger agreement and the effective time, we will, and will cause our subsidiaries to, conduct our business in the ordinary course consistent with past practice and will, and will cause our subsidiaries to, use our respective commercially reasonable efforts to preserve intact our respective business organizations and maintain existing relationships and goodwill with governmental entities, customers, suppliers, employees and business associates.

Subject to certain exceptions in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s prior written consent (which, unless noted otherwise below, is in the sole discretion of Parent):

•	amend, supplement or otherwise change our certificate of incorporation, bylaws, limited liability company agreement or other applicable governing instruments;

•	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any material assets from any other person (Parent’s consent not to be unreasonably withheld, conditioned or delayed so long as such acquisition would not reasonably be expected to result in the Company being obligated to make payments in excess of $1,000,000 or additional cost, expense or liability to Parent or Merger Sub in excess of $1,000,000);

•	issue, deliver, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of any shares of our capital stock or equity interests or the capital stock or equity interests of any of the Company’s subsidiaries (subject to certain exceptions), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, stock units, stock awards, warrants or other rights of any kind to acquire any shares of such capital stock, equity interests, convertible or exchangeable securities;

•	make any loans, advances or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly-owned subsidiary of the Company) in excess of $250,000 or outside the ordinary course of business consistent with past practice (Parent’s consent not to be unreasonably withheld, conditioned or delayed so long as such loans, advances, capital contributions or investments would not reasonably be expected to result in the Company being obligated to make payments in excess of $1,000,000 or additional cost, expense or liability to Parent or Merger Sub in excess of $1,000,000);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock or equity interests (except for cash dividends paid by any direct or indirect wholly-owned subsidiary to the Company or to any other direct or indirect wholly-owned subsidiary) or enter into any agreement with respect to the voting of our capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or equity interests or securities convertible or exchangeable into or exercisable for any shares of our capital stock or equity interests (subject to certain exceptions);

•	incur any indebtedness or guarantee such indebtedness of another person (other than a wholly-owned subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, in each case other than in the ordinary course under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date of the merger agreement so long as the total indebtedness incurred under all such letters of credit, lines of credit or credit facilities does not exceed $500,000 in the aggregate;

•

make or authorize any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate, other than in accordance with the capital expenditure plan set forth in the merger agreement in the ordinary course of business (Parent’s consent not to be unreasonably withheld, conditioned or delayed so long as such capital expenditures would not reasonably be expected to result in the Company being obligated to make payments in excess of $1,000,000 or additional cost, expense or liability to Parent or Merger Sub in excess of $1,000,000);

•	make any material changes with respect to any method of tax or financial accounting policies or procedures, except as required by changes in GAAP or by a governmental entity;

•	institute, compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any claims (i) involving amounts in excess of $50,000 individually or $100,000 in the aggregate, (ii) that would impose any non-monetary obligation on the Company or its subsidiaries or affiliates that would continue after the effective time or (iii) involving any stockholder, director or director nominee of the Company or that would grant any rights with respect to appointment or nomination of directors (Parent’s consent not to be unreasonably withheld, conditioned or delayed);

•	make, change or rescind any material tax election or method of tax accounting, file any material amended tax return, settle or compromise any material tax liability, consent to or request any extension or waiver of any limitation period with respect to any claim or assessment of a material amount of taxes (other than pursuant to extensions of time to file tax returns in the ordinary course of business consistent with past practices), enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund, fail to pay any taxes as they become due and payable;

•	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, grant a lien on or otherwise dispose of any material assets, properties or rights of the Company or its subsidiaries except (subject to certain exceptions) (Parent’s consent not to be unreasonably withheld, conditioned or delayed so long as such actions would not reasonably be expected to result in the Company being obligated to make payments in excess of $1,000,000 or additional cost, expense or liability to Parent or Merger Sub in excess of $1,000,000);

•	except as required under applicable law or the terms of any benefit plan in effect as of the date of the merger agreement, (i) grant, provide or increase any severance or termination payments or benefits to any current or former service provider; (ii) increase in any manner the compensation or benefits of any current or former service provider, other than in the ordinary course consistent with past practices for employees with aggregate annual compensation potential of $200,000 or less, (iii) become a party to, establish, adopt, terminate or amend any benefit plan or arrangement that would have been a benefit plan if in effect on the date of the merger agreement (other than routine changes to welfare plans in the ordinary course consistent with past practice) or accelerate the vesting of, or lapse of restrictions on, any compensation for the benefit of any person; (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former service providers or any of their beneficiaries; (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan; or (vi) terminate the employment or services of any service provider with annual compensation in excess of $200,000 other than for cause, or hire any service provider for annual compensation in excess of $200,000;

•	abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material intellectual property owned or exclusively licensed to the Company or any of its subsidiaries, or enter into licenses or agreements that impose material restrictions upon the Company or any of its subsidiaries with respect to intellectual property owned by any third party, other than in the ordinary course of business consistent with past practice (Parent’s consent not to be unreasonably withheld, conditioned or delayed so long as such actions would not reasonably be expected to result in the Company being obligated to make payments in excess of $1,000,000 or additional cost, expense or liability to Parent or Merger Sub in excess of $1,000,000);

•	modify, amend or terminate any material contract (Parent’s consent not to be unreasonably withheld, conditioned or delayed so long as such actions would not reasonably be expected to result in the

Company being obligated to make payments in excess of $1,000,000 or additional cost, expense or liability to Parent or Merger Sub in excess of $1,000,000);

•	enter into any successor agreement to an expiring material contract other than in the ordinary course of business consistent with past practice or that does not change the terms of such expiring material contract (Parent’s consent not to be unreasonably withheld, conditioned or delayed so long as such entry would not reasonably be expected to result in the Company being obligated to make payments in excess of $1,000,000 or additional cost, expense or liability to Parent or Merger Sub in excess of $1,000,000);

•	enter into any new agreement that would have been considered a material contract if it were entered into on or prior to the date of the merger agreement (Parent’s consent not to be unreasonably withheld, conditioned or delayed so long as such entry would not reasonably be expected to result in the Company being obligated to make payments in excess of $1,000,000 or additional cost, expense or liability to Parent or Merger Sub in excess of $1,000,000);

•	terminate, cancel, materially amend or materially modify certain insurance policies (Parent’s consent not to be unreasonably withheld, conditioned or delayed so long as such actions would not reasonably be expected to result in the Company being obligated to make payments in excess of $1,000,000 or additional cost, expense or liability to Parent or Merger Sub in excess of $1,000,000); or

•	agree, authorize or commit to do any of the foregoing.

Solicitation of Acquisition Proposals

From the date of the merger agreement until 11:59 p.m. Eastern Time on June 24, 2016, which we refer to as the go-shop period, we, our subsidiaries and our representatives had, subject to certain conditions, the right to:

•	initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an acquisition proposal, including by way of providing non-public information pursuant to acceptable confidentiality agreements; provided, that:

•	a copy of such acceptable confidentiality agreement is provided to Parent promptly (and in any event within twenty-four (24) hours) after execution thereof;

•	the Company promptly (and in any event within twenty-four (24) hours thereafter) provides to Parent any material non-public information concerning the Company or its Subsidiaries that the Company provides to any person, but only if and to the extent such information was not previously made available to Parent;

•	the Company and its representatives withhold such portions of the information and data to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature from any direct competitor, supplier or customer of the Company or any of its subsidiaries or any person known to the Company or its financial advisor to be an affiliate of any of the foregoing (unless otherwise known, the Company is not required to conduct any diligence other than requesting a written confirmation from such person that they do not have such an affiliate) (which we collectively refer to as the Restricted Bidders), except to a Restricted Bidder who has:

•	submitted a bona fide written acquisition proposal that is not withdrawn and that did not result from a breach of the Company’s obligations with respect to soliciting or entertaining alternative acquisition proposals and that constitutes a superior proposal; and

•	certified to the Company in writing that it has substantially completed legal, financial and accounting due diligence (other than with respect to such withheld information and data); and

•	in such case, such disclosure is subject to an acceptable confidentiality agreement and pursuant to customary “clean-room” or other appropriate procedures; and

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person or groups of persons with respect to any acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposals.

Promptly (and in any event no later than twenty-four (24) hours) after the expiration of the go-shop period, we must provide to Parent the identity of each excluded party (as described below) and copies of the latest version of any acquisition proposal made by such excluded party.

We, our subsidiaries and our respective representatives must immediately cease any discussions or negotiations with any person (except as noted below with respect to an excluded party) with respect to, or that could reasonably be expected to lead to, an acquisition proposal immediately after the expiration of the go-shop period and must promptly after the expiration of the go-shop period request the return or destruction of all confidential information from any person who has received non-public information or otherwise entered into a confidentiality or similar agreement in connection with a potential acquisition proposal in the 12 months prior to June 25, 2016.

From 12:01 a.m. (Eastern Time) on June 25, 2016, which we refer to as the no-shop period start date, until the effective time or, if earlier, the valid termination of the merger agreement, we, our subsidiaries and our respective representatives may not (except as noted below with respect to an excluded party):

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or that could reasonably be expected to lead to, any acquisition proposal;

•	engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, or that could reasonably be expected to lead to, any acquisition proposal;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal; or

•	resolve to do any of the foregoing.

However, the Company is permitted to take any of the actions noted in the above four bullets with excluded parties until the earlier of 11:59 p.m. (Eastern Time) on July 9, 2016 and the date that such person ceases to be an excluded party, subject to compliance with the disclosure restrictions (as described below). The go-shop period has expired and there are no excluded parties under the merger agreement.

In addition, at any time following the no-shop period start date and prior to receipt of the requisite stockholder approval, if the Company receives a bona fide written acquisition proposal (or an amendment or modification thereto) from any person that is not withdrawn and that did not result from a breach of the Company’s obligations with respect to soliciting or entertaining alternative acquisition proposals, and prior to taking any action described below, (x) the board of directors of the Company (or an authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and (y) the board of directors of the Company (or an authorized committee thereof) has determined in good faith (after consultation with its outside legal counsel and a nationally-recognized financial advisor) that such acquisition proposal constitutes a superior proposal (and the Company immediately, and in any event within twenty-four (24) hours, notifies Parent of such determination), the Company and its representatives may:

•	provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by the person making such acquisition proposal if the Company receives from such person an executed acceptable confidentiality agreement; provided, that

•	a copy of such acceptable confidentiality agreement is provided to Parent promptly (and in any event within twenty-four (24) hours) after execution thereof;

•	the Company and its representatives shall not provide to any such person any non-public information or data that has not been provided to Parent by the Company or its representatives prior to the no-shop period start date unless such information or data is material and is as a result of an event, fact or circumstance occurring after the no-shop period start date and the Company promptly (and in any event within twenty-four (24) hours) provides to Parent any such non-public information or data that the Company provides to such Person (we refer to the restrictions in this bullet and the immediately following bullet as the disclosure restrictions);

•	the Company and its representatives withhold such portions of the information and data to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature from any Restricted Bidders, except to a Restricted Bidder who has

•	submitted a bona fide written acquisition proposal that is not withdrawn and that did not result from a breach of the Company’s obligations with respect to soliciting or entertaining alternative acquisition proposals and that constitutes a superior proposal; and

•	certified to the Company in writing that it has substantially completed legal, financial and accounting due diligence (other than with respect to such withheld information and data); and

•	in such case, such disclosure is subject to an acceptable confidentiality agreement and pursuant to customary “clean-room” or other appropriate procedures; and

•	solely in the case of an excluded party or any other person who received non-public information or data concerning the Company or its subsidiaries from the Company or its representatives during the go-shop period (which we refer to as a prior participant), unless prior to the fifth business day after receipt of such acquisition proposal from such prior participant the Company notifies Parent that it intends to terminate the merger agreement to enter into an alternative acquisition agreement with such prior participant, the Company shall immediately cease providing any non-public information and data concerning the Company or its subsidiaries to such prior participant and its representatives (including terminating any access such prior participant or its representatives had to a data room) as of 11:59 p.m. (Eastern Time) on such 5th business day and promptly request the return or destruction of all confidential information from such prior participant; and

•	engage or participate in any discussions or negotiations with such person.

Except as expressly permitted by the merger agreement, the board of directors of the Company shall not change its recommendation, authorize, cause or permit the Company or any of its subsidiaries to enter into an alternative acquisition agreement or similar document, approve any transaction under, or any person becoming an “interested stockholder” under, any applicable takeover statute or grant any waiver, amendment or release under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement except to the extent necessary to allow the counterparty thereof to make a private acquisition proposal to the board of directors in accordance with the merger agreement.

At any time after the expiration of the go-shop period but prior to receipt of the requisite stockholder approval, if the Company’s board of directors receives a superior proposal that is not subject to due diligence, the board of directors determines in good faith, after consultation with its outside counsel, that failure to take action in response to such superior proposal would be inconsistent with its fiduciary duties under applicable law, and the Company has not breached its obligations with respect to soliciting or entertaining alternative acquisition proposals or its obligations to prepare and file the proxy statement and call the special stockholders meeting, then the Company may terminate the merger agreement provided that immediately prior to or substantially concurrently with such termination of the merger agreement the Company pays Parent or its designee the termination fee discussed in the section entitled “The Merger Agreement—Termination Fee Payable by the Company” and, prior to such termination, the following requirements are met:

•	the Company notifies Parent of its intent to terminate the merger agreement in writing at least five business days in advance, including the identity of the party making the superior proposal and the material terms of such proposal and, unless previously delivered to Parent, attaching the most current version of such agreement;

•	after providing such notice and prior to terminating the merger agreement with respect to such superior proposal, the Company negotiates in good faith on an exclusive basis with Parent (to the extent that Parent desires to negotiate) during such five business day period to make such revisions to the terms of the merger agreement as would permit the board of directors not to terminate the merger agreement and the financing commitment in response to such superior proposal; and

•	the board of directors has considered in good faith any changes to the merger agreement and the financing commitment and has determined in good faith that such superior proposal would continue to constitute a superior proposal that is not subject to due diligence if such changes offered by Parent were given effect.

In the event that the superior proposal is thereafter modified by the party making such superior proposal, the Company will provide written notice of such modified superior proposal to Parent and will again comply with the three bullets above and provide Parent with an additional notice prior to terminating the merger agreement with respect to such superior proposal (and shall do so for each subsequent modification).

Prior to the receipt of the requisite stockholder approval, the board of directors of the Company may make a change in its recommendation as a result of an intervening event (as described below) if (i) it determines in good faith (after consultation with its outside counsel) that the failure to make a change in its recommendation in light of such intervening event would be inconsistent with its fiduciary duties under applicable law, (ii) the Company has not breached its obligations with respect to soliciting or entertaining alternative acquisition proposals or its obligations to prepare and file the proxy statement and call the special stockholders meeting, (iii) the Company notifies Parent in writing, at least five business days in advance that it intends to make such change of recommendation in connection with such intervening event, which notice specifies the nature of the intervening event in reasonable detail, (iv) after providing such notice, the Company negotiates with Parent during such five business day period (to the extent Parent desires to negotiate) to make revisions to the merger agreement and the financing commitment, and (v) the board of directors considers again in good faith any changes to the merger agreement and the financing commitment and determines again in good faith that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law if such changes offered by Parent were to be given effect.

Nothing in the merger agreement prohibits the Company’s board of directors from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with respect to an acquisition proposal, (ii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) marking any disclosure to the Company’s stockholders required by law; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a board recommendation change, unless, concurrently with such disclosure, the Company’s board of directors expressly reaffirms its recommendation in favor of the merger and the merger agreement.

In this proxy statement an acquisition proposal means (i) any proposal or offer (or public announcement thereof) with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries or (ii) any acquisition by any person or group of persons resulting in, or proposal or offer (or public announcement thereof) to acquire by tender offer, share exchange or in any manner which if consummated would result in, any person or group of persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity securities of the Company or any of its subsidiaries representing more than 20% of all outstanding equity securities of the Company (by vote or value), or more than 20% of the consolidated total assets (including, equity securities of its subsidiaries) of the Company and its subsidiaries, taken as a whole, in each case other than the transactions contemplated by the merger agreement.

In this proxy statement an excluded party generally means any person or group of persons from whom the Company or any of its representatives has received a bona fide written acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date that did not result from a breach of the provisions of the merger agreement with respect to soliciting or entertaining alternative acquisition proposals, which such written acquisition proposal the board of directors of the Company (or an authorized committee thereof) has determined in good faith (after consultation with its outside legal counsel and a nationally-recognized financial advisor) constitutes a superior proposal and who are actively engaged in discussions or negotiations with the Company or its representatives with respect to such acquisition proposal as of the expiration of the go-shop period. A person will cease to be an excluded party from and after 11:59 p.m. (Eastern Time), on July 9, 2016, or, if earlier, the first date on which (x) such written acquisition proposal is withdrawn (it being understood that any amendment, modification or replacement of such acquisition proposal shall not, in and of itself and subject to (z), be deemed a withdrawal of such acquisition proposal), (y) the ultimate equityholder(s) of such person or group of persons cease collectively to provide (directly or indirectly) in the aggregate at least 100% of the equity financing (measured by voting power and value) to be provided in the acquisition proposal or (z) such acquisition proposal (as amended, modified or replaced) ceases to constitute a superior proposal.

In this proxy statement an intervening event means a material change, event, occurrence, state of facts or development since the date hereof with respect to the Company or its subsidiaries that (i) is materially and disproportionately more favorable to the financial condition and results of operations of the Company and its subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the board of directors of the Company or officers of the Company nor reasonably foreseeable as of or prior to the date of the merger agreement and (iii) did not arise from the operation of the Company and its subsidiaries in the ordinary course of business. The following will not be deemed to be an intervening event: (x) receipt by the Company of an acquisition proposal, (y) any change in law or GAAP or (z) changes in the market price or trading volume of shares of the Company’s common stock or the fact that, in and of itself, the Company exceeds internal or public projections or forecasts or estimates of revenues or earnings for any period.

In this proxy statement a superior proposal means a bona fide written acquisition proposal (that includes a proposed purchase agreement with respect thereto or confirms in writing that any purchase agreement in connection therewith will be on substantially the same terms as the merger agreement) that is not withdrawn that is made by a third party that did not result from a breach of the provisions of the merger agreement with respect to soliciting or entertaining alternative acquisition proposals or the Company’s obligations to prepare and file the proxy statement and call the special stockholders meeting for a transaction that, if consummated, would result in such third party acquiring, directly or indirectly, all of the shares or all or substantially all of the consolidated assets of the Company and its subsidiaries for consideration consisting of cash and/or securities that (i) is on terms that the board of directors of the Company determines, in good faith after consultation with its outside legal counsel and a nationally-recognized financial advisor, to be superior from a financial point of view to the holders of shares (other than Parent) than the merger, taking into account all the terms and conditions of such offer and the merger agreement (including any offer by Parent to amend the terms of the merger and the other transactions contemplated by the merger agreement), (ii) is reasonably likely (and at least as likely as the merger) to be completed in accordance with its terms, in each case taking into account all legal, financial, financing, regulatory, conditionality, timing and other aspects of the acquisition proposal (including the financing thereof, which must be fully committed), the person making the proposal and the payment, if any, of the termination fee and expense reimbursement contemplated by the merger agreement and (iii) is either not subject to due diligence or, if subject to the completion of due diligence, the board of directors of the Company (or an authorized committee thereof) has reasonably determined that such diligence would reasonably be expected to be timely completed, and that at the end of such due diligence such acquisition proposal (as may be amended, modified or replaced) would continue to constitute a superior proposal that is not subject to due diligence. An acquisition proposal that contains a financing or funding condition, restricts in any way or conditions the ability of the Company to seek specific performance to cause the transactions contemplated thereby to be consummated on receipt of funds or compliance with financing commitments from any person or otherwise may not be consummated without the receipt of funds from any person other than the person(s) making the acquisition proposal or its or their respective affiliates will be deemed not to be a superior proposal.

Government Approvals

We, Parent and Merger Sub have agreed to use reasonable best efforts to promptly (i) consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, and (ii) obtain all necessary actions, non actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party and/or governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

We, Parent and Merger Sub have also agreed to cooperate and file with the FTC and the Antitrust Division of the DOJ a notification and report form relating to the merger agreement as required by the HSR Act no later than 10 business days after the date of the merger agreement (which was filed separately by the Company and Parent on June 10, 2016).

Each of Parent and the Company will promptly inform the other party of the receipt of any notices from any governmental authority regarding the merger or the merger agreement, subject to applicable law and any confidentiality restrictions imposed upon such party by such governmental authority with respect to such communications. Furthermore, each of Parent and the Company will promptly notify the other party of any written notice from another person alleging that a consent from such person may be required in connection with the merger or any transaction contemplated by the merger agreement.

On June 22, 2016, the FTC granted early termination of the applicable waiting period. As a result, the condition to the closing of the merger relating to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied.

Employee Benefit Matters

Until December 31, 2016, the surviving corporation shall provide all individuals who are employees of the Company and its subsidiaries on the closing date, which we refer to as the Affected Employees, while employed by the Company or its subsidiaries, with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (including target bonus and commission opportunities, but excluding equity compensation incentives, severance payments and any compensation or benefits triggered in whole or in part by the consummation of the merger) provided to the affected employees immediately prior to the date of the merger agreement.

Parent has agreed to take into account for purposes of eligibility, vesting and level of benefits (but not for any purpose under any defined benefit pension plans or plans providing for post-termination medical benefits), the service by Affected Employees as if such service were with Parent or its subsidiaries, to the same extent such service was credited under an analogous Company benefit plan.

Parent has also agreed, to the extent commercially reasonable and with respect to the Affected Employees and their eligible dependents, to: (i) waive any pre-existing conditions to the extent required by law and to the extent such pre-existing conditions were waived under the existing plans of the Company as of the date of the merger agreement, (ii) provide credit for prior service with the Company and its affiliates as of the closing date for purposes of satisfying any applicable waiting periods to the extent such credit would be recognized for this purpose under the existing plans of the Company as of the date of the merger agreement, and (iii) give credit in the year in which the closing date occurs for any copayments, deductibles and out-of-pocket limits paid by the Affected Employees and their eligible dependents in such year prior to the closing date to the extent such amounts would be recognized for such purposes under the existing plans of the Company as of the date of the merger agreement.

Fees and Expenses

Except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement will be paid by the party or parties incurring the expense whether or not the merger is consummated.

Indemnification and Insurance

From and after the effective time, the parties will cooperate and use their reasonable best efforts to defend any director or officer of the Company (or any of its subsidiaries or who is or was serving as the director or officer of another person upon request) and respond to claims or threatened claims relating to (i) the fact that such person is or was a director or officer of the Company (or any of its subsidiaries) prior to the effective time or (ii) the merger agreement or any transactions related to the merger agreement, whether arising prior to or after the effective time. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of any indemnified party as provided in the applicable certificates or articles of incorporation or bylaws (or comparable organizational documents) will survive the merger and will continue in full force and effect in accordance with their terms, and will not be amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the effective time.

In addition, for a period of six years following the consummation of the merger, Parent will, in general, cause the surviving corporation to maintain in effect the Company’s directors’ and officers’ liability insurance policies as of the date of the merger agreement (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or omissions occurring prior to the effective time of the merger with respect to each current and former director and officer of the Company; provided, that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company. In lieu of the foregoing, following consultation with Parent, the Company may purchase, prior to the consummation of the merger, a six-year “tail” prepaid directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the consummation of the merger covering each current and former director and officer of the Company. In the event that the Company purchases such a “tail” policy prior to the consummation of the merger, Parent will cause the surviving corporation to maintain such “tail” policy in full force and effect and continue to honor the surviving corporation’s obligations thereunder.

Takeover Statutes

If any takeover statute is or may become applicable to the merger or the other transactions contemplated by the merger agreement, the Company and its board of directors will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Financing Cooperation

Prior to the closing, the Company will (and will cause its subsidiaries to) use its reasonable best efforts to provide Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent and Merger Sub in connection with its arrangement of debt financing. No later than two business days prior to the closing date, the Company will (and will cause its subsidiaries to) furnish customary payoff letters and lien release documents to Parent in form and substance reasonably satisfactory to Parent.

Stockholder Litigation

In the event that any stockholder litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement is brought, or to the knowledge of the Company, is threatened against the Company and or its directors, the Company will give Parent the opportunity to participate in (but not control) the defense or settlement of any such stockholder litigation. No settlement of such stockholder litigation will be agreed to without Parent’s prior written consent.

Additional Covenants

The merger agreement also contains covenants relating to, among other things, cooperation in the preparation of this proxy statement, convening of the stockholders meeting, access to information, public announcements, cash management, termination of the Company’s stock repurchase plan, stock exchange delisting, and Rule 16b-3 matters.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement having been duly approved by our stockholders;

•	the waiting period (and any extensions thereof) applicable to the merger under the HSR Act having expired or been terminated (early termination under the HSR Act was granted on June 22, 2016); and

•	no order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition, restraining, enjoining or otherwise preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect and no law prohibiting or making illegal consummation of the merger or any of the other transactions contemplated by the merger agreement.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•	our representations and warranties regarding our capitalization being true and correct in all respects (except where the failure to be so accurate in all respects would not be reasonably expected to result in additional cost, expense or liability to the Company, Parent, or their affiliates, individually or in the aggregate, that is more than $300,000) as of the date of the merger agreement and as of the closing date;

•	our representations and warranties regarding our organization, corporate authority, takeover statutes and brokers and finders being true and correct in all material respects (without giving effect to any materiality qualifier) as of the date of the merger agreement and as of the closing date;

•	our representations and warranties regarding the absence of a Company material adverse effect being true and correct in all respects as of the date of the merger agreement and as of the closing date;

•	the other representations and warranties of the Company set forth in the merger agreement being true and correct (without giving effect to any materiality qualifier) as of the date of the merger agreement and as of the closing date as though made on and as of such date, except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	since the date of the merger agreement, no material adverse effect having occurred or being occurring; and

•	Parent having received a certificate from the Company, dated as of the closing date and signed on behalf of the Company by an executive officer of the Company, stating that the conditions to closing have been satisfied.

Our obligation to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of such date and time, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not or would not reasonably be expected to prevent, materially delay or materially impede the ability of the Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date; and

•	the Company having received a certificate from Parent and Merger Sub, dated as of the closing date and signed on behalf of the Parent and Merger Sub by an executive officer of Parent, stating that the conditions to closing have been satisfied.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time only as follows:

•	by the mutual written consent of the Company and Parent;

•	by either of the Company or Parent if:

•	the merger has not been consummated by October 27, 2016 (whether such date is before or after the merger agreement has been adopted by our stockholders);

•	our stockholders have not adopted the merger agreement at a special stockholders meeting (as it may be adjourned or postponed) at which a vote has been taken on the adoption of the merger agreement; or

•	any injunction permanently restraining, enjoining or otherwise prohibiting consummation of the merger or any of the other transactions contemplated by the merger agreement shall have become final and non-appealable (whether before or after the merger agreement has been adopted by our stockholders);

provided, that the above rights to terminate will not be available to any party that has breached in any material respect its representations, warranties, covenants or obligations under the merger agreement in any manner that was the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the merger to have been satisfied on or before October 27, 2016; provided further, however, that, subject to certain limitations set forth in the merger agreement, the outside date of October 27, 2016, will be tolled for such period of time, if any, but in no event longer than thirty (30) days unless otherwise expressly agreed to between Parent and the Company, required to comply with any injunction or other order of a court of competent jurisdiction that requires additional action by the parties before the transactions contemplated by the merger agreement can be consummated.

•	by the Company if:

•	at any time prior to the adoption of the merger agreement by our stockholders, if:

•	substantially concurrently with such termination of the merger agreement, the board of directors of the Company authorizes the Company to enter into definitive transaction documentation providing for a superior proposal that is not subject to due diligence;

•	substantially concurrently with the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal;

•	immediately prior to or substantially concurrently with such termination of the merger agreement the Company pays Parent or its designee the termination fee discussed in the section entitled “The Merger Agreement—Termination Fee Payable by the Company”; and

•	the Company has not breached its obligations with respect to soliciting or entertaining alternative acquisition proposals or its obligations to prepare and file the proxy statement and call the special stockholders meeting; or

•	if the Company is not in material breach of the merger agreement, there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement such that certain conditions set forth in the merger agreement would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) October 27, 2016.

•	by Parent if:

•	at any time any of the following events has occurred, which we refer to as triggering events:

•	the Company’s board of directors fails to include the recommendation of the board of directors that the Company’s stockholders approve and adopt the merger agreement in its proxy statement or the Company’s board of directors has made a change in its recommendation or approves, recommends or endorses (or in the case of a tender offer or exchange offer, fails to recommend rejection of within ten business days) an acquisition proposal or resolves or publicly proposes to do any of the foregoing;

•	the Company fails to publicly reaffirm its board of directors’ recommendation in favor of the merger by the earlier of ten business days after receipt of a written request from Parent to do so and two business days prior to the special stockholders meeting;

•	the Company provides notice to Parent of its intent to terminate the merger agreement to accept a superior proposal or to make a change in its recommendation in light of an intervening event; or

•	the Company fails (or is deemed to have failed) to comply with the solicitation provisions of the merger agreement as discussed in the section entitled “—Solicitation of Acquisition Proposals,” or its obligations regarding the filing of this proxy statement or the calling of the special meeting, except if such failure to comply is unintentional and immaterial (failure to meet any express deadlines set forth in the solicitation provisions will be deemed to constitute a material breach); or

•	if Parent and Merger Sub are not in material breach of the merger agreement, there has been a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement such that certain conditions set forth in the merger agreement would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company and (ii) October 27, 2016.

Termination Fee Payable by the Company

We must pay a termination fee to Parent or its designee under the following circumstances:

•	in the event that:

•	the merger agreement is terminated by the Company or Parent as a result of failure to consummate the merger before October 27, 2016, by the Company or Parent as a result of failure of the Company’s stockholders to approve and adopt the merger agreement, or by Parent as a result of the Company’s willful breach or failure to perform any of its representations, warranties, covenants or agreements in the merger agreement (such that certain conditions set forth in the merger agreement would not be satisfied and such breach is not curable or if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by Parent to the Company and (ii) October 27, 2016);

•	any person shall have made a bona fide acquisition proposal prior to such termination; and

•	within 12 months following the termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, any acquisition proposal, provided that for purposes of the foregoing, the references to “20%” in the definition of acquisition proposal shall be deemed to be references to “50%”;

•	if Parent has terminated the merger agreement because any of the triggering events described in the section entitled “The Merger Agreement—Termination” above have occurred; or

•	if the Company has terminated the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal that is not subject to due diligence.

The termination fee payable by us is (i) $9,660,000, if we terminate the merger agreement prior to the expiration of the go-shop period based on a superior proposal, (ii) $39,670,000, if Parent terminates the merger agreement as a result of the occurrence of any of the triggering events in connection with an intervening event and (iii) $19,840,000 in all other circumstances. We have also agreed to reimburse Parent or its designee for up to $3,810,000 of its out-of-pocket expenses in connection with the merger agreement (including all reasonable expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) under circumstances where the termination fee is payable, or if either the Company or Parent terminates the merger agreement as a result of failure of the Company’s stockholders to adopt the merger agreement or Parent terminates the merger agreement as a result of the Company’s breach or failure to perform any of its representations, warranties, covenants or agreements in the merger agreement (such that certain conditions set forth in the merger agreement would not be satisfied and such breach is not curable or if curable, is not cured prior to the earlier of (i) 30 days after written notice is given by Parent to the Company and (ii) October 27, 2016). Payment of the termination fee and expense reimbursement is Parent’s and Merger Sub’s exclusive remedy for any termination of the merger agreement under circumstances where the termination fee is payable and actually paid.

Amendment or Supplement

Subject to the provisions of applicable laws, at any time prior to the effective time, Parent, Merger Sub and the Company may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. Following the adoption of the merger agreement by the stockholders of the Company, there will be no modification or amendment to the provisions of the merger agreement which by law would require further approval by the stockholders of the Company without such approval.

Remedies

The parties to the merger agreement agreed that they will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

MARKET PRICE OF COMMON STOCK

Our common stock has been listed on the NASDAQ Global Market under the symbol “SQI” since September 24, 2010. The following table presents, for the periods indicated, the range of high and low per share sales prices of our common stock, as reported on the NASDAQ Global Market. Our fiscal year ends on December 31.

Year Ending December 31, 2016	High	Low
April 1, 2016 through June 24, 2016	$17.81	$12.46
January 1, 2016 through March 31, 2016	14.27	10.78

Year Ended December 31, 2015	High	Low
October 1, 2015 through December 31, 2015	$14.05	$9.49
July 1, 2015 through September 30, 2015	14.97	9.60
April 1, 2015 through June 30, 2015	16.93	14.50
January 1, 2015 through March 31, 2015	18.26	13.33

Year Ended December 31, 2014	High	Low
October 1, 2014 through December 31, 2014	$17.21	$13.31
July 1, 2014 through September 30, 2014	19.10	14.46
April 1, 2014 through June 30, 2014	27.50	15.74
January 1, 2014 through March 31, 2014	32.69	24.45

The closing price of the common stock on NASDAQ on May 27, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $13.27 per share of common stock. On June 24, 2016, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on NASDAQ was $17.59 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

We have not historically declared or paid dividends on our common stock, and we do not expect to declare or pay dividends on our common stock for the foreseeable future (and the merger agreement prohibits us from paying dividends until the earlier of the termination of the merger agreement and the closing). Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to pay dividends on our common stock would be subject to the discretion of our board of directors and would depend upon various factors, including our earnings, financial condition, capital requirements, debt levels, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of June 6, 2016 by (i) each of our named executive officers, (ii) each of our directors, (iii) all of our executive officers and directors as a group, and (iv) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after June 6, 2016. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after June 6, 2016 are included for that person or group.

The following table does not include shares of common stock to be issuable upon a change of control pursuant to RSUs and PSUs held by the named executive officers and directors. The merger agreement provides that the holders of such RSUs and PSUs will be entitled to receive cash payments as a result of the merger in lieu of the issuance of shares of common stock. See “The Merger—Interests of Certain Persons in the Merger” for a description of such cash payments to be received by the named executive officers and directors.

Percentage of beneficial ownership is based on 27,774,573 shares of common stock outstanding as of June 6, 2016.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o SciQuest, Inc., 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Beneficial Ownership
Name	Shares	Percentage
Named Executive Officers and Directors:
Stephen J. Wiehe(1)	1,023,803	3.7%
Jennifer G. Kaelin(2)	102,419	*
Douglas M. Keister(3)	167,488	*
Grant W. Collingsworth(4)	268,557	*
Elizabeth A. Hendriks(4)	23,020	*
Rudy C. Howard	—	*
Daniel F. Gillis(5)	156,740	*
Jeffrey T. Barber(6)	38,580	*
Timothy J. Buckley(6)	41,749	*
L. Steven Nelson	8,269	*
All executive officers and directors as a group (11 people)(7)	1,891,514	6.8%
5% Stockholders:		*
RGM Capital, LLC(8)	2,679,811	9.6%
BlackRock, Inc.(9)	2,297,962	8.3%
RiverBridge Partners LLC(10)	1,913,306	6.9%
T. Rowe Price Associates, Inc.(11)	1,911,111	6.9%

(1)	Includes 7,546 shares held by Mr. Wiehe as custodian for Andrew John Wiehe and Stephanie Elizabeth Wiehe, over which Mr. Wiehe has voting and investment power. Includes 367,582 shares subject to options that are exercisable within 60 days of the date of the table.

(2)	Includes 31,491 shares subject to options that are exercisable within 60 days of the date of the table.
(3)	Includes 165,267 shares subject to options that are exercisable within 60 days of the date of the table.
(4)	Consists of shares subject to options that are exercisable within 60 days of the date of the table.
(5)	Includes 13,750 shares subject to options that are exercisable within 60 days of the date of the table.
(6)	Includes 36,250 shares subject to options that are exercisable within 60 days of the date of the table.
(7)	Includes 1,005,480 shares subject to options that are exercisable within 60 days of the date of the table. Includes 7,546 shares held by Mr. Wiehe as custodian for Andrew John Wiehe and Stephanie Elizabeth Wiehe, over which Mr. Wiehe has voting and investment power.
(8)	Based upon a Schedule 13D filed with the SEC on May 31, 2016 in which RGM reported shared voting and dispositive power with Robert G. Moses, RGM’s managing member. The address for RGM is 9010 Strada Stell Court, Suite 105, Naples, FL 34109.
(9)	Based upon a Schedule 13G filed with the SEC on January 28, 2016 reporting sole dispositive power over all of such shares and sole voting power over 2,178,305 shares. Includes shares held by the following subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC and BlackRock Japan Co. Ltd. The address for BlackRock, Inc. is 55 East 52nd St., New York, NY 10055.
(10)	Based upon a Schedule 13G/A filed with the SEC on February 1, 2016 reporting sole dispositive power over all of such shares and sole voting power over 1,552,881 shares. The address for Riverbridge Partners LLC is 80 South Eighth Street, Suite 1200, Minneapolis, MN 55402.
(11)	Based upon a Schedule 13G filed with the SEC on February 12, 2016 reporting sole dispositive power over all of such shares and sole voting power over 282,861 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MA 21202.

APPRAISAL RIGHTS

Under the DGCL you have the right to dissent from the merger and seek appraisal of your shares of common stock and to receive payment in cash for the fair value of your shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $17.75 per share, without interest, less any applicable withholding taxes, that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement, must hold their shares of common stock continuously through the effective time and must precisely comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, in order to perfect their appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Due to the complexity of the procedures for exercising appraisal rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262 and a copy of the full text of Section 262 is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions: (i) you must deliver to the Company a written demand for appraisal of your shares of common stock before the stockholder vote on the proposal to adopt the merger agreement at the special meeting, which must reasonably inform us of the identity of the holder of record of the common stock and that the stockholder intends to demand appraisal of his, her or its shares of common stock; (ii) you must not vote in favor of or submit a proxy in favor of the proposal to adopt the merger agreement at the special meeting; and (iii) you must hold shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time. Please note that a vote against the proposal to adopt the merger agreement or failing to vote for the adoption of the merger agreement is not sufficient notice to the Company that you are exercising your appraisal rights, and appraisal rights will be lost if the shares of common stock are transferred prior to the effective time.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement at the special meeting or abstain from voting on the proposal to adopt the merger agreement at the special meeting. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement at the special meeting.

All demands for appraisal should be addressed to SciQuest, Inc., 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560, Attention: Secretary, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he, she or it does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the stockholder of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time, the surviving corporation in the merger must give notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the merger agreement and who held shares of common stock on the date the written demand for appraisal was made and continued to hold the shares of common stock of record through the effective time. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective time of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under

Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time, any stockholder who has complied with Section 262, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of the common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of his, her or its shares of common stock and who hold common stock represented by stock certificates to submit his, her or its stock certificates to the Registry in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. Upon application by the surviving corporation or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in the Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

You should be aware that an investment banking opinion as to fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation of the merger. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the “fair value” of your share of common stock as determined under Section 262 could be more than, the same as, or less than the value you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such stockholder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $17.75 per share cash payment, without interest, less any applicable withholding taxes for his, her or its shares of common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to consider pursuing appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, the Company’s common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file reports with the SEC on account of the common stock.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. If the merger is not completed prior to such time as we would be required under the DGCL to hold an annual meeting of stockholders in 2017, we would hold a 2017 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in next year’s proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to our Secretary no later than November 12, 2016. You should address all stockholder proposals to the attention of Jennifer G. Kaelin, Secretary, SciQuest, Inc., 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560.

Our bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting in 2017, must be received at our executive offices in Cary, North Carolina, not less than 90 days nor more than 120 days prior to the first anniversary of the 2016 annual meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of our bylaws must be received between December 28, 2016 and the close of business on January 27, 2017. You should address all stockholder proposals to the attention of Jennifer G. Kaelin, Secretary, SciQuest, Inc., 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560 and include the information and comply with the requirements set forth in our bylaws.

Stockholders who wish to recommend nominees for consideration by the Company’s Nominating and Corporate Governance Committee must submit their nominations in writing to our Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the stockholders. The Nominating and Corporate Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the full board of directors for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to SciQuest, Inc., Attn: Secretary, at 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560.

In addition, stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth above and by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a stockholder is eligible to submit a nomination if the stockholder is a holder of record and entitled to vote at the annual meeting. The stockholder also must provide us with timely notice of the nomination. To be timely, the stockholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement and the documents referred to in this proxy statement, at our corporate website at www.sciquest.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us, without charge, by contacting SciQuest, Inc., Attention: Secretary, 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560.

HOUSEHOLDING

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of proxy materials, now or in the future, should submit this request by writing to SciQuest, Inc., 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560, Attention: Secretary. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 24, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

SCIQUEST, INC.

AKKR GREEN PARENT, LLC

AND

AKKR GREEN MERGER SUB, INC.

DATED AS OF MAY 30, 2016

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 30, 2016, among SciQuest, Inc., a Delaware corporation (the “Company”), AKKR Green Parent, LLC, a Delaware limited liability company (“Parent”), and AKKR Green Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the Merger upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement and the Merger; and

WHEREAS, the Company and Buyer Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer (or public announcement thereof) with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries or (ii) any acquisition by any Person or group of Persons resulting in, or proposal or offer (or public announcement thereof) to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity securities of the Company or any of its Subsidiaries representing more than 20% of all outstanding equity securities of the Company (by vote or value), or more than 20% of the consolidated total assets (including, equity securities of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

“Affiliate” shall mean, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933 (the “Securities Act” ).

“Applicable Foreign Competition Laws” shall mean Laws of any foreign governmental body or international institution that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

“Benefit Plans” shall mean all benefit and/or compensation plans, contracts, policies, agreements or arrangements including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not subject to ERISA), and any and all other deferred compensation, severance, equity compensation, stock option, stock purchase, stock appreciation rights, stock unit, stock based, incentive, change in control, bonus, health insurance, disability insurance, fringe benefits, profit sharing and pension plans, sponsored, maintained or contributed to by the Company or any of its Subsidiaries or under which there is or may be any liability or obligation of the Company or any of its Subsidiaries, whether or not such Benefit Plan is or is intended to be (i) arrived at through collective bargaining or otherwise, (ii) funded or unfunded, (iii) covered or qualified under the Code, ERISA or other applicable law, (iv) set forth in an employment agreement or consulting agreement or (v) written or oral.

“Business Day” shall mean any day ending at 11:59 p.m. (New York local time) other than a Saturday or Sunday or a day on which commercial banks in the City of New York are required or authorized by law or executive order to close.

“Company Intellectual Property” means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed by a third party to the Company or its Subsidiaries.

“Company Material Adverse Effect” shall mean a change, event, occurrence, state of facts or development that (1) has, had or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no changes, events, occurrences, state of facts or development, to the extent arising out of any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to have occurred pursuant to this clause (1): (a) changes after the date hereof generally affecting the economy, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates; (b) changes after the date hereof that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism; (c) changes after the date hereof in any Law or GAAP; (d) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that the underlying cause of such failure has or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); (e) the public announcement of this Agreement, including public announcement of the identity of (or any facts or circumstances relating to) the Buyer Parties or their respective Affiliates; (f) any action or omission explicitly required under this Agreement or any action or omission to which any of the Buyer Parties has expressly consented in writing; (g) changes in the price or trading volume of the Company’s common stock, in and of itself (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that the underlying cause of such change has had or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); (h) any change in any analyst rating of the Company in and of itself (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that the underlying cause of such change has had or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); or (i) changes in conditions in the industry in which the Company and its Subsidiaries conduct business; provided, further, that, with respect to clauses (a), (b), (c) and (i), such changes, events, occurrences, state of facts or developments do not disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate (in which case, only such incremental disproportionate effect shall be taken into account), or (2) prevents, materially impedes or materially delays, or would reasonably be expected to prevent, materially impede or materially delay, the Company’s ability to timely consummate the Merger.

“Company Option” means any option to purchase Shares issued by the Company under the Stock Plans or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or its Subsidiaries, in whole or in part, including all such Intellectual Property set forth, or required to be set forth, on Section 4.14 of the Company Disclosure Letter.

“Company RSU” means any restricted stock unit award with solely service-based vesting requirements issued by the Company under the Stock Plans or otherwise.

“Company Source Code” means the source code for any Software that is Company Owned Intellectual Property, including to the extent included in the Company Systems, or other confidential information constituting, embodied in or pertaining to such Software.

“Contract” means any agreement, lease, license, contract, note, bond, mortgage, indenture or other similar instrument.

“Customer Offering” means the products and services marketed, distributed, sold or licensed to third parties by the Company or any of its Subsidiaries since the Applicable Date.

“Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that did not result from a breach of Section 6.2, which such written Acquisition Proposal the Board of Directors of the Company (or an authorized committee thereof) has determined in good faith (after consultation with its outside legal counsel and a nationally-recognized financial advisor) constitutes a Superior Proposal and who are actively engaged in discussions or negotiations with the Company or its Representatives with respect to such Acquisition Proposal as of the expiration of the Go-Shop Period; provided, that a Person shall cease to be an “Excluded Party” from and after 11:59 p.m. (Eastern time), on July 9, 2016, or, if earlier, the first date on which (x) such written Acquisition Proposal is withdrawn (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself and subject to clause (z), be deemed a withdrawal of such Acquisition Proposal), (y) the ultimate equityholder(s) of such Person or group of Persons cease collectively to provide (directly or indirectly) in the aggregate at least 100% of the equity financing (measured by voting power and value) to be provided in the Acquisition Proposal or (z) such Acquisition Proposal (as amended, modified or replaced) ceases to constitute a Superior Proposal.

“Environmental Law” shall mean any applicable law, regulation, code, order, judgment, decree or injunction from any Governmental Entity concerning (i) the protection of human health as it relates to exposure to any Hazardous Substance or the protection of the environment, including air (both ambient air and indoor air), surface water, groundwater, drinking water, soil, wildlife and natural resources, or (ii) the production, use, storage, handling, release or disposal of Hazardous Substances.

“Expense Reimbursement” shall mean the amount of all out-of-pocket expenses (including all reasonable fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) actually incurred by the Buyer Parties or any of their Affiliates or any other party on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in an amount up to, but not exceeding, $3,810,000 in the aggregate.

“Hazardous Substance” shall mean any substance listed, defined, designated, classified or regulated on the date hereof as hazardous, toxic or a pollutant under any applicable Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and including, without limitation, any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Inbound IP Licenses” means, collectively, each license or other Contract pursuant to which the Company or any of its Subsidiaries is granted rights under Intellectual Property owned by a third party.

“Indebtedness” shall mean all indebtedness of the Company and any of its Subsidiaries, determined in accordance with GAAP, including with respect to (i) all liabilities for borrowed money; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments; (iii) all liabilities under capital leases to the extent required to be capitalized under GAAP; (iv) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i), (ii) and (iii); (v) all reimbursement obligations under letters of credit whether or not such letters of credit have been drawn (including standby and commercial); and (vi) all liabilities for accrued but unpaid interest and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (v) above. For the avoidance of doubt, “Indebtedness” shall not include trade debt or similar obligations incurred in the ordinary course of business consistent with past practice.

“Intellectual Property” shall mean any of the following throughout the world: (i) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations); (ii) trademarks and service marks, logos, trade dress, corporate names and doing business designations and all registrations and applications for registration of the foregoing (the “Trademarks”), and all goodwill in the foregoing; (iii) Internet domain names and all registrations and applications for registration thereof; (iv) copyrights, copyrightable works, works of authorship, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (v) rights in Software; (vi) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (vii) other intellectual property or proprietary rights (including remedies against infringement, dilution, misappropriation or other violation thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intervening Event” shall mean a material change, event, occurrence, state of facts or development since the date hereof with respect to the Company or its Subsidiaries that (i) is materially and disproportionately more favorable to the financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Board of Directors of the Company or officers of the Company nor reasonably foreseeable as of or prior to the date hereof and (iii) did not arise from the operation of the Company and its Subsidiaries in the ordinary course of business; provided, however, that (x) receipt by the Company of an Acquisition Proposal, (y) any change in Law or GAAP or (z) changes in the market price or trading volume of the Shares or the fact that, in and of itself, the Company exceeds internal or public projections or forecasts or estimates of revenues or earnings for any period, in each case, shall not be deemed to be an Intervening Event.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge of those persons set forth in Section 1.1 of the Company Disclosure Letter, following reasonable inquiry of such Person’s direct reports and (ii) with respect to Parent, shall mean the actual knowledge of Parent’s directors and officers, following reasonable inquiry of such Person’s direct reports.

“Non-U.S. Benefit Plans” shall mean Benefit Plans maintained outside of the United States primarily for the benefit of current or former employees, directors, consultants, independent contractors or other service providers (“Service Providers”) providing services outside of the United States.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), or (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Outbound IP Licenses” means, collectively, each license or other Contract pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed, sublicensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property.

“Permitted Lien” means (i) encumbrances for current Taxes or other governmental charges not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and there are appropriate reserves maintained on the balance sheet in accordance with GAAP to reflect such unpaid Taxes; (ii) mechanics’, carriers’, materialmen’s, laborers’, workmen’s, repairmen’s, landlords’ or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company or its applicable Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings; (iii) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the assets or properties to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities which do not interfere, individually or in the aggregate, with the use, occupation and enjoyment of the properties in connection with the business of the Company and its Subsidiaries; and (v) with respect to Intellectual Property only, nonexclusive licenses or subscriptions granted by the Company or any of its Subsidiaries to customers in the ordinary course of business.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means information pertaining to an identified and/or identifiable individual that is subject to protection under applicable Law, including, an individual’s name, address, credit or payment card information, bank account number, email address, date of birth, government-issued identifier, protected health information, and social security number.

“Release” shall mean the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into the environment.

“Software” means computer programs, including any and all software implementations or algorithms, applications, utilities, development tools, diagnostics, data, databases and embedded systems, whether in source code, interpreted code or object code form, and any documentation relating to the foregoing.

“Stock Plans” means the SciQuest Holdings, Inc. 2004 Stock Incentive Plan (the “2004 Stock Plan”) and the SciQuest, Inc. 2013 Stock Incentive Plan (the “2013 Stock Plan”).

“Stock Repurchase Plan” means the Company’s stock repurchase plan announced on February 25, 2016 with respect to an aggregate amount of up to $30 million of the Company’s outstanding common stock.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal (that includes a proposed purchase agreement with respect thereto or confirms in writing that any purchase agreement in connection therewith will be on substantially the same terms as this Agreement) that is not withdrawn that is made by a third party that did not result from a breach of Section 6.2, 6.3 or 6.4 for a transaction that, if consummated, would result in such third party acquiring, directly or indirectly, all of the Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries for consideration consisting of cash and/or securities that (i) is on terms that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and a nationally-recognized financial advisor, to be superior from a financial point of view to the holders of Shares (other than Parent) than the Merger, taking into account all the terms and conditions of such offer and this Agreement (including any offer by Parent to amend the terms of the Merger and the other transactions contemplated by this Agreement), (ii) is reasonably likely (and at least as likely as the Merger) to be completed in accordance with its terms, in each case taking into account all legal, financial, financing, regulatory, conditionality, timing and other aspects of the Acquisition Proposal (including the financing thereof, which must be fully committed), the Person making the proposal and the payment, if any, of the Termination Fee and Expense Reimbursement and (iii) is either not subject to due diligence or, if subject to the completion of due diligence, the Board of Directors of the Company (or an authorized committee thereof) has reasonably determined that such diligence would reasonably be expected to be timely completed, and that at the end of such due diligence such Acquisition Proposal (as may be amended, modified or replaced) would continue to constitute a Superior Proposal that is not subject to due diligence. An Acquisition Proposal that contains a financing or funding condition, restricts in any way or conditions the ability of the Company to seek specific performance to cause the transactions contemplated thereby to be consummated on receipt of funds or compliance with financing commitments from any Person or otherwise may not be consummated without the receipt of funds from any Person other than the Person(s) making the Acquisition Proposal or its or their respective Affiliates shall be deemed not to be a Superior Proposal.

“Tax” (including, with correlative meaning, the term “Taxes”) shall include all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, government pension, estimated, use, property, withholding, excise, production, value added, goods and services, harmonized sales, occupancy and other taxes, premiums and duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, claims for refund and any amendment thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

“Termination Fee” shall mean (i) an amount equal to $9,660,000 if the Termination Fee becomes payable in connection with the termination of this Agreement pursuant to Section 8.3(a) prior to the expiration of the Go-Shop Period, (ii) an amount equal to $39,670,000 if the Termination Fee becomes payable in connection with the termination of this Agreement pursuant to Section 8.4(a) in connection with an Intervening Event, and (iii) an amount equal to $19,840,000 in all other circumstances.

“U.S. Benefit Plans” shall mean all Benefit Plans other than Non-U.S. Benefit Plans.

1.2 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, and all pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement (except for references to agreements in the Company Disclosure Letter, which will only refer to the agreement so referenced) is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to any statute or Law shall include all rules and regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. “Other party” or “other parties” shall mean the Company or Parent and Merger Sub, as applicable. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. References herein to a Person are also to its successors and permitted assigns, and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto. The use of “or” or “any” is not intended to be exclusive unless expressly indicated otherwise. The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.” The occurrence and time period of calendar days shall be determined on the basis of calendar days based on the local time in New York, New York. When performance in this Agreement is required on a day that is not a Business Day, such action may be taken on the immediately succeeding Business Day.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

ARTICLE II

The Merger

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporations Law (the “DGCL”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects specified in the DGCL.

2.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, the closing for the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m. (New York local time) on (i) the third (3rd) Business Day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of all conditions at the Closing) or (ii) at such other time and date or at such other place as Parent and the Company may mutually agree upon in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”), in form and substance to be mutually agreed prior to the Closing, to be executed, acknowledged and filed with the Secretary of State of the

State of Delaware as provided in Section 251(c) of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

2.4 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the certificate of incorporation of Merger Sub except that it shall be amended to properly reflect the name of the Surviving Corporation and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law.

2.5 Bylaws. The bylaws of the Company shall be amended as a result of the Merger so as to read in their entirety as the bylaws of Merger Sub except that it shall be amended to properly reflect the name of the Surviving Corporation and, as so amended, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided therein or by applicable Law.

2.6 Directors of the Surviving Corporation. The parties hereto shall take, or cause to be taken, all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.7 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

Effect of the Merger on Capital Stock; Exchange of Certificates

3.1 Merger Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of common stock, par value $0.001 per share, of the Company (a “Share”) issued and outstanding immediately prior to the Effective Time other than (i) issued and outstanding Shares owned directly by Parent or Merger Sub, (ii) Shares that are Dissenting Shares (as hereinafter defined) and (iii) each Share that is held by any direct or indirect wholly-owned Subsidiary of the Company (collectively,

“Excluded Shares”) shall be converted into the right to receive $17.75 per Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate and uncertificated interest formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest, in accordance with this Section 3.1 and Section 3.2.

(b) Cancellation of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the record holder (the “Record Holder”) of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 3.2(f).

(c) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the sole capital stock of the Surviving Corporation.

3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent (the “Paying Agent”), which shall be reasonably acceptable to the Company, for the payment of the Per Share Merger Consideration. Concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the Record Holders of Shares (other than Excluded Shares) a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 3.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). At the request of Parent, concurrently with the Effective Time, the Company shall deposit with the Paying Agent all or any portion of its available cash and cash equivalents in order to satisfy Parent’s obligations pursuant to the immediately preceding sentence. The Paying Agent shall invest the Exchange Fund as directed by Parent solely in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or (iv) a combination of any of the foregoing. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 3.1(a) shall be returned to Parent in accordance with Section 3.2(d). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 3.1(a), Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make payments required under Section 3.1(a).

(b) Exchange Procedures. Promptly after the Closing Date, Parent shall cause the Paying Agent to mail to each Record Holder of Shares (other than with respect to Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the certificates or transfer of the uncertificated Shares (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the certificates (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) or transfer of the uncertificated Shares in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 3.1(a). Upon delivery of such letter of transmittal by any Record Holder of Shares (other than Excluded Shares), duly completed and duly executed in accordance with its instructions, and the surrender to the Paying Agent of a certificate that immediately prior to the Effective Time represented Shares (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) or transfer of uncertificated Shares, the holder thereof shall be entitled to receive in exchange therefor a cash amount by check (less any required Tax withholdings as provided in Section 3.2(g)

equal to the product of (x) the number of Shares represented by such certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) or uncertificated Shares and (y) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the certificates or uncertificated Shares.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time any certificated or uncertificated Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 3.2(b), exchanged for the cash amount to which the Record Holder thereof is entitled pursuant to this Article III (less any required Tax withholdings as provided in Section 3.2(g)) to be paid by check or wire transfer of immediately available funds to an account designated by such holder.

(d) Termination of Exchange Fund. Subject to Section 3.5, any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of the Shares for one (1) year after the Effective Time shall be delivered to Parent. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 3.1(a) (less any required Tax withholdings as provided in Section 3.2(g)), without any interest thereon.

(e) Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation or the Paying Agent with respect to such certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 3.2(g)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed certificate and (ii) the Per Share Merger Consideration.

(f) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Per Share Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, and Parent shall remain liable for payment of the Per Share Merger Consideration for such shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (x) notice of any demands received by the Company for appraisals, (y) the opportunity to participate in all (but not control any) negotiations and proceedings with respect to such notices and demands and (z) a reasonable opportunity to review, and shall consider in good faith all reasonable comments, on any written document to be given to any third party or Governmental Authority in connection therewith. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle, compromise, offer to settle or compromise, or otherwise negotiate any such demands.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

3.3 Treatment of Outstanding Options and Restricted Stock Units.

(a) Options. At the Effective Time and except as agreed between Parent and any holder thereof, each outstanding and unexercised Company Option that is vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Board of Directors of the Company or a committee thereof other than action by the Board of Directors or any committee thereof necessary to effectuate this Section 3.3; it being acknowledged and agreed that such action shall in no event include the acceleration of vesting of any Company Option) (each such Company Option, a “Vested Company Option”) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (i) the total number of Shares subject to such Vested Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Vested Company Option, less applicable Taxes required to be withheld with respect to such payment. At the Effective Time, each Company Option that is not a Vested Company Option shall be cancelled and forfeited for no consideration.

(b) Restricted Stock Units. At the Effective Time, and except as agreed between Parent and any holder thereof, each Company RSU that is vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Board of Directors of the Company or a committee thereof other than action by the Board of Directors of the Company or any committee thereof necessary to effectuate this Section 3.3; it being acknowledged and agreed that such action shall in no event include the acceleration of vesting of any Company RSU) (each such Company RSU, a “Vested Company RSU”) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (i) the total number of Shares subject to such Vested Company RSU and (ii) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. At the Effective Time, each Company RSU that is not a Vested Company RSU shall be cancelled and forfeited for no consideration.

(c) Performance-Based Restricted Stock Units. At the Effective Time, and except as agreed between Parent and any holder thereof, each outstanding performance-based restricted stock unit issued by the Company under the Stock Plans or otherwise (a “Company PSU”) shall be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of “Earned Units” as determined in accordance with the change of control provisions of the applicable Performance-Based Restricted Stock Unit Agreement (the “PSU Agreement”) based upon actual performance through the “Adjusted Performance Period”(as such specified terms are defined in the applicable PSU Agreements) and (ii) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment (such amounts the “PSU Consideration”), which PSU Consideration shall vest and be payable in accordance with the terms of the PSU Agreement underlying the applicable Company PSU (and shall be subject to any service-based vesting requirements set forth in such PSU Agreements). At the Effective Time, each portion of a Company PSU that is not an Earned Unit shall be cancelled and forfeited for no consideration.

(d) Payment of Equity Incentive Amounts. Parent will take all actions necessary so that, at or as soon as practicable after the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of

Vested Company Options and Vested Company RSUs the cash payment to which such holder is entitled as determined in accordance with this Section 3.3 through the Surviving Corporation’s or applicable Subsidiary’s payroll, unless alternative arrangements are specified by such holder, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Vested Company Options and Vested Company RSUs, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts. Settlement and payment of amounts due for Company PSUs, if any, shall be treated as set forth in the applicable PSU Agreement and Section 3.3(c) of this Agreement.

(e) Company ESPP. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the SciQuest, Inc. Employee Stock Purchase Plan (the “ESPP”)) shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iii) that the ESPP be suspended at the close of the current offering period and no offering period shall be commenced after the date of this Agreement unless the Merger is not consummated, (iv) each participant’s outstanding right to purchase Shares under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the ESPP); provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole Shares at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (v) the ESPP shall terminate immediately prior to the day on which the Effective Time occurs (if not earlier terminated by the Board of Directors).

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and shall take such other appropriate actions to implement the provisions of Section 3.3 and to terminate the Stock Plans at the Effective Time.

3.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change.

3.5 No Liability. To the fullest extent permitted by applicable Law, none of the parties to this Agreement, the Surviving Corporation or the Paying Agent will be liable to any stockholders of the Company or other Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

ARTICLE IV

Representations and Warranties of the Company

Except as set forth in (x) corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face (without the need to examine or understand any underlying document or information)), and (y) any Company Report filed with or furnished to the SEC pursuant to the Exchange Act and publicly available at least two (2) Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factor” section or market risk section, and in any section in such Company Reports to the extent cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to the Buyer Parties that:

4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date hereof complete and correct copies of the certificates of incorporation and bylaws or comparable organizational and governing documents of each of the Company and its Subsidiaries, each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement.

4.2 Capital Structure. The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 (“Preferred Shares”). As of the close of business on May 27, 2016 (the “Capitalization Date”), 27,711,529 Shares and no Preferred Shares were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Capitalization Date, (i) 1,421,210 Shares were reserved and authorized for future issuance (i.e., issuance pursuant to awards not yet granted) under the Stock Plans, (ii) 816,645 Shares were reserved and authorized for future issuance under the ESPP, (iii) an aggregate of 2,837,338 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Options issued pursuant to the Stock Plans, (iv) 434,220 Company RSUs were outstanding, and (v) 565,638 Company PSUs were outstanding (assuming achievement of all applicable performance goals at maximum). Since the Capitalization Date through the date hereof, the Company has not issued any Shares (whether restricted or not), Company Options, Company RSUs, Company PSUs, or any other shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company. Section 4.2 of the Company Disclosure Letter contains a correct and complete list as of the Capitalization Date of (i) a schedule of the outstanding Company Options, including the applicable exercise prices therefor, vesting schedules (including whether any such Company Options will vest as a result of the consummation of the Merger) and the holders thereof, (ii) a schedule of the Company RSUs, including vesting schedules (including whether any such Company RSUs will vest as a result of the consummation of the Merger) and the holders thereof, and (iii) a schedule of the Company PSUs, including vesting schedules and the holders thereof. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, license, sublicense, charge, pledge, mortgage, preemptive right, right of first refusal, option or similar right, transfer restriction, security interest, claim or other encumbrance (each, a “Lien”), other than transfer restrictions imposed under any federal or state securities Laws. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens other than transfer restrictions imposed under any federal or state securities Laws. None of the Company or any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no contractual obligations of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is or could be required to register or purchase any Shares or other equity interests of the Company or any of its Subsidiaries or any other debt or equity securities. There are no voting agreements, voting trusts, shareholder agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, the Company or any of its Subsidiaries or restricting the transfer thereof. Section 4.2 of the Company Disclosure Letter contains a correct and complete list as of the close of business on the date hereof of any entity that is not a wholly-owned Subsidiary of the Company in which the Company or any of its Subsidiaries own, directly or indirectly, any debt or equity interest.

4.3 Corporate Authority; Approval and Fairness; Opinion of Financial Advisor.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Requisite Vote, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including the Merger, have been duly authorized and approved by the Company and no corporate, company, limited partnership or other action on the part of the Company or any of its Subsidiaries is necessary other than the receipt of the affirmative vote of a majority of the votes entitled to be cast by the holders of the Shares (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company has, (i) by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”) and (B) directed that this Agreement be submitted to the holders of the Shares for their adoption at a stockholders’ meeting duly called and held for such purpose and (ii) received the opinion of the Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated, to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by the holders of Shares is fair, from a financial point of view, to the stockholders of the Company. A true, correct and complete copy of such opinion and the engagement letter relating thereto have been made available to Parent. It is agreed and understood that such opinion is only for the benefit of the Board of Directors of the Company. The Company has made available a true, correct and complete copy of the resolutions described in the foregoing clauses (i)(A) and (i)(B) to Parent on the date hereof.

4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) such filings of reports under the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”); (ii) such filings and notifications as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any Applicable Foreign Competition Laws which are listed on Section 4.4(a) of the Company Disclosure Letter, if any; (iii) the applicable requirements of the Nasdaq Global Select Market (“Nasdaq”); and (iv) the filing with the Secretary of State of the State of Delaware of the

Certificate of Merger, no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained from, any domestic, foreign or transnational governmental, quasi-governmental or regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial governmental entity or any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of the Company’s Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or, acceleration of any rights or obligations under, or the creation of a Lien (other than a Permitted Lien) on any of the assets, of the Company or any of its Subsidiaries pursuant to any Contract or material Permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound or (iii) assuming that the consents, approvals and filings referred to in Section 4.4(a) are duly obtained and/or made, a violation in any material respect of any Law to which any of the Company or any of its Subsidiaries is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

4.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act or the Securities Act on or after December 31, 2013 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). As of their respective effective, filing, furnishing or amendment dates, as applicable, each of the Company Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of their respective effective filing, furnishing or amendment dates, as applicable, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company Reports. As of the date hereof, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) Each of the consolidated balance sheets, consolidated statements of operations and comprehensive income (loss), and consolidated statement of cash flows included in or incorporated by reference into the Company Reports (i) has been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly presents in all material respects the consolidated results of operations, statements of income (loss), changes in cash flows and the consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to normal year-end audit adjustments) and (iii) has been prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited statements for the absence of footnotes and other presentation items), except, in each case, as indicated in such statements or in the notes thereto. As of the date of this Agreement, Grant Thornton LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Since the Applicable Date, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Applicable Date, the Company has disclosed to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud or, to the Knowledge of the Company, any allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and to the actual knowledge (without the need for inquiry) of those persons set forth in Section 1.1 of the Company Disclosure Letter, Section 4.5(d) of the Company Disclosure Letter sets forth, and describes in reasonable detail, each such significant deficiency, material weakness or instance of fraud or alleged fraud.

(e) Since the Applicable Date, (i) none of the Company nor any of its Subsidiaries, directors, auditors or accountants or, to the actual knowledge (without the need for inquiry) of those persons set forth in Section 1.1 of the Company Disclosure Letter, its or its Subsidiaries’ officers, employees or representatives has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Directors of the Company or any committee thereof, or to any of the persons set forth in Section 1.1 of the Company Disclosure Letter, evidence of a material violation of securities laws, a breach of fiduciary duty or a similar violation by the Company or any of its Subsidiaries or any of their officers, directors or employees.

(f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (i) set forth or as reflected or reserved against in the Company’s consolidated balance sheets as of March 31, 2016 included in the Company Reports filed prior to the date of this Agreement, (ii) incurred since March 31, 2016 in the ordinary course of business consistent with past practice, (iii) that have been discharged or paid prior to the date of this Agreement, (iv) reasonably incurred since the date hereof as a result of actions required by the terms of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company Reports nor any obligations to enter into any such arrangements.

(g) As of the Capitalization Date, the Company and its Subsidiaries had in the aggregate $130,797,685.34 of freely available cash and cash equivalents.

4.6 Absence of Certain Changes. Since December 31, 2015 through the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses only in accordance with the ordinary course of such businesses, consistent with past practices, (b) no event or events have occurred that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect and (c) except as set forth in Section 4.6(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.1(b)(i), (ii), (iii), (iv), (vi), (vii), (viii), (x), (xii) or (xiii) without Parent’s consent.

4.7 Litigation and Liabilities.

(a) Except as set forth in Section 4.7(a) of the Company Disclosure Letter, there are no, and, since the Applicable Date there have not been any, civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, if adversely determined, would individually or in the aggregate reasonably be expected to result in liability in excess of $100,000, or that otherwise sought or seek injunctive relief or other equitable remedy, or that involve or involved the Company’s or its Subsidiaries’ officers or directors.

(b) Except as set forth in Section 4.7(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is or, since the Applicable Date has been, a party to or subject to the provisions of any material judgment, order, writ, injunction, settlement agreement decree or award entered, issued or made by or with any Governmental Entity.

4.8 Employee Benefits.

(a) All Benefit Plans are listed on Section 4.8(a) of the Company Disclosure Letter. True and complete copies (or summaries for any Benefit Plan for which a separate plan document does not exist) of all Benefit Plans listed on Section 4.8(a) of the Company Disclosure Letter have been made available to Parent, and the Company has made available to Parent where applicable (i) the most recently prepared actuarial report or financial statement, (ii) the most recent summary plan description, and all material modifications thereto, (iii) the most recent annual report (Form 5500 Series) and accompanying schedule, (iv) the most recent determination letter or opinion letter, (v) copies of any material written correspondence with a Governmental Entity, (vi) any related funding arrangements, and (vii) all legal opinions relating to the administration or funding of any Non-U.S. Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Benefit Plan that have been adopted or approved nor have the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Benefit Plan.

(b) All U.S. Benefit Plans have been maintained in material compliance with their terms and with ERISA, the Code and any other applicable Laws. Each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code, has received a current favorable determination or opinion letter from the Internal Revenue Service (the “IRS”), such letter has not been revoked (nor has revocation been threatened), and to the Knowledge of the Company, no circumstances exist as of the date hereof that would reasonably result in the loss of the qualification of such U.S. Benefit Plan under Section 401(a) of the Code or such trust under Section 501(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any U.S. Benefit Plan that could subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) None of the Company, any of its Subsidiaries nor any other entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, a “Company ERISA Affiliate”) maintains or contributes or has within the past six years maintained or contributed to an employee benefit plan that is subject to subtitles C or D of Title IV of ERISA or Sections 412 or 430 of the Code. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any “Controlled Group Liability” (as defined below) that could become a liability of the Company, any of its Subsidiaries or any Company ERISA Affiliate. Without limiting the generality of the foregoing, neither the Company, nor any of its Subsidiaries, nor any Company ERISA Affiliate, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a material failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws.

(d) The Company, its Subsidiaries and each Company ERISA Affiliate do not have, and have never had any obligation to contribute to any plan within the meaning of ERISA Sections 3(37) and 4001(a)(3). The Company, its Subsidiaries and each Company ERISA Affiliate do not and have never maintained or sponsored a plan sponsored by more than one employer within the meaning of ERISA Section 4063 or Code Section 413(c). None of Company, its Subsidiaries nor any ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) that has not been satisfied in full.

(e) There is no (and during the past two years there has been no) material Proceeding pending or, to the Knowledge of the Company, threatened relating to the Benefit Plans, other than routine claims for benefits. Neither the Company nor any of its Subsidiaries has since the Applicable Date taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program. None of the Benefit Plans provides for medical, life or death benefits beyond termination of service or retirement, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, any similar state or local Law or any foreign Law. The Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements subject to ERISA. All required contributions have been timely made to the Benefit Plans and no Benefit Plan has any unfunded liabilities that have not been properly accrued.

(f) Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has (i) between January 1, 2005 and December 31, 2008, been operated in good faith compliance with Section 409A of the Code and Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in all material respects, Section 409A of the Code and IRS regulations and guidance thereunder. No compensation payable by the Company or any of its Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code. All stock options granted by the Company or any of its Subsidiaries to any current or former Service Provider have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.

(g) Except as expressly set forth in Section 3.3 of this Agreement, neither the execution of this Agreement, the adoption of this Agreement by holders of shares constituting the Company Requisite Vote nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including any termination of employment or service) may (i) entitle any current or former Service Provider to any compensation or benefit, including without limitation severance pay (other than severance pay required by any Law) or to any increase in any compensation or benefit, including without limitation severance pay upon any termination of employment, (ii) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or benefit to any current or former Service Provider or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan, or (iii) accelerate the time of payment or vesting or exercisability, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans. No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code or otherwise. Section 4.8(g) of the Company Disclosure Letter sets forth an estimate of the amounts potentially payable to each Service Provider under any Benefit Plan in connection with the execution and delivery of this Agreement, the adoption of this Agreement by holders of shares constituting the Company Requisite Vote or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, including as a result of a termination of employment or service), including specifically listing the amount of any “excess parachute payments” within the meaning of Section 280G of the Code and any gross-ups or reimbursement of Taxes under Section 4999 of the Code that could become payable under any Benefit Plans. All Company Options, Company RSUs and Company PSUs can be cancelled by their terms in accordance with Section 3.3.

(h) Each Service Provider who is classified by the Company or any of its Subsidiaries, as applicable, as having the status of an independent contractor is properly so characterized.

(i) All Non-U.S. Benefit Plans have been maintained in compliance in all material respects with their respective terms and applicable local Law. With respect to each Non-U.S. Benefit Plan: (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practice, (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations and any liabilities or obligations incurred through the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligation, and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Entities and to the Knowledge of the Company, no circumstances exist as of the date hereof that would reasonably be expected to result in the loss of the good standing of such Non-U.S. Benefit Plan. None of the Non-U.S. Benefit Plans is a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

(j) No individuals are participating in (or are eligible to participate in) any of the Non-U.S. Benefit Plans maintained in Canada, other than current or former employees of the Company or its Subsidiaries, or officers or directors of the Company or its Subsidiaries (and any spouses, dependents, survivors or beneficiaries of such persons).

(k) All data necessary to administer each Benefit Plan is in the possession of the Company, its Subsidiaries or their agents and is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and applicable Law and such data is materially complete and correct.

4.9 Compliance with Laws; Licenses.

(a) Since the Applicable Date, the Company and its Subsidiaries have complied with all applicable federal, state, local and foreign laws, statutes, ordinances, common law, and any applicable rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity (collectively, “Laws”) in all material respects, and have timely filed all material reports, registrations, notices and statements, together with any amendments required to be made with respect thereto, that they were required to file since the Applicable Date with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 4.9(a) of the Company Disclosure Letter, since the Applicable Date there have been no investigations or review by any Governmental Entity with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no such investigations or reviews pending or threatened, and nor have the Company or any of its Subsidiaries received written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same. Each of the Company and its Subsidiaries has obtained and is in compliance in all material respects with all material permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted. Since the Applicable Date, none of the Company or any of its Subsidiaries has received written notice that the Governmental Entity or other Person issuing or authorizing any such License intends to terminate or refuse to renew or reissue such License.

(b) None of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their respective directors, officers, employees, representatives, consultants or agents for or on behalf of the Company or its Subsidiaries (i) has taken any action that would cause them or the Company to be in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or other applicable anti-corruption laws in other countries in which the Company and its Subsidiaries conduct business; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or other applicable anticorruption laws. Since the Applicable Date, neither the Company nor any Subsidiary of the Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA or other applicable anti-corruption laws in other countries.

4.10 Takeover Statutes. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby to render inapplicable to this Agreement and such transactions any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar Law under any foreign, state or local Law (each, a “Takeover Statute”).

4.11 Environmental Matters.

(a) Since the Applicable Date, the Company and its Subsidiaries have been in compliance in all material respects with applicable Environmental Laws. The Company and its Subsidiaries possess all Licenses required under applicable Environmental Laws for the operation of their businesses as presently conducted and all such Licenses are in good standing. Neither the Company nor any of its Subsidiaries has received from any Governmental Entity or any other Person any written claim, notice of violation or citation concerning any violation or alleged violation of, or liability or alleged liability under, any applicable Environmental Law since the Applicable Date.

(b) (i) There have been no Releases by the Company or any of its Subsidiaries of any Hazardous Substances into, on or under or from any Leased Real Property, and (ii) none of the Company or any of its Subsidiaries has been notified in writing of potential liability for any Releases by or arranged for by the Company or any of its Subsidiaries of any Hazardous Substances into, on, under or from any other properties, including landfills in which Hazardous Substances have been Released or properties on or under or from which the Company or any of its Subsidiaries has performed services, except, in the case of either (i) or (ii), for any such Releases that would not reasonably be expected to result in any material liability of the Company or any of its Subsidiaries.

4.12 Taxes.

(a) All income and other material Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed in accordance with all applicable Laws (taking into account any applicable extensions), and each such Tax Return is complete and accurate. All material Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return and including all installments on account of Taxes for the current year) have been timely paid. The Company and each of its Subsidiaries has made adequate provision in their financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable. Any unpaid Taxes of the Company and each of its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(b) No federal, state, local or non-U.S. audits, examinations, investigations or other proceedings are pending, being conducted or have been threatened in writing against the Company or any of its Subsidiaries in respect of any Taxes. Neither the Company nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. taxing authority any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and adequately reserved for in the latest audited financial statements included in the Company Reports.

(c) The Company and each of its Subsidiaries has withheld and paid or remitted in full all amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other Person.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound to, or has any obligation under any Tax allocation or sharing agreement or any Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes such as a lease or a loan or to which the only parties are the Company or any of its Subsidiaries), (ii) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the five-year period ending on the date hereof that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any analogous provision of state, local or non-U.S. Law), (iii) is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any analogous provision of state, local, or non-U.S. law), (iv) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax return, (v) has any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation §1.1502-6 (or any analogous provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes such as a lease or a loan) or otherwise, (vi) will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date, as a result of any (A) change in method of accounting occurring prior to the Closing Date, (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (C) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local, or foreign Law) executed on or prior to the Closing Date, (D) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local, or foreign Law), (E) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (F) prepaid amount received, or paid, on or prior to the Closing Date, (G) election under Section 108(i) of the Code, (H) deferred revenue or gains arising or accrued prior to the Closing Date, (G) has engaged in any “listed transaction” described in Treasury Regulation §1.6011-4(b)(2) or (I) has received written notice from a

Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(f) None of the Company or its Subsidiaries is a resident for Tax purposes or has a branch or permanent establishment in any country other than its country of organization.

(g) No Subsidiary organized outside of the United States is a passive foreign investment company within the meaning of Section 1297 of the Code. None of the Company or any Subsidiary has ever had to include material amounts in income under Section 951(a) of the Code.

(h) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) If the Company or any Subsidiary is required to registered for value added tax or similar tax or consumption (“VAT”) in any jurisdiction, it is so registered in each such applicable jurisdiction and has complied with all statutory provisions, rules, regulations, orders and directions in respect of any VAT or similar tax on consumption, maintains full and accurate records, and has not in the period of six years ending with the Closing Date been subject to any material interest, forfeiture, surcharge or penalty and none is or has been in the period of six years ending with the Closing Date a member of a group or consolidation with any other company for purposes of VAT.

(j) All related party transactions involving the Company and/or any Subsidiary (including any branch or permanent establishment thereof) comply with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local or non-U.S. Tax Law) and any other applicable Law on transfer pricing, and the Company and its Subsidiaries have maintained all applicable records with respect to transfer required to avoid the imposition of penalties under all applicable Law.

4.13 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is (i) a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization, employee organization or works council, or (ii) engaged in any negotiation with any labor union, labor organization, employee organization or works council. Neither the Company nor any of its Subsidiaries is the subject of any Proceeding asserting that the Company or any of their Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union, labor organization, employee organization or works council nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 or equivalent applicable Law in any other jurisdiction in which the Company or any of its Subsidiaries operates. All current assessments under workers’ compensation legislation have been paid or accrued by the Company and its Subsidiaries as applicable. The Company and its Subsidiaries have not been and are not subject to any additional or penalty assessments under such legislation that has not been paid, and are not the subject of an audit related thereto by any Governmental Entity.

(b) The number of all employees of the Company and its Subsidiaries (the “Current Employees”) who are employed as of the date hereof in each country has been provided to Parent. Section 4.13(b) of the Company Disclosure Letter sets forth all employment contracts or offer letters with Current Employees who have a base salary in excess of $200,000 per annum that (i) in the case of Current Employees not in Canada, are not terminable upon sixty (60) days’ notice or less without penalty or the obligation to pay severance or termination pay and (ii) in the case of Current Employees in Canada, are not terminable on a without cause basis other than providing reasonable notice.

4.14 Intellectual Property.

(a) Company Registrations and Material Intellectual Property. Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Owned Intellectual Property that is registered or filed, or for which an application for registration has been filed, with any Internet domain registry or any patent, trademark or copyright office (the “Company Registrations”), in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration or patent issued, date of filing, date of issuance, and names of all current applicant(s) and registered owner(s), as applicable. All assignments of Company Registrations from any Person to the Company or any of its Subsidiaries have been properly executed and recorded (or registered with the applicable registry, with respect to domain name registrations). Section 4.14(a)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all material unregistered Company Owned Intellectual Property consisting of (x) Trademarks or (y) Software currently marketed, distributed, sold or licensed to third parties by the Company or any of its Subsidiaries. All Company Registrations are subsisting, and, to the Knowledge of the Company, none of the Company Owned Intellectual Property has been determined by any Governmental Entity to be invalid or unenforceable.

(b) Prosecution Matters. There are no inventorship challenges, or opposition, reexamination, nullity or interference Proceedings or other challenges pending, or threatened in writing to be initiated against the Company or any of its Subsidiaries, before any Governmental Entity, with respect to any Company Registrations. The Company and its Subsidiaries have complied in all material respects with all of their obligations and duties to the respective patent, trademark and copyright offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, with respect to all Company Registrations.

(c) Ownership. Each item of Company Intellectual Property is, and immediately following the Closing will be, owned, or available for use (under a valid and enforceable Inbound IP License), by the Company or its Subsidiaries on substantially identical terms and conditions following the Closing as it was immediately prior to the Closing, without additional restriction and without payment of any kind to any third party (other than amounts that would have been payable by the Company or its Subsidiaries even if the Transactions contemplated hereby did not occur). The Company and its Subsidiaries exclusively own all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Company and its Subsidiaries have the right to use all Company Licensed Intellectual Property under a valid and enforceable Inbound IP License, free and clear of any Liens (other than Permitted Liens and encumbrances under applicable Inbound IP Licenses). The Company Intellectual Property is sufficient in all material respects for the operation of the business of the Company and its Subsidiaries as presently conducted by the Company and its Subsidiaries. No funding or facilities of a university, college, other educational institution or research center or Governmental Entity was used in the development of any Company Owned Intellectual Property and, to the Knowledge of the Company, no Governmental Entity has any rights in the same.

(d) Protection Measures. The Company and its Subsidiaries have taken commercially reasonable measures to maintain, enforce (where the Company has determined that enforcement would be commercially reasonable), and protect each item of Company Owned Intellectual Property, including commercially reasonable measures to maintain and protect in confidence all trade secrets and confidential information comprising a part of the Company Owned Intellectual Property. Except as set forth on Section 4.14(d) of the Company Disclosure Letter, all past and present employees and independent contractors of, and consultants to, the Company or its Subsidiaries who have been involved in the creation or development of any Intellectual Property for, on behalf of, or otherwise under the supervision of, the Company or its Subsidiaries have entered into agreements pursuant to which such employee, independent contractor, or consultant (i) agrees to protect the confidential information of the Company and its Subsidiaries, and (ii) assigns (by way of a present grant of assignment) to the Company or its Subsidiaries, as applicable, all Intellectual Property created or otherwise developed by such employee, independent contractor or consultant in the course of his, her or its relationship with the Company and its Subsidiaries, as applicable (and waives all moral rights therein, to the extent permitted under applicable Laws), in each case, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property whatsoever. To the Knowledge of the Company, no current or former employee, independent contractor, or consultant of the Company and its Subsidiaries is in violation of such agreement.

(e) Infringement by the Company. Since the Applicable Date, the operation of the business of the Company and its Subsidiaries as and where operated by the Company and its Subsidiaries, including the development, marketing, and sale of the Customer Offerings, has not infringed, diluted, misappropriated, or otherwise violated, and does not currently infringe, dilute, misappropriate, or otherwise violate, any Intellectual Property right of any Person. Except as otherwise set forth on Section 4.14(e) of the Company Disclosure Letter, the Company and its Subsidiaries have not received from any Person any written (i) complaint, claim or notice, or threat (including any notification that a license under any Intellectual Property is or may be required) alleging any such infringement, dilution, misappropriation, or other violation, or (ii) request or demand for indemnification or defense based on an allegation of any such infringement, dilution, misappropriation, or other violation (and to the Knowledge of the Company, no customers have threatened any such requests or demands for the same to the Company or any of its Subsidiaries in connection with such customer’s use of any Customer Offerings).

(f) Infringement of Company Rights. To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company or its Subsidiaries) has infringed, diluted, misappropriated, or otherwise violated, or is currently infringing, diluting, misappropriating, or otherwise violating, any of the Company Owned Intellectual Property.

(g) Software and Computer Systems. The computer systems, including Software, hardware, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, and computer systems, in each case, owned by, or leased or licensed to, the Company or its Subsidiaries (including any such assets under the control of a third party and used to provide services to the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries) (collectively, the “Company Systems), are sufficient in all material respects for the operation of the business of the Company and its Subsidiaries as presently conducted by the Company and its Subsidiaries. Since the Applicable Date, there have been no failures or prolonged downtimes of the Computer Systems that have caused any material disruption or interruption in the use of the Computer Systems or the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have in place business continuity and disaster recovery plans that are designed to minimize and mitigate the occurrence, duration and effect of any unscheduled unavailability of the Company Systems. Except as set forth on Section 4.14(g) of the Company Disclosure Letter, the Company and its Subsidiaries have not, whether through the operation of the business of the Company and its Subsidiaries, provision of the products and services marketed, distributed, sold or licensed to third parties by the Company or any of its Subsidiaries, or otherwise, used any Open Source Software in a manner that would obligate the Company or its Subsidiaries to distribute, provide, or make available to third parties any portion of any Company Source Code or otherwise distribute any Software owned by the Company or its Subsidiaries at no charge. Except as set forth on Section 4.14(g) of the Company Disclosure Letter, no Company Source Code has been provided to any escrow agent or other Person who is not an employee, adviser or consultant of the Company or its Subsidiaries that is bound to written confidentiality obligations with respect thereto, and the Company and its Subsidiaries are not under any obligation (whether absolute or conditional) to deliver, license or disclose any Company Source Code to any other Person.

(h) Data Protection. The Company and its Subsidiaries have, in connection with the operation of the business of the Company and its Subsidiaries, collected, used, processed, handled, stored, exported, imported and protected all Personal Information in accordance in all material respects with the internal or customer-facing policies of the Company applicable at the relevant time, generally applicable industry standards, and applicable Law, including any such Laws governing the flow of such information across national borders. The Company and its Subsidiaries have at all times taken commercially reasonable steps (including steps for implementing any appropriate technical, physical and administrative safeguards, and monitoring compliance therewith) for ensuring that such Personal Information is protected against loss, unauthorized access, use, transfer, modification, disclosure or other misuse. The business of the Company and its Subsidiaries has not experienced any incident in which Personal Information was stolen or improperly accessed, including any “security breach” as such term (or a similar term) is defined under applicable Law and the Company and its Subsidiaries have not received any notices or complaints in writing from any Person or Governmental Entity with respect thereto. The Company and its Subsidiaries are and, since the Applicable Date, have been, in compliance in all material respects and remain in compliance in all material respects with the information privacy and security representations, warranties, agreements, covenants and obligations it has have given to its customers in business associate agreements or other agreements in effect. Since the Applicable Date, there have not been any actual material data security incidents or incidents alleged in writing of data security breaches, material unauthorized access or use of any of the Company Systems in the possession or under the control of the Company or its Subsidiaries (or, to the Knowledge of the Company, any other Company Systems operated by third parties), or material unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or confidential or sensitive data stored on any Company Systems in the possession or under the control of the Company or its Subsidiaries or otherwise in the possession or under the control of the Company or its Subsidiaries (or, to the Knowledge of the Company, any other Company Systems operated by third parties).

4.15 Insurance. Subject to any settlements and commutations, all material insurance policies held by, or for the benefit of the Company and its Subsidiaries (the “Insurance Policies”) are in full force and effect, are valid and enforceable and all premiums due thereunder have been paid. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such insurance policies. Except as set forth in Section 4.15 of the Company Disclosure Letter, there are no claims that have been reported to an insurance provider under any such insurance policy involving an amount in excess of $50,000 individually, or $250,000 in the aggregate, and no such claims have been denied in whole or in part.

4.16 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property. The Company or its Subsidiaries hold good and valid leasehold interests in the real property which is reflected as such in the latest audited financial statements included in the Company Reports or leased or subleased after the date hereof by the Company or its Subsidiaries (except for leases that have expired by their terms since the date thereof) (the “Leased Real Property”), free and clear of all Liens other than Permitted Liens. Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of all Leased Real Property as of the date hereof, which constitutes all real property leased or subleased by the Company or its Subsidiaries. Each Contract of the Company or its applicable Subsidiary for the Leased Real Property, where such Contract constitutes a lease of real property establishing a leasehold estate under which the Company or its applicable Subsidiary are a tenant or subtenant (a “Lease”), is valid and binding on each of the Company and its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and is enforceable against the Company or its Subsidiaries (in each case, subject to the Bankruptcy and Equity Exception). There is no default (or event that with notice or lapse of time or both would constitute a default) under any Lease by any of the Company or its Subsidiaries that is a party thereto or to the Knowledge of the Company, any other party thereto, except in each case as, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Leased Real Property is in material compliance with all applicable zoning laws and building codes. To the Knowledge of the Company, the buildings and improvements located on the Leased Real Property, taken as a whole, are in reasonable operating condition. To the Knowledge of the Company, there are no pending or threatened in writing condemnation Proceedings against the Leased Real Property. Complete and correct copies of each Lease have been made available to Parent prior to the date hereof.

(b) The Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material properties and assets (real, personal or mixed, tangible or intangible) used in or necessary for the conduct of their businesses, in each case, free and clear of all Liens other than Permitted Liens. The material tangible property and tangible assets owned or leased by the Company or its Subsidiaries, taken as a whole, are in reasonable operating condition, ordinary wear and tear excepted.

4.17 Contracts.

(a) Except for this Agreement, as set forth in Section 4.17 of the Company Disclosure Letter or as filed by the Company as an exhibit to any of the Company Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

(i) that is or would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) that prohibits or restricts the ability of the Company or its Subsidiaries (or, following the Effective Time, Parent, the Surviving Corporation or its Affiliates) to conduct its business, to engage in any business, to solicit any potential business relation, to operate in any geographical area or to compete with any Person;

(iii) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(iv) that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

(v) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or that provides for the formation, creation, operation, management or control of any equity interest in any entity or enterprise;

(vi) relating to or evidencing Indebtedness;

(vii) any Contract under which any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of the Company or its Subsidiaries;

(viii) that grants any rights of first refusal, rights of first offer or other similar rights to any Person;

(ix) (A) for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $250,000, or (B) for any acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations, indemnification obligations or other material obligations outstanding;

(x) (A) is an Inbound IP License (excluding commercially available, unmodified, off the shelf software programs, including Open Source Software, that are licensed by the Company or its Subsidiaries pursuant to “shrink wrap” licenses, the total annual fees associated with which are less than $50,000 (other than Software included in or used to provide or distribute any Customer Offerings), which such licenses shall not be required to be disclosed under this Section 4.17(a)(x) but shall be considered Material Contracts hereunder), (B) is an Outbound IP License (except for any nonexclusive licenses or subscriptions granted to customers of the Company or its Subsidiaries that are entered into in the ordinary course of business consistent with past practice, which such licenses or subscriptions shall not be required to be disclosed under this Section 4.17(a)(x) but shall be considered Material Contracts hereunder if they otherwise qualify as Material Contracts hereunder), or (C) affects the ability of the Company or its Subsidiaries to use, enforce, or disclose any rights in Company Intellectual Property;

(xi) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any property or asset of the Company or any Subsidiary of the Company;

(xii) other than Contracts with a customer, any Contract of the Company or its Subsidiaries that is reasonably expected to provide for payments to the Company or its Subsidiaries in excess of $500,000 in 2016;

(xiii) any Contract with a Material Customer (provided, that the Company shall not be required to list on Section 4.17 of the Company Disclosure Letter, or make available to Parent prior to the date hereof, any Contract with a Material Customer that is not a top ten (10) customer based on gross sales proceeds for the calendar year 2015 and for the three (3) month period ending March 31, 2016; it being understood that notwithstanding this proviso, all Contracts with Material Customers shall be deemed to be Material Contracts for all other purposes of this Agreement);

(xiv) any Contract of the Company or its Subsidiaries that is reasonably expected to provide for payments from the Company or its Subsidiaries to the counterparty thereof in excess of $500,000 in 2016;

(xv) any lease or similar arrangement under which the Company or its Subsidiaries is the lessee of, or holds or uses, any machinery, equipment or other tangible personal property owned by any third party for an annual rent in excess of $500,000;

(xvi) any Contract that obligates the Company or its Subsidiaries (or following the Merger, Parent, the Surviving Corporation or their Affiliates) to conduct business on an exclusive basis with any third party, that contains “most favored nation” or similar covenants;

(xvii) any Contract pursuant to which the Company or its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or its Subsidiaries (other than the organizational documents of the Company or its Subsidiaries); and

(xviii) any Contracts between the Company or its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ stockholders or equityholders or their Affiliates (other than the Company or its Subsidiaries), on the other hand (each such Contract described in clauses (i) through this (xviii), whether or not set forth in the Company Disclosure Letter or filed with the SEC, is referred to herein as a “Material Contract”).

(b) A true and complete copy of each Material Contract (other than Contracts described in the proviso of Section 4.17(a)(xiii)) has been publicly filed or made available to Parent prior to the date hereof. Each of the Material Contracts is valid and binding on each of the Company and its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and is enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto (in each case, subject to the Bankruptcy and Equity Exception). To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Material Contract. Except as set forth on Section 4.17(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in material breach or default under any Material Contract, nor, to the Knowledge of the Company, does any event, fact or circumstance exist that with notice or lapse of time or both would constitute a material breach or default, under any Material Contract by any of the Company or its Subsidiaries that is a party thereto. Except as set forth on Section 4.17(b) of the Company Disclosure Letter, to the Knowledge of the Company, no other party to any Material Contract is in material breach or default under any Material Contract, nor does any event, fact or circumstance exist that with notice or lapse of time or both would constitute a material breach or default by any such other party thereunder. The

Company has not received any written notice from any Person that such Person intends to terminate, or not renew, or materially amend, modify or alter, any Material Contract.

4.18 Brokers and Finders. Except for Stifel, Nicolaus & Company, Incorporated, neither the Company nor any of its Subsidiaries or Affiliates nor any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement.

4.19 Material Interests of Certain Persons. No current or former officer or director of any of the Company or its Subsidiaries, or equityholder of the Company or “associate” or member of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act) of any such officer or director or equityholder, has any material interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of the Company or any of its Subsidiaries.

4.20 Customers. Section 4.20 of the Company Disclosure Letter sets forth a complete and accurate list of the names of the top twenty (20) customers (each, a “Material Customer”) based on gross sales proceeds from such Material Customers for the calendar year 2015 and for the three (3) month period ending March 31, 2016. The Company has not received any notice in writing from any Material Customer that such Material Customer intends to terminate, not renew, materially amend, modify or alter, or reduce the amount of products or services purchased under, any arrangement between such Material Customer and the Company or any of its Subsidiaries.

4.21 No Other Company Representations. Except for the representations and warranties set forth in this Article IV, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to the Buyer Parties, and the Company hereby disclaims any such representation or warranty, whether by or on behalf thereof, and notwithstanding the delivery or disclosure to the Buyer Parties, or any of their Representatives or any other Person of any documentation or other information by the Company or any of its Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE V

Representations and Warranties of the Buyer Parties

The Buyer Parties hereby represent and warrant to the Company that:

5.1 Organization, Good Standing and Qualification. Each Buyer Party is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to materially delay or materially impede the ability of the applicable Buyer Party to consummate the Merger and the other transactions contemplated by this Agreement.

5.2 Corporate Authority. The Buyer Parties have all requisite corporate or similar power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Buyer Parties of this Agreement and the transactions contemplated hereby, including the Merger, have been duly authorized and approved by each of the Buyer Parties and no corporate or limited liability company, as applicable, action on the part of any of the Buyer Parties is necessary. This Agreement has been duly executed and delivered by each of the Buyer Parties and constitutes a valid and binding agreement of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

5.3 Governmental Filings; No Violations.

(a) Except for: (i) such filings of reports under the applicable requirements of the Exchange Act; (ii) such filings and notifications as may be required by the HSR Act and any Applicable Foreign Competition Laws which are listed on Section 4.4(a) of the Company Disclosure Letter, if any; (iii) the applicable requirements of the Nasdaq; and (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; no notices, reports or other filings are required to be made by the Buyer Parties with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Buyer Parties from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Buyer Parties and the consummation of the Merger and the other transactions contemplated hereby, except as would not reasonably be expected to materially delay or materially impede the ability of the applicable Buyer Party to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Buyer Parties do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Buyer Parties, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or, acceleration of any rights or obligations under, or the creation of a Lien (other than a Permitted Lien) on any of the assets, of the Buyer Parties pursuant to any Contract, license or material Permit to which any of the Buyer Parties is a party or by which any of the Buyer Parties or any of their respective properties are bound or (iii) assuming that the consents, approvals and filings referred to in Section 5.3(a) are duly obtained and/or made, a violation in any material respect of any Law to which any of the Buyer Parties is subject, except, in the case of clause (ii) and (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede the ability of the applicable Buyer Party to consummate the Merger and the other transactions contemplated by this Agreement.

5.4 Litigation. There are no Proceedings pending or, to the Knowledge of Parent, threatened against the Buyer Parties that, if adversely determined, would individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of the Buyer Parties to consummate the Merger and the other transactions contemplated by this Agreement. None of the Buyer Parties is a party to or subject to the provisions of any material judgment, order, writ, injunction, settlement agreement decree or award entered, issued or made by or with any Governmental Entity.

5.5 Financing; Funds.

(a) Parent has delivered to the Company a true, complete and correct copy of the executed equity commitment letter, dated as of the date hereof, among Parent, the Company, Accel-KKR Capital Partners IV, LP, Accel-KKR Capital Partners V, LP, Accel-KKR Capital Partners IV Strategic Fund, LP, and Accel-KKR Capital Partners V Strategic Fund, LP (the “Financing Commitment”), pursuant to which each investor party thereto has committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Financing”) for the purpose of funding in part the aggregate Per Share Merger Consideration.

(b) As of the date hereof, (i) the Financing Commitment and the terms of the Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated; and (iii) the commitment(s) contained therein have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, there are no other Contracts, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitment. Other than as set forth in the Financing Commitment, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing.

(c) As of the date hereof, the Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and each of the other parties thereto subject to the Bankruptcy and Equity Exception. As of the date hereof, no event has occurred that would, or would reasonably be expected to, constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) under the Financing Commitment. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, whether or not such term or condition is contained in the Financing Commitment. Assuming the satisfaction of the condition set forth in Section 7.2(a) and (b), the Financing, when funded in accordance with the Financing Commitment, together with the cash on hand of the Company and its Subsidiaries as of the Effective Time, shall provide Parent with cash proceeds on the Closing Date sufficient to make all payments required to be made by Parent on the Closing Date pursuant to this Agreement. For the avoidance of doubt, it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing.

5.6 Solvency. Assuming the accuracy of the representations and warranties set forth in Article IV, as of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature and become due. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

5.7 Capitalization. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub are owned by Parent, free and clear of all Liens, other than transfer restrictions imposed under any federal or state securities Laws. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than the Financing Commitment, those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

5.8 Brokers and Finders. None of the Buyer Parties or any of their Affiliates or any officers, directors or employees thereof has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement.

5.9 Delaware Law. None of the Buyer Parties or any of their respective Affiliates was an “interested stockholder” of the Company as such term is defined in Section 203 of the DGCL (other than as a result of a transaction approved by the Board of Directors of the Company as described in Section 203(a)(1) of the DGCL) at any time during the three year period immediately preceding the execution and delivery of this Agreement.

5.10 No Other Buyer Party Representations or Warranties. Except for the representations and warranties set forth in this Article V, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Buyer Parties to the Company, and the Buyer Parties hereby disclaim any such representation or warranty, whether by or on behalf thereof, and notwithstanding the delivery or disclosure to the Company, or any of their Representatives or any other Person of any documentation or other information by any of the Buyer Parties or any of their Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VI

Covenants

6.1 Interim Operations.

(a) Except as required by applicable Law or otherwise expressly required by this Agreement, the Company covenants and agrees that, from and after the date hereof and prior to the Effective Time, except with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course consistent with past practice and shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates.

(b) Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except as (A) required by applicable Law, (B) otherwise expressly required by this Agreement, (C) as set forth in the relevant subsection of Section 6.1(b) of the Company Disclosure Letter, or (D) with the prior written consent of Parent ((X) which consent, solely with respect to the items and actions set forth in clauses (iii), (v), (ix), (xiii), (xv), (xvi) and (xvii), shall not be unreasonably withheld, conditioned or delayed so long as the action or omission (or series of related actions or omissions) the subject of such clauses would not reasonably be expected to result in (x) the Company being obligated to make payments in excess of $1,000,000 or (y) additional cost, expense or liability to Parent or Merger Sub hereunder in excess of $1,000,000, (Y) which consent, solely with respect to the items and actions set forth in clause (xi), shall not be unreasonably withheld, conditioned or delayed, and (Z) which consent, with respect to the other following clauses, may be given or withheld in Parent’s sole discretion), the Company shall not, and the Company shall cause its Subsidiaries not to:

(i) amend, supplement or otherwise change its certificate of incorporation, bylaws, limited liability company agreement or other applicable governing instruments;

(ii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate;

(iii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any material assets from any other Person;

(iv) issue, deliver, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of, any shares of its capital stock or equity interests or the capital stock or equity interests of any of its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Company Options or awards under the ESPP or the settlement of Company RSUs, in each case in accordance with the Stock Plans and that are outstanding as of the date hereof or that are issued after the date hereof in compliance with this Agreement or (B) the issuance or transfer of capital stock or equity interests of a wholly owned Subsidiary of the Company or any of its wholly-owned Subsidiaries to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, stock units, stock awards, warrants or other rights of any kind to acquire any shares of such capital stock, equity interests, convertible or exchangeable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $250,000 or outside the ordinary course of business consistent with past practice;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests (except for cash dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or equity interests (other than (A) the acquisition in the ordinary course of business consistent with past practice of any Shares tendered by current or former Service Providers in connection with the cashless exercise of Company Options or in order to pay Taxes in connection with the exercise of Company Options or the vesting of Company RSUs, (B) repurchases of Shares at a price per Share not exceeding the Per Share Merger Consideration to the extent required or permitted pursuant to the terms and conditions of awards granted under the Stock Plans outstanding as of the date hereof, the form of which has been made available to Parent prior to the date hereof or (C) repurchases of Shares pursuant to the Stock Repurchase Plan in accordance with its terms until the Stock Repurchase Plan is terminated pursuant to Section 6.17.

(viii) incur any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, in each case other than in the ordinary course under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof so long as the total Indebtedness incurred under all such letters of credit, lines of credit or credit facilities does not exceed $500,000 in the aggregate;

(ix) make or authorize any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate, other than in accordance with the capital expenditure plan set forth on Section 6.1(b)(ix) of the Company Disclosure Letter in the ordinary course of business;

(x) make any material changes with respect to any method of Tax or financial accounting policies or procedures, except as required by changes in GAAP or by a Governmental Entity;

(xi) institute, compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any claims (A) involving amounts in excess of $50,000 individually or $100,000 in the aggregate, (B) that would impose any non-monetary obligation on the Company or its Subsidiaries or Affiliates that would continue after the Effective Time or (C) involving any stockholder, director or director nominee of the Company or that would grant any rights with respect to appointment or nomination of directors;

(xii) make, change or rescind any material Tax election or method of Tax accounting, file any material amended Tax Return, settle or compromise any material Tax liability, consent to or request any extension or waiver of any limitation period with respect to any claim or assessment of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business consistent with past practices), enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, fail to pay any Taxes as they become due and payable;

(xiii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, grant a Lien on or otherwise dispose of any material assets, properties or rights of the

Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except (A) in the ordinary course of business consistent with past practice (which, in the case of Intellectual Property, shall be limited to only nonexclusive licenses or subscriptions granted to customers in the ordinary course of business) and (B) pursuant to Contracts in effect on the date of this Agreement to the extent set forth on Section 6.1(b)(xiii) of the Company Disclosure Letter (and made available to Parent prior to the date hereof);

(xiv) except as required under applicable Law or the terms of any Benefit Plan in effect as of the date hereof (A) grant, provide or increase (or commit to grant, provide or increase) any severance or termination payments or benefits to any current or former Service Provider; (B) increase in any manner (or commit to increase in any manner) the compensation or benefits of any current or former Service Provider (other than in the ordinary course consistent with past practices in all respects (including as to number of promotions, identity of employees being promoted, timing thereof and amount of increases) for employees with aggregate annual compensation potential (after taking into account such increase) of $200,000 or less who are being promoted to a higher paying position), (C) become a party to, establish, adopt, terminate or amend (or commit to become a party to, establish, adopt, terminate or amend) any Benefit Plan or arrangement that would have been a Benefit Plan if in effect on the date hereof (other than routine changes to welfare plans in the ordinary course consistent with past practice) or accelerate the vesting of, or lapse of restrictions on, any compensation (including any Company Option, Company RSU or Company PSU) for the benefit of any Person; (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former Service Providers or any of their beneficiaries; (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan; or (F) terminate the employment or services of any Service Provider with annual compensation in excess of $200,000 other than for cause, or hire any Service Provider for annual compensation (base salary and incentive opportunities) in excess of $200,000;

(xv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property owned or exclusively licensed to the Company or any of its Subsidiaries, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Subsidiaries with respect to Intellectual Property owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xvi) (A) modify, amend or terminate any Material Contract, (B) enter into any successor agreement to an expiring Material Contract other than in the ordinary course of business consistent with past practice or that does not change the terms of such expiring Material Contract or (C) enter into any new agreement that would have been considered a Material Contract if it were entered into on or prior to the date hereof;

(xvii) terminate, cancel, materially amend or materially modify any Insurance Policies; or

(xviii) agree, authorize or commit to do any of the foregoing.

6.2 Acquisition Proposals; Go-Shop Period.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on June 24, 2016 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by way of providing non-public information to any Person pursuant to confidentiality agreements on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement and that does not restrict or prohibit the Company from complying with this Agreement (an “Acceptable Confidentiality Agreement”); provided, that (A) a copy of the Acceptable Confidentiality Agreement is provided to Parent promptly (and in any event within twenty-four (24)

hours) after execution thereof, (B) the Company shall promptly (and in any event within twenty-four (24) hours thereafter) provide to Parent any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Person, but only if and to the extent such information was not previously made available to Parent and (C) the Company and its Representatives shall withhold such portions of the information and data to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature from any Person who is a direct competitor, supplier or customer of the Company or any of its Subsidiaries or any Person known to the Company or its financial advisor to be an Affiliate of any of the foregoing (it being understood that, unless otherwise known, the Company shall not be required to conduct any diligence other than requesting a written confirmation from such Person that they do not have such an Affiliate) (collectively, “Restricted Bidders”), except to a Restricted Bidder who has (x) submitted a bona fide written Acquisition Proposal that is not withdrawn and that did not result from a breach of Section 6.2 and that constitutes a Superior Proposal and (y) certified to the Company in writing that it has substantially completed legal, financial and accounting due diligence (other than with respect to such withheld information and data) (a “Qualified Bidder”), in which case, such disclosure shall be subject to an Acceptable Confidentiality Agreement and pursuant to customary “clean-room” or other appropriate procedures, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2 (including Section 6.2(c)), the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall cause its and its Subsidiaries’ other Representatives to, (i) at 12:01 a.m. (Eastern time) on June 25, 2016 (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to or that could reasonably be expected to lead to an Acquisition Proposal (including any Person with whom the Company was engaging in discussions during the Go-Shop Period) and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes or that could reasonably be expected to lead to an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, or that could reasonably be expected to lead to, any Acquisition Proposal, (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or (D) resolve to do any of the foregoing. Notwithstanding the occurrence of the No-Shop Period Start Date, the Company and its Subsidiaries and its Representatives may continue to engage in the activities described in Section 6.2(b) with any Excluded Party (subject to the requirements of clauses (i)(B) and (i)(C) of Section 6.2(c), including with respect to any amended or modified Acquisition Proposal submitted by such Excluded Party following the No-Shop Period Start Date), until the earlier of (x) 11:59 p.m. (Eastern time) on July 9, 2016 and (y) the date such Person ceases to be an Excluded Party (the earlier of (x) and (y), the “Excluded Party Deadline”), and the restrictions in Section 6.2(b) and 6.2(c)(i)(D) shall not apply with respect thereto until the Excluded Party Deadline (and thereafter the provisions of Section 6.2(b), Section 6.2(c) and Section 6.2(e) shall apply with respect to such Excluded Party). Promptly after the No-Shop Start Date (and in any event no later than twenty-four (24) hours thereafter), the Company shall provide to Parent the identity of each Excluded Party (including the identities of all identified members of the group that constitutes such Excluded Party) and copies of the latest version of such Acquisition Proposal (including, for the avoidance of doubt, the purchase agreement and any documents relating to the financing of such Acquisition Proposal, in each case only if delivered in connection with such Acquisition Proposal). The Company also agrees that the Company shall request (at the applicable time set forth in the next sentence) that each Person, including any Person with whom the Company was engaging in discussions during the Go-Shop Period, and its Representatives who (x) has received non-public information or otherwise entered into a confidentiality or similar agreement in connection with a potential Acquisition Proposal in the twelve (12) months prior to the No-Shop Period Start Date or (y) has received non-public information pursuant to this Section 6.2 promptly return or destroy all confidential information theretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information). The Company shall make the request set forth in the previous sentence (I) promptly after the No-Shop Period Start Date, in the case of the Persons referred to in clause (x) in the immediately preceding sentence (other than any Excluded Party), (II) on July 10, 2016, in the case of any Excluded Party and/or (III) promptly after the Company terminates, or is no longer permitted pursuant to this Agreement to have, discussions with, or disclose confidential information to, any Person who made an Acquisition Proposal, in the case of the Persons referred to in clause (y) in the immediately preceding sentence. For the avoidance of doubt, the immediately preceding two sentences shall not limit the Company’s ability to make available confidential information pursuant to, and in accordance with, Section 6.2(c).

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary, at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a bona fide written Acquisition Proposal (or an amendment or modification thereto) from any Person that is not withdrawn and that did not result from a breach of Section 6.2(b) (for the avoidance of doubt, receipt of an Acquisition Proposal from a Person or group of Persons who were solicited during the Go-Shop Period, in and of itself, shall not be deemed a breach of Section 6.2(b)), subject to compliance with this Section 6.2(c), (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed Acceptable Confidentiality Agreement; provided, that (A) a copy of the Acceptable Confidentiality Agreement is provided to Parent promptly (and, in any event, within twenty-four (24) hours) after execution thereof, (B) the Company and its Representatives shall not provide to any such Person any non-public information or data that has not been provided to Parent by the Company or its Representatives (including pursuant to this Section 6.2) prior to the No-Shop Period Start Date unless such information or data is material and is as a result of an event, fact or circumstance occurring after the No-Shop Period Start Date and the Company promptly (and in any event within twenty-four (24) hours thereafter) provides to Parent any such non-public information or data that the Company provides to such Person; (C) the Company and its Representatives shall withhold such portions of the information and data to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature from any Restricted Bidder, except to a Qualified Bidder, in which case, such disclosure shall be subject to an Acceptable Confidentiality Agreement and pursuant to customary “clean-room” or other appropriate procedures and (D) solely in the case of a Person who is or was an Excluded Party or any other Person who received non-public information or data concerning the Company or its Subsidiaries from the Company or its Representatives during the Go-Shop Period (any such Person, a “Prior Participant”), unless prior to the fifth (5th) Business Day after receipt of such Acquisition Proposal from such Prior Participant the Company notifies Parent that it intends to terminate this Agreement in accordance with Section 6.2(e) to enter into an Alternative Acquisition Agreement with such Prior Participant, the Company shall immediately cease providing any non-public information and data concerning the Company or its Subsidiaries to such Prior Participant and its Representatives (including terminating any access such Prior Participant or its Representatives had to a data room) as of 11:59 p.m. (Eastern time) on such fifth (5th) Business Day, and (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person, in each of (i) and (ii), if and only to the extent that, prior to taking any action described in clause (i) or (ii) above, (x) the Board of Directors of the Company (or an authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) the Board of Directors of the Company (or an authorized committee thereof) has determined in good faith (after consultation with outside legal counsel and a nationally-recognized financial advisor) that such Acquisition Proposal constitutes a Superior Proposal; provided, that the Company shall immediately (and in any event within twenty-four (24) hours) notify Parent of any determination by the Board of Directors of the Company (or an authorized committee thereof) contemplated by this Section 6.2(c) specifying that notice is given pursuant to this Section 6.2(c); provided, further, that the Company and its Representatives may contact such Person before making the determination set forth in Section 6.2(c)(ii)(x) and (y) solely to clarify the terms and conditions of such proposal, including to clarify whether such Acquisition Proposal constitutes a Superior Proposal and the extent of any diligence that may be required by such Person, prior to making any such determination but not, in any event, to negotiate such terms and conditions.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as expressly permitted pursuant to Section 6.2(e), Section 6.2(f) or Section 6.2(g), the Board of Directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or approve, endorse or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (collectively, a “Change of Recommendation”);

(ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, term sheet, Alternative Acquisition Agreement or other similar agreement or document (other than an Acceptable Confidentiality Agreement) relating to or in connection with any Acquisition Proposal;

(iii) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of DGCL or any similar action or omission under any other applicable Takeover Statute; or

(iv) grant any waiver, amendment or release under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement, except to the extent necessary to allow the counterparty thereof to make a private Acquisition Proposal to the Board of Directors of the Company in accordance with this Agreement.

(e) Superior Proposal. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company (or an authorized committee thereof) may terminate this Agreement pursuant to and in accordance with Section 8.3(a) if (i) after the date hereof, the Company receives a Superior Proposal that is not subject to due diligence, (ii) the Board of Directors of the Company (or an authorized committee thereof) determines in good faith, after consultation with its outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law, (iii) the Company notifies Parent in writing, at least five (5) Business Days in advance, that it intends to terminate this Agreement pursuant to Section 8.3(a) with respect to such Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and, unless previously delivered to Parent, attach the most current version of such agreement; (iv) after providing such notice and prior to terminating this Agreement pursuant to Section 8.3(a) with respect to such Superior Proposal, the Company shall negotiate in good faith on an exclusive basis with Parent during such five (5)-Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement and the Financing Commitment as would permit the Board of Directors of the Company not to terminate this Agreement pursuant to Section 8.3(a) in response to such Superior Proposal; and (v) the Board of Directors of the Company (or an authorized committee thereof) shall have considered in good faith any changes to this Agreement and the Financing Commitment and shall have determined in good faith that such Superior Proposal would continue to constitute a Superior Proposal that is not subject to due diligence if such changes offered by Parent were to be given effect; provided that in the event that the Superior Proposal is thereafter modified by the party making such Superior Proposal, the Company shall provide written notice of such modified Superior Proposal to Parent and shall again comply with this Section 6.2(e) and provide Parent with an additional notice prior to terminating this Agreement pursuant to Section 8.3(a) (and shall do so for each subsequent modification).

(f) Intervening Event. Notwithstanding anything to the contrary contained herein, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company (or an authorized committee thereof) may make a Change of Recommendation for a reason unrelated to an Acquisition Proposal if: (i) the Board of Directors of the Company (or an authorized committee thereof) determines in good faith (after consultation with outside counsel) that, in light of an Intervening Event, failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; (ii) the Company has not breached (and is not deemed to have breached) its obligations under Section 6.2, Section 6.3 and Section 6.4; (iii) the Company notifies Parent in writing, at least five (5) Business Days in advance, that it intends to effect a Change of Recommendation in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail; (iv) after providing such notice and prior to making such Change of Recommendation in connection with such Intervening Event, the Company shall negotiate in good faith with Parent during such five (5)-Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement and the Financing Commitment as would permit the Board of Directors of the Company not to effect a Change of a Recommendation in connection with such Intervening Event; and (v) the Board of Directors of the Company (or an authorized committee thereof) shall have considered in good faith any changes to this Agreement and the Financing Commitment and shall have again determined in good faith that failure to effect a Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law if such changes offered by Parent were to be given effect.

(g) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Board of Directors of the Company (or an authorized committee thereof) from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making any disclosure to the Company’s stockholders that is required by Law; provided that any such disclosure under clause (i) or (ii) shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly and concurrently reaffirms the Company Recommendation.

(h) Notice. From and after the date of this Agreement, the Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by it or any of their Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any proposals or offers constituting Acquisition Proposals, including proposed agreements) and (ii) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep Parent reasonably informed of the status of any such discussions or negotiations. In the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within twenty-four (24) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification).

(i) Company Acknowledgement. The Company agrees that any breach of this Section 6.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company for all purposes of this Agreement.

6.3 Proxy Filings; Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable (and, in any event, by June 13, 2016) after the date hereof, a proxy statement on Schedule 14A in preliminary form (together with a letter to stockholders, notice of meeting and form of proxy) relating to the Stockholders Meeting (collectively, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the adoption of this Agreement by the Company’s stockholders, the Company shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries, or any of their respective directors or officers, or the Merger, as to which an amendment or supplement to the Proxy Statement shall be required, the Company shall promptly inform Parent and prepare and mail to its stockholders such amendment or supplement. The Company shall promptly notify Parent of the receipt of any and all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC, including by promptly providing responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed promptly (and in any event, within two (2) Business Days) after the date the SEC staff advises that it has no further comments thereon or otherwise the date that the Company may commence mailing the Proxy Statement; provided, that in furtherance thereof, the Company shall mail “broker search cards” in accordance with Rule 14a-13 under the Exchange Act as promptly as practicable after the date hereof and shall mail additional “broker search cards” as needed in order to allow for the Proxy Statement to be timely mailed in accordance with this sentence. The Buyer Parties agree that none of the information supplied by any of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing of the Proxy Statement or any other materials that constitute “proxy materials” or “solicitation materials” or otherwise used for the “solicitation of proxies” (as such terms are used or defined in Rules 14a-1 through 14a-17 under the Exchange Act) (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review, and shall incorporate all reasonable comments, on such document or response.

6.4 Stockholders Meeting. Subject to Section 6.3, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of Record Holders of Shares (the “Stockholders Meeting”) as promptly as practicable (and, in any event, no later than twenty (20) Business Days) after the first date of mailing of the initial Proxy Statement to consider and vote upon the adoption of this Agreement; provided, that except as Parent shall have otherwise consented to in writing in advance, the adoption of this Agreement shall be the only matter (other than procedural matters and matters that are required by the Exchange Act or other applicable Law to be voted on by the Company’s stockholders in connection therewith) which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders Meeting. Unless the Company has effected a Change of Recommendation to the extent permitted by, and in accordance with, Section 6.2, the Company shall (a) include in the Proxy Statement (i) the Company Recommendation, (ii) a disclosure relating to the financial advisor to the Board of Directors of the Company (including the amount of fees and other consideration that such financial advisor will receive upon consummation of or as a result of the Merger, and the conditions therefor), the fairness opinion rendered by such financial advisor to the Board of Directors of the Company and the information that formed the basis for rendering the fairness opinion, and (b) use reasonable best efforts, in compliance in all material respects with all applicable Laws and the rules of Nasdaq, to solicit from its stockholders sufficient proxies in favor of the adoption of this Agreement in order to obtain the Company Requisite Vote, including engaging at its cost a nationally recognized proxy solicitor and, upon Parent’s request, presenting materials (in a form reasonably agreed by the parties hereto) that recommend this Agreement and the Merger to the Company’s stockholders and/or any firm providing proxy advisory services to the Company’s stockholders and, if necessary, requesting meetings with the Company’s stockholders (for purposes of obtaining their recommendation of the adoption of this Agreement) and/or any firm providing proxy advisory services to the Company’s stockholders (for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s stockholders). Notwithstanding anything to the contrary in this Agreement but subject to the DGCL, unless and until this Agreement is terminated in accordance with its terms, the Company’s obligation to call, give notice of, convene and hold the Stockholders Meeting under this Agreement shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, and once established, the Company shall not change the record date for the Stockholders Meeting or postpone or adjourn the Stockholders Meeting without the prior written consent of Parent. Notwithstanding the foregoing, the Company may adjourn, delay or postpone the Stockholders Meeting an aggregate of one (1) time (for a period of not more than thirty (30) calendar days but not past three (3) Business Days prior to the Termination Date), and if requested by Parent the Company shall adjourn, delay or postpone the Stockholders Meeting, in each case, if prior to such adjournment, delay or postponement (but, in any event, no earlier than five (5) days prior to the then scheduled date of the Stockholders Meeting) the Company shall not have received an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 7.1(a) will be satisfied at the Stockholders Meeting. Unless otherwise agreed by the parties, on each of the last ten (10) Business Days prior to the date of the Stockholders Meeting, the Company shall notify Parent of the then-current aggregate tally of the proxies received by the Company or its Representatives with respect to the Company Requisite Vote. Parent shall, at the Stockholders Meeting, vote, or cause to be voted, all Shares owned by Parent in favor of the approval and adoption of this Agreement.

6.5 Filings; Other Actions; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, the Company and the Buyer Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to (i) consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable the expiration or termination of any applicable waiting period, and (ii) to obtain all necessary actions, non actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, under applicable Law. In furtherance of the foregoing, the Company and Parent agree to file or cause to be filed the initial notification with respect to the Merger required under the HSR Act no later than ten (10) Business Days after the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall the Buyer Parties or any of their Affiliates be obligated in connection with the receipt of any consent, approval, ruling or authorization from any Governmental Entity in connection with this Agreement, to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to make payments (other than customary filing fees) or enter into any commercial arrangement, or commit, or commit to take, any other action (A) the effectiveness or consummation of which is not conditional on the consummation of the Merger, or (B) that would reasonably be expected to result in a material and adverse impact on the Company and its Subsidiaries, taken as a whole, or the Buyer Parties and their Subsidiaries (including the Surviving Corporation and its Subsidiaries following the Effective Time), taken as a whole, or any of the Buyer Parties’ Affiliates.

(b) Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of non-confidential information relating to Buyer Parties or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and the Buyer Parties shall act reasonably and as promptly as practicable.

(c) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and the Buyer Parties each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of the portions of any notices or other communications received by the Buyer Parties or the Company, as the case may be, from any Governmental

Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Buyer Parties shall nor shall they permit any of their Subsidiaries or Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated hereby unless they consult with the other parties in advance and, to the extent permitted by such Governmental Entity, give the other parties the opportunity to attend and participate thereat.

(d) From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any other transaction contemplated by this Agreement, or that the consummation of the Merger will accelerate any rights or obligations, or any request or demand by such Person that the Company take certain actions or omit to take certain actions in connection with the Merger.

6.6 Access and Reports. Subject to applicable Law, prior to the Effective Time, the Company shall (and shall cause its Subsidiaries to) (i) upon reasonable prior written notice, afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to its employees, Representatives, properties, books, contracts and records, (ii) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested by Parent and (iii) furnish promptly to Parent any unaudited monthly consolidated statements of operations for the Company and its Subsidiaries prepared and provided to management or the Company’s Board of Directors; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law; and in any such event, the parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements. All such information provided pursuant to this Section 6.6 shall be governed by the terms of the Confidentiality Agreement. Such rights of access explicitly exclude any Phase II environmental investigations or any other intrusive or invasive sampling, including subsurface testing of soil, surfacewater or groundwater at any Leased Real Property. The Company acknowledges and agrees that the good faith conduct of a due diligence review customary for an acquisition similar to the Merger shall be deemed not to unreasonably interfere with the business or operations of the Company and its Subsidiaries.

6.7 Stock Exchange De-listing. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company’s securities from the Nasdaq and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

6.8 Publicity. The initial press release regarding the Merger shall be a joint press release of the Company and Parent and thereafter (unless and until a Change of Recommendation occurs in accordance with Section 6.2) the Company and the Buyer Parties each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and, subject to Section 6.4, prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9 Employee Benefits.

(a) Until December 31, 2016, the Surviving Corporation shall provide all individuals who are employees of the Company and its Subsidiaries on the Closing Date (the “Affected Employees”), while employed by the Company or its Subsidiaries, with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (including target bonus and commission opportunities, but excluding equity compensation incentives, severance payments and any compensation or benefits triggered in whole or in part by the consummation of the transactions contemplated hereby) provided to the Affected Employees immediately prior to the date hereof. Nothing contained in this Section 6.9 shall be deemed to (i) grant any Affected Employee any right to continued employment after the Closing Date or (ii) restrict or limit Parent and the Surviving Corporation’s right to terminate any Affected Employee for any reason, including without cause.

(b) Parent shall cause any employee benefit plans of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting, level of benefits (but not for any purpose under any defined benefit pension plans or plans providing for post-termination medical benefits), service by such employees as if such service were with Parent or its Subsidiaries, to the same extent such service was credited under an analogous Benefit Plan (except to the extent that it would result in a duplication of benefits with respect to the same period of service).

(c) Following the Closing Date, with respect to the Affected Employees and their eligible dependents, Parent shall, or shall cause the Surviving Corporation, to the extent commercially reasonable, to: (i) waive any pre-existing conditions to the extent required by Law and to the extent such pre-existing conditions were waived under the existing plans of the Company as of the date of this Agreement, (ii) provide credit for prior service with the Company and its Affiliates as of the Closing Date for purposes of satisfying any applicable waiting periods to the extent such credit would be recognized for this purpose under the existing plans of the Company as of the date of this Agreement, and (iii) give credit in the year in which the Closing Date occurs for any copayments, deductibles and out-of-pocket limits paid by the Affected Employee and eligible dependents in such year prior to the Closing Date to the extent such amounts would be recognized for such purposes under the existing plans of the Company as of the date of this Agreement.

(d) Nothing contained in this Section 6.9, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or (ii) is intended to confer upon any Person (including current or former Service Providers, or dependents or beneficiaries of Service Providers) any rights as a third-party beneficiary of this Agreement.

6.10 Expenses. Except (a) as otherwise provided in Section 8.5, (b) for any filings fees associated with the notifications under the HSR Act in respect of the transactions contemplated by this Agreement and (c) for any transfer or similar Taxes (in the case of (b) and (c), which shall be borne equally by Parent and the Company), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement and the financing thereof (collectively, the “Expenses”) shall be paid by the party incurring such expense except, subject to the terms of this Agreement, for Parent’s reimbursement and obligations pursuant to Section 6.13.

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (each an “Indemnified Party”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time; provided that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws (or comparable organizational documents) of the Surviving Corporation.

(b) Parent and the Surviving Corporation shall cause the individuals serving as officers and directors of Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent or the Surviving Corporation be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company (which current amount is set forth in Section 6.11(b) of the Company Disclosure Letter) for such insurance (the “Insurance Amount”); provided, further, that if Parent or the Surviving Corporation is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent or the Surviving Corporation shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase a six (6)-year prepaid “tail policy” that provides coverage no less favorable than the coverage described above; and provided, further, that if the annual premiums for such “tail” policy exceed the Insurance Amount, then Parent may direct the Company to obtain a “tail” policy with the maximum coverage available for the Insurance Amount applied over the term of such policy. In the event that the Company purchases such a “tail” policy, the obligations of Parent and the Surviving Corporation under this Section 6.11(b) shall be deemed satisfied, provided that the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor the obligations thereunder pursuant to this Section 6.11(b).

(c) The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her respective heirs and representatives.

6.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use, and shall use their reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries, to use reasonable best efforts to provide to the Buyer Parties, at Parent’s sole expense, all cooperation reasonably requested by the Buyer Parties in connection with its arrangement of debt financing, including (i) furnishing the Buyer Parties and the providers thereof such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the Buyer Parties, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, such financing and the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company and other members of senior management and Representatives of the Company reasonably requested thereby), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing (including assisting Parent in obtaining corporate and debt facilities ratings to the extent reasonably requested by Parent), (iii) assisting the Buyer Parties and the providers of such financing in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to such financing, (iv) cooperating with the marketing efforts of the Buyer Parties and the providers of such financing for all or any portion of such financing, (v) providing and executing documents as may be reasonably requested by Parent (with reasonable prior notice), including, (A) authorization letters, confirmations and undertakings in connection with the financial information, the offering memoranda and the bank information memoranda (including with respect to presence or absence of material non-public information and the accuracy of the information contained therein), (B) documents relating to the repayment of the existing indebtedness of the Company and its Subsidiaries, if any, and the release of related liens, including customary payoff letters, if any, (C) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, (D) a certificate of the Chief Financial Officer of the Company with respect to solvency matters and (E) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing such financing as requested by the Buyer Parties or the providers of such financing, (vi) providing all relevant information with respect to the collateral and providing reasonable access to the Buyer Parties and the providers of such financing to allow them to conduct audit examinations and appraisals with respect to such collateral, (vii) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, (viii) using reasonable best efforts to satisfy the conditions precedent set forth in any documentation relating to such financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company and its Subsidiaries, (ix) using reasonable best efforts to cooperate with the due diligence investigation of the providers of such financing, to the extent customary and reasonable and not unreasonably interfering with the business of the Company, and (x) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by the Buyer Parties or the providers of financing and customary for financings similar to such financing; provided, however, that, irrespective of the above, no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time. Neither the Company nor any of its Subsidiaries shall be required to take any action pursuant to this Section 6.13(a) that would (w) subject it to actual or potential liability (including any indemnification obligation) prior to the Closing for which it would not be indemnified hereunder or a separate undertaking entered into between Parent and the Company, or (x) require it to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs), (y) waive, amend or breach any terms of this Agreement or (z) conflict with, violate or result in any breach of or default under any organizational documents of the Company or any of its Subsidiaries, any Contract or any Law. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective officers, employees, advisors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of such financing (including any action taken in accordance with this Section 6.13(a)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.13(a). The Company hereby consents to the use of their and their Subsidiaries’ logos in connection with such financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of their Subsidiaries.

(b) No later than two (2) Business Days prior to the Closing Date, the Company shall, or shall cause its Subsidiaries to, furnish to Parent customary payoff letters and lien release documentation (each a “Payoff Letter”) in form and substance reasonably satisfactory to Parent from all financial institutions and other Persons to which any Indebtedness of the Company or any of its Subsidiaries is outstanding, which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”) and (y) state that all Liens in connection therewith relating to the Company or any of the Company’s Subsidiaries (or any of their respective assets) shall be, upon the payment of the Payoff Amount on the Closing Date released by all lenders; and (ii) subject to the receipt by the Company from Parent of the required funds, at or prior to the Closing, the Indebtedness of the Company listed in such Payoff Letters shall have been repaid or redeemed and all Liens in connection therewith released.

6.14 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, is threatened in writing, against the Company or its Subsidiaries and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent and its Representatives a reasonable opportunity to review, and shall consider in good faith all reasonable comments, on any written document to be given to any third party or Governmental Authority in connection therewith. None of the Company or its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing. After receipt of the Company Requisite Vote, the Company shall (a) cooperate with Parent in connection with such Stockholder Litigation, (b) if and as requested by Parent, use its commercially reasonable efforts to address any unresolved Stockholder Litigation, so long as such actions would not require the Company to pay any amounts in connection therewith prior to the Closing, and (c) at Parent’s request, replace counsel to the Company with a counsel selected by Parent and reasonably acceptable to the Company, subject to the requirements of any existing directors’ and officers’ liability insurance policies.

6.15 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Parent Vote. Within twenty four (24) hours following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.17 Termination of Repurchase Plan. As soon as reasonably practicable after the date hereof the Company shall cause the Stock Repurchase Plan to be terminated in accordance with its terms.

6.18 Cash Management. Unless otherwise directed by Parent and to the extent permitted by the terms of the underlying instrument, the Company shall liquidate and convert into cash all cash equivalents and short term investments, notwithstanding any penalties or “break fees” caused by such conversion, effective no later than two (2) Business Days prior to the Closing Date and, in furtherance thereof, shall not invest any cash or cash equivalent or reinvest any short term investment in any security or other investment or deposit that has a maturity date that is greater than the earlier of (i) 30 days from the date of investment and (ii) the date of the Stockholders Meeting. Unless otherwise directed by Parent, and except as set forth on Section 6.18(b) of the Company Disclosure Letter, the Company shall cause all cash and cash equivalents to be in a bank account of a nationally-recognized U.S. banking institution in the name of the Company (and not any Subsidiary) as of no later than the close of business two (2) Business Days prior to the Closing Date.

ARTICLE VII

Conditions

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Company and the Buyer Parties to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law, and in any event in writing) of each of the following conditions:

(a) Stockholder Approval. This Company Requisite Vote shall have been obtained.

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) No Injunctions or Restraints; Illegality. No order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) restraining, enjoining or otherwise preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to effect the Merger are also subject to the satisfaction or waiver (to the extent permitted by applicable Law, and in any event in writing) by Parent of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.2 shall be true and correct in all respects (except where the failure to be so accurate in all respects would not be reasonably expected to result in additional cost, expense of liability to the Company, Parent, or their Affiliates, individually or in the aggregate, that is more than $300,000) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 4.1, 4.3, 4.10 and 4.18 shall be true and correct (without giving effect to any “materiality”, “Company Material Adverse Effect” or other materiality qualifiers contained therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 4.6(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any “materiality”, “Company Material Adverse Effect” or other materiality qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of clause (iv) above, where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing.

(d) Officer’s Certificate. Parent shall have received a certificate from the Company, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, stating that the conditions specified in Section 7.2(a) through 7.2(c) have been satisfied.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (in writing) by the Company of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not or would not reasonably be expected to prevent, materially delay or materially impede the ability of the Buyer Parties to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Performance of Obligations of the Buyer Parties. Each of the Buyer Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate from the Buyer Parties, dated as of the Closing Date and signed on behalf of the Buyer Parties by an executive officer of Parent, stating that the conditions specified in Section 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

Termination

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained by mutual written consent of the Company and Parent (on behalf of the Buyer Parties).

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either Parent (on behalf of the Buyer Parties) or the Company if:

(a) the Merger shall not have been consummated by October 27, 2016, whether such date is before or after the date the Company Requisite Vote is obtained (such date, the “Termination Date”);

(b) the Stockholders Meeting shall have been held and completed and the Company Requisite Vote shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof permitted hereunder; or

(c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or any of the other transactions contemplated by this Agreement shall become final and non-appealable (whether before or after the Company Requisite Vote has been obtained);

provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its representations, warranties, covenants or obligations under this Agreement in any manner that shall have been the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date; provided further, however, that, subject to limitations set forth in the last sentence of Section 6.5(a), the Termination Date shall be tolled for such period of time, if any, but in no event longer than thirty (30) days unless otherwise expressly agreed to between Parent and the Company, required to comply with an Injunction or other order of a court of competent jurisdiction that requires additional action by the parties before the transactions contemplated by this Agreement can be consummated.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company if:

(a) at any time prior to the receipt of the Company Requisite Vote (i) (x) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including Section 6.2(e)), to enter into definitive transaction documentation providing for a Superior Proposal that is not subject to due diligence (“Alternative Acquisition Agreement”) and (y) substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal, (ii) the Company immediately prior to or substantially concurrently with (and as a condition to) such termination, pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5 and (iii) the Company has not breached (and is not deemed to have breached) its obligations under Section 6.2, Section 6.3 and Section 6.4; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Buyer Parties in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the Termination Date; provided, however, that the Company is not then in material breach of this Agreement.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by written notice of Parent (on behalf of the Buyer Parties) if:

(a) (i) the Board of Directors of the Company shall fail to recommend in the Proxy Statement the approval and adoption of this Agreement or shall make a Change of Recommendation (whether or not permitted by this Agreement) or shall approve, recommend or endorse (or in the case of a tender offer or exchange offer, fail to recommend rejection of within ten (10) Business Days) an Acquisition Proposal or resolve or publicly propose to do any of the foregoing; (ii) the Company fails to publicly reaffirm the Company Recommendation upon the written request therefor by Parent by the earlier of ten (10) Business Days following a written request by Parent and two (2) Business Days prior to the Stockholders Meeting; (iii) the Company provides Parent with a notice of its intent to terminate this Agreement or effect a Change of Recommendation in accordance with Section 6.2(e) or Section 6.2(f); or (iv) the Company fails (or is deemed to have failed) to comply with its obligations under Section 6.2, Section 6.3 or Section 6.4, except if such failure to comply is unintentional and immaterial; provided, that time is of the essence with respect to the actions or omissions contemplated by Section 6.2 and failure to meet any express deadlines set forth therein shall be deemed to constitute a material breach of Section 6.2; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the Termination Date; provided, however, that the Buyer Parties are not then in material breach of this Agreement.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve the Company of any liability to pay the Termination Fee pursuant to this Section 8.5, (ii) no such termination shall relieve the Company, on the one hand, or the Buyer Parties, on the other hand, of liability for any willful breach of this Agreement prior to termination; and (iii) the agreements of the parties contained in Section 6.10, the indemnification and reimbursement provisions of Section 6.13, this Section 8.5, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement (in the case of the Confidentiality Agreement, subject to the terms thereof). For purposes of this Agreement, “willful breach” shall mean any act or failure to act by any person with the actual knowledge and intent that the taking of such act or the failure to take such act would cause a breach of this Agreement. For the avoidance of doubt, the failure of Parent or Merger Sub to cause the Merger and the Effective Time to occur and to effect the Closing as and when required under this Agreement shall be a willful breach of this Agreement.

(b) Without limiting Section 8.5(a), in the event that:

(i) (x) this Agreement is terminated pursuant to Section 8.2(a) (before obtaining the Company Requisite Vote), Section 8.2(b) or Section 8.4(b) (as a result of any willful breach), (y) any Person shall have made a bona fide Acquisition Proposal prior to such termination, and (z) within twelve (12) months after such termination the Company shall have entered into an agreement with respect to any Acquisition Proposal or consummated any Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a);

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a); or

(iv) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b) or by Parent pursuant to Section 8.4(b);

then the Company shall:

(A) in the case of clause (i) above, promptly, but in no event later than three (3) Business Days after the earlier of the date on which the Company enters into an agreement with respect to or consummates the Acquisition Proposal referred to in subclause (i)(z) above, pay Parent or its designee the Termination Fee by wire transfer of immediately available funds;

(B) in the case of clause (ii) above, promptly but in no event later than three (3) Business Days after the date of such termination, pay Parent or its designee the Termination Fee by wire transfer of immediately available funds;

(C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent or its designee the Termination Fee by wire transfer of immediately available funds; and

(D) in the case of each of clauses (i), (ii), (iii) and (iv) above, promptly but in no event later than three (3) Business Days after such termination, pay Parent or its designee the Expense Reimbursement (to the extent not previously paid) by wire transfer of immediately available funds.

(c) The Buyer Parties and the Company acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b), and, in order to obtain such payment, the Buyer Parties commence a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof, the Company shall pay to the Buyer Parties their costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(d) The parties hereto agree that payment of the Termination Fee and the Expense Reimbursement shall be Parent’s and Merger Sub’s exclusive remedy for any termination of this Agreement in accordance with

Article VIII under circumstances where the Termination Fee is payable under this Section 8.5 and is actually paid, and after such payment the Parent and Merger Sub shall have no further recourse against the Company for, or as a result of, such termination; provided, however, that the foregoing limitations on liability shall in no event limit Parent’s ability to seek recovery for damages, or limit the amount of damages that Parent may recover, in connection with a claim for a willful breach of Section 6.2, Section 6.3 or Section 6.4 occurring prior to the termination of this Agreement. For the avoidance of doubt, the remedy of specific performance (including in the form of an injunction) pursuant to Section 9.5(c) shall not be available to Parent or Merger Sub in the event this Agreement is terminated in accordance with Article VIII under circumstances where the Termination Fee is payable, and is actually paid, under this Section 8.5.

ARTICLE IX

Miscellaneous and General

9.1 Nonsurvival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance (in whole or in part) after the Effective Time. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

9.2 Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that following the adoption of this Agreement by the stockholders of the Company, there shall be no modification or amendment to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

9.3 Waiver of Conditions. The conditions to each of the Buyer Parties’ and the Company’s obligations to consummate the Merger are for the sole benefit of such party or parties and may be waived by such party or parties in whole or in part to the extent permitted by applicable Laws. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, including via faxed or electronically submitted pdf, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. Delivery of an executed counterpart signature page is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all Proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the negotiation, execution or performance hereof, shall be heard and determined exclusively in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or by overnight courier:

If to the Buyer Parties:

Accel-KKR

2500 Sand Hill Road, Suite 300

Menlo Park, CA 94025

Attention: Tom Barnds

Tel: (650) 289-2460

Fax: (650) 289-2461

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Tel: (312) 862-2000

Fax: (312) 862-2200

Attention: Jeffrey Seifman, P.C.; Shelly M. Hirschtritt, P.C.; Douglas A. Ryder, P.C.

If to the Company:

SciQuest, Inc.

3020 Carrington Mill Blvd.

Suite 100

Morrisville, NC 27560

Attention: Grant W. Collingsworth, Esq., General Counsel and Vice President of Corporate Development

Tel: (919) 659-2100

Fax: (919) 659-2199

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP

150 Fayetteville Street

Raleigh, NC 27601

Attention: Byron B. Kirkland, Esq.

Tel: (919) 821-1220

Fax: (919) 821-6800

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission from the machine from which the facsimile was sent if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. In the event that an addressee of a notice, request, instruction or other document rejects or otherwise refuses to accept a notice, request, instruction or other document delivered or sent in accordance with this Section 9.6, or if the notice, request, instruction or other document cannot be delivered because of a change in address for which no notice was given, then such notice, request, instruction or other document is deemed to have been received upon such rejection, refusal or inability to deliver to the extent a written record of such rejection, refusal or inability to deliver is maintained.

9.7 Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter and the Mutual Non-Disclosure Agreement, dated as of March 3, 2015, between the Company and Accel-KKR Company, LLC (the “Confidentiality Agreement”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. Except (i) as provided in Section 6.11, (ii) for each of the Persons who are entitled to indemnification and/or reimbursement of expenses pursuant to Section 6.13(a), (iii) for each of the Persons whose liability is limited in accordance with Section 8.5 or Section 9.10, in each case, which such Persons shall be express third party beneficiaries of, and shall be entitled to rely on and enforce, Sections 8.5(c), 9.1, 9.5(b), this Section 9.8 and Section 9.10, as applicable, the Buyer Parties and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of a party to take any action, such requirement shall be deemed to include an undertaking on the part of that party to cause such Subsidiary to take such action.

9.10 Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing (each of whom is an express third party beneficiary of this Section 9.10) shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Parent and Merger Sub may (i) assign this Agreement (in whole or in part) to one of more of its Affiliates (provided that no assignment shall relieve Merger Sub or Parent of any of its obligations under this Agreement) and (ii) collaterally assign any or all of its rights, but not its obligations under this Agreement to any of its sources of debt financing; provided, however, that such assignment will not (i) affect the obligations of the parties to the Financing Commitment or (ii) materially impede or delay the consummation of the Merger.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SCIQUEST, INC.

By:	Stephen J. Wiehe
	Name:	Stephen J. Wiehe
	Title:	President and Chief Executive Officer

AKKR GREEN PARENT, LLC

By:	Thomas C. Barnds
	Name:	Thomas C. Barnds
	Title:	President

AKKR GREEN MERGER SUB, INC.

By:	Thomas C. Barnds
	Name:	Thomas C. Barnds
	Title:	President

Signature Page to Agreement and Plan of Merger

ANNEX A

DEFINED TERMS

2004 Stock Plan	1.1
2013 Stock Plan	1.1
Acceptable Confidentiality Agreement	6.2(a)
Acquisition Proposal	1.1
Affected Employees	6.9(a)
Affiliate	1.1
Agreement	Preamble
Alternative Acquisition Agreement	8.3(a)
Applicable Date	4.5(a)
Applicable Foreign Competition Laws	1.1
Bankruptcy and Equity Exception	4.3(a)
Benefit Plans	1.1
Business Day	1.1
Buyer Parties	Preamble
Bylaws	2.5
Capitalization Date	4.2
Certificate of Merger	2.3
Change of Recommendation	6.2(d)
Charter	2.4
Chosen Courts	9.5(a)
Closing	2.2
Closing Date	2.2
Code	3.2(g)
Company	Preamble
Company Disclosure Letter	Article IV
Company ERISA Affiliate	4.8(c)
Company Intellectual Property	1.1
Company Licensed Intellectual Property	1.1
Company Material Adverse Effect	1.1
Company Option	1.1
Company Owned Intellectual Property	1.1
Company PSU	3.3(c)
Company Recommendation	4.3(b)
Company Registrations	4.14(a)
Company Reports	4.5(a)
Company Requisite Vote	4.3(a)
Company RSU	1.1
Company Source Code	1.1
Company Systems	4.14(g)
Confidentiality Agreement	9.7
Contract	1.1
Controlled Group Liability	4.8(c)
Current Employees	4.13(b)
Customer Offering	1.1
DGCL	2.1
Dissenting Shares	3.2(f)
Effective Time	2.3
Environmental Law	1.1
ERISA	1.1
ESPP	3.3(e)

Exchange Act	4.4(a)
Exchange Fund	3.2(a)
Excluded Party	1.1
Excluded Party Deadline	6.2(b)
Excluded Shares	3.1(a)
Expense Reimbursement	1.1
Expenses	6.10
FCPA	4.9(b)
Financing	5.5
Financing Commitment	5.5
Go-Shop Period	6.2(a)
Governmental Entity	4.4(a)
Hazardous Substance	1.1
HSR Act	4.4(a)
Inbound IP Licenses	1.1
Indebtedness	1.1
Indemnified Party	6.11(a)
Injunction	7.1(c)
Insurance Amount	6.11(b)
Insurance Policies	4.15
Intellectual Property	1.1
Intervening Event	1.1
IRS	4.8(b)
Knowledge	1.1
Laws	4.9(a)
Lease	4.16(a)
Leased Real Property	4.16(a)
Licenses	4.9(a)
Lien	4.2
Material Contract	4.17(a)(xviii)
Material Customer	4.20
Merger	Recitals
Merger Sub	Preamble
Nasdaq	4.4(a)
Non-U.S. Benefit Plans	1.1
No-Shop Period Start Date	6.2(b)
Open Source Software	1.1
Outbound IP Licenses	1.1
Parent	Preamble
Paying Agent	3.2(a)
Payoff Amount	6.13(b)
Payoff Letter	6.13(b)
Per Share Merger Consideration	3.1(a)
Permitted Lien	1.1
Person	1.1
Personal Information	1.1
Preferred Shares	4.2
Prior Participant	6.2(c)
Proceedings	21
Proxy Statement	6.3
PSU Agreement	3.3(c)
PSU Consideration	3.3(c)

Qualified Bidder	6.2(a)
Record Holder	3.1(b)
Release	1.1
Representatives	6.2(a)
Restricted Bidders	6.2(a)
Sarbanes-Oxley Act	4.5(a)
SEC	4.5(a)
Securities Act	1.1
Service Providers	1.1
Share	3.1(a)
Software	1.1
Stock Plans	1.1
Stock Repurchase Plan	1.1
Stockholders Meeting	6.4
Subsidiary	1.1
Superior Proposal	1.1
Surviving Corporation	2.1
Takeover Statute	4.10
Tax or Taxes	1.1
Tax Return	1.1
Termination Date	8.2(a)
Termination Fee	1.1
Trademarks	1.1
U.S. Benefit Plans	1.1
VAT	4.12(i)
Vested Company Option	3.3(a)
Vested Company RSU	3.3(b)

ANNEX B

May 30, 2016

Board of Directors

SciQuest, Inc.

3020 Carrington Mill Road, Suite 100

Morrisville, NC 27560

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that SciQuest, Inc. (the “Company’’) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) among AKKR Green Parent, LLC, a Delaware limited liability company (“Buyer”) and AKKR Green Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation, and each issued and outstanding share (such shares, other than Excluded Shares (as defined in the Merger Agreement), the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive $17.75 per Share in cash (the “Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

The Board of Directors of the Company (the “Board”) has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Shares of Company Common Stock, of the Merger Consideration to be received by such holders of Shares from the Buyer in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	discussed the Merger and related matters with the Company’s counsel and reviewed a draft copy of the Merger Agreement dated May 30, 2016;

(ii)

reviewed the audited consolidated financial statements of the Company contained in its Annual Reports on Form 10-K for the three years ended December 31, 2015 and unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and the Buyer;

787 7th Avenue, 11th Floor, New York, New York 10019

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The Board of Directors

SciQuest, Inc.

May 30, 2016

(iv)

reviewed certain non-publicly available information concerning the Company, including internal financial analyses and forecasts prepared by its management and held discussion with the Company’s senior management regarding recent developments;

(v)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(vi)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(vii)	participated in certain discussions and negotiations between representatives of the Company and the Buyer;

(viii)	reviewed the reported prices and trading activity of the equity securities of the Company;

(ix)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(x)

took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Company’s industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company, we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary

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The Board of Directors

SciQuest, Inc.

May 30, 2016

significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of the Company’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any anti-dilution or other adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

Our Opinion is limited to whether the Merger Consideration is fair to the holders of Shares of Company Common Stock, from a financial point of view, and does not address any other terms, aspects or implications of the Merger including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the

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The Board of Directors

SciQuest, Inc.

May 30, 2016

legal, tax or accounting consequences of the Merger on the Company or the holders of Company Common Stock; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether the Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration to the holders of Shares of Company Common Stock at the closing of the Merger; or (vi) the treatment of, or effect of the Merger on, the Excluded Shares, Company Options (as defined in the Merger Agreement), Company RSUs (as defined in the Merger Agreement) or Company PSUs (as defined in the Merger Agreement). Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of the Company as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of the Company should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for

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The Board of Directors

SciQuest, Inc.

May 30, 2016

our services, a substantial portion of which is contingent upon the completion of the Merger (the ”Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Stifel served as repurchase agent to the Company in connection with a share buyback announced in February 2016, and received customary compensation for its services. There are no other material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to the Buyer or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of each of the Company and affiliates of the Buyer and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent not to be unreasonably withheld, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Shares of Company Common Stock from the Buyer in the Merger pursuant to the Merger Agreement is fair to such holders of Shares, from a financial point of view.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

787 7th Avenue, 11th Floor, New York, New York 10019

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ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

IMPORTANT SPECIAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 26, 2016.

Vote by Internet
• Go to www.envisionreports.com/SQI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

SPECIAL MEETING PROXY CARD

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
+

		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of May 30, 2016, as it may be amended from time to time, by and among SciQuest, Inc., AKKR Green Parent, LLC and AKKR Green Merger Sub, Inc.	☐	☐	☐
2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.	☐	☐	☐
3.	To approve, on a non-binding advisory basis, “golden parachute” compensation (as defined in the regulations of the Securities and Exchange Commission) payable to certain of SciQuest, Inc.’s executive officers in connection with the consummation of the merger.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SciQuest, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

JULY 26, 2016

The stockholder hereby appoints Jennifer G. Kaelin and Stephen J. Wiehe, or either of them, as proxies, each with the power to appoint her/his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of SciQuest, Inc., that the stockholder is entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on July 26, 2016, at 3020 Carrington Mill Blvd., Suite 100, Morrisville, North Carolina 27560, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE BOARD’S RECOMMENDATIONS WITH REGARDS TO PROPOSALS 1, 2 AND 3 SEEKING ADOPTION OF THE MERGER AGREEMENT, APPROVAL OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND APPROVAL OF THE ADVISORY VOTE ON “GOLDEN PARACHUTE” COMPENSATION PAYABLE TO CERTAIN OF THE COMPANY’S EXECUTIVE OFFICERS IN CONNECTION WITH THE CONSUMMATION OF THE MERGER.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR BY VOTING OVER THE INTERNET OR BY TELEPHONE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.